Established in 1930, San Francisco-based Dodge & Cox provides professional investment management services to individuals, retirement funds, and tax exempt institutions through mutual funds and separate accounts.	Account Access: New Login feature coming

Three factors distinguish Dodge & Cox from other asset managers: independence, longevity and a clearly defined, consistently applied investment philosophy.	Equity Asset Growth at Dodge & Cox (dated April 4, 2006)

The philosophy that guides the management of our equity, fixed-income and balanced portfolios is built on traditional principles. We maintain a long-term focus, conduct our own research and employ a rigorous price discipline. Our decision making process takes full advantage of individual insights within a team-oriented culture.	Receive Fund literature via E-mail by changing your “Electronic Delivery Preferences” in Account Access.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

November 2006

DODGE & COX FUNDS

2006 Estimated Year-End Capital Gain Distributions

The following per share capital gain distribution estimates are based on undistributed capital gains in the Dodge & Cox Funds through October 31, 2006. These estimated distributions are subject to change depending on the number of shares outstanding on the Funds’ next planned record date of December 27, 2006.

	Stock	International Stock	Balanced	Income
Long Term Realized Capital Gains	$6.41	$0.50	$3.05	$—
Short Term Realized Capital Gains	0.25	0.16	0.08	—

11/06 D&C EST CG DIST

Download Forms (PDF)

The Dodge & Cox Stock and Balanced Funds are closed to new investors. For new account eligibility criteria, refer to the document New Account Eligibility-Dodge & Cox Stock and Balanced Funds, which can be found below.

Prospectus and Applications

Prospectus Dated May 1, 2006 as supplemented November 6, 2006

Combined Prospectus and Account Application for the Dodge & Cox Stock Fund, Dodge & Cox International Stock Fund, Dodge & Cox Balanced Fund and Dodge & Cox Income Fund. (Includes Dodge & Cox Funds' Privacy Policy and the form New Account Eligibility—Dodge & Cox Stock and Balanced Funds).

Statement of Additional Information (SAI) Dated May 1, 2006 as supplemented November 6, 2006

The SAI provides more detailed information about the Funds and is incorporated by reference into (and thus is legally a part of) the Prospectus.

Regular Account Application

Account Application for the Dodge & Cox Stock Fund, Dodge & Cox International Stock Fund, Dodge & Cox Balanced Fund and Dodge & Cox Income Fund.

IRA Plan

IRA Plan includes traditional and Roth IRA Plan, an IRA Account Application/Adoption Agreement and a Transfer of Assets Form. (Also includes Dodge & Cox Funds' and State Street Bank & Trust Company's Privacy Policies and the form New Account Eligibility—Dodge & Cox Stock and Balanced Funds).

IRA Account Application/Adoption Agreement Download the IRA Application to open a Traditional, ROTH or SEP IRA.

Shareholder Services Forms

New Account Eligibility Form-Dodge & Cox Stock and Balanced Funds

The Dodge & Cox Stock and Balanced Funds are closed to new investors. Download this form to demonstrate your eligibility to establish a new Dodge & Cox Stock or Balanced Fund account. This form should be mailed along with your completed Account Application (or Adoption Agreement for an IRA).

Account Options Form

Download this form to add options to your existing Dodge & Cox Funds account. Services you may add are: Automatic Investment Plan; Systematic Withdrawal Plan; and Investment, Redemption and Exchange by Telephone options.

Change of Registration Form

Download this form to:

•	Change an individual account to a joint tenant account

•	Change a joint tenant account to an individual account

•	Change a individual or joint tenant account to a trust account

•	Change an UGMA/UTMA account to an individual account (minor reaches age of majority)

•	Change custodian of UGMA/UTMA account

•	Change name of account owner

•	Change registration to reflect Power of Attorney

Gift or Transfer of Shares Form

Download this form to make a gift or transfer Dodge & Cox Funds shares to an individual or non-profit organization.

Indemnification and Corporate/Organization Resolution Form

Download this form to certify the list of individuals authorized to act on behalf of a corporation, organization or partnership for accounts in the Dodge & Cox Funds.

Transfer on Death Beneficiary Designation Form

Download this form to designate a beneficiary(ies) (or change a previously made designation) for your individual or joint tenant (with rights of survivorship) account in the Dodge & Cox Funds. A transfer on death (TOD) registration, in the event of your death, allows your account to be distributed directly to the beneficiaries you designate, outside of probate and without the need for a trust. The Terms and Conditions for Transfer on Death Beneficiary Designation is also included.

Account Linking Form

Download this form to link related accounts together. After linking your accounts, you will receive one quarterly statement for all of your accounts. It will also be easier for you to view all of your account information in the Account Access portion of our web site.

Individual Retirement Account-Specific Forms

IRA Account Options Form

Download this form to add options to your existing Dodge & Cox Funds IRA account. Services you may add are: Automatic Investment Plan and Investment, Redemption and Exchange by Telephone options.

IRA Beneficiary Designation Form

Download this form to designate a beneficiary or change the beneficiary designation on your existing Dodge & Cox Funds IRA.

IRA Distribution Request Form

Download this form to make one or more distributions from your existing Dodge & Cox Funds traditional or Roth IRA.

IRA Recharacterization Form

Download this form to recharacterize all or part of an IRA conversion or contribution that you made to a Dodge & Cox Funds IRA.

IRA Transfer of Assets Form

Download this form to transfer assets from a non-Dodge & Cox Funds traditional or Roth IRA to an existing Dodge & Cox Funds traditional or Roth IRA. (You cannot use this form to convert assets from your Dodge & Cox Funds traditional IRA to a Roth IRA.)

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds' prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds' Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

Account Options Form

INSTRUCTIONS

Use this form to establish any of the options listed below in your Dodge & Cox Funds account(s). Do not use this form for an IRA. If you would like to establish any of these options in your IRA, visit the Funds’ website or contact Dodge & Cox Funds and request an IRA Account Options Form.

Mailing Address

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL: Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

PART 1: Shareholder Information

Account Registration Social Security/Taxpayer Identification Number Account Registration Street Address or P.O. Box City State Zip Code( ) ( )Daytime Telephone Evening Telephone

PART 2: Account Numbers

Dodge & Cox Fund Fund name Account number Dodge & Cox Fund Fund name Account number

PART 3: Automatic Investment Plan (AIP)

Establish regular investments in your account(s) through deductions from your bank account. Frequency: Monthly Quarterly Semi-annually Annually Fund Name Amount ($100 minimum) Start Date Day(s) of Month Fund Name Amount ($100 minimum) Start Date Day(s) of Month Check here if the account(s) listed above have a previously established AIP which you would like changed. (If you have a previously established AIP and do not check this box, the previously established AIP will remain in effect). Complete Part 8, Bank Information. A signature guarantee is not required. An AIP normally becomes active 15 days after this form is processed. If you are establishing an AIP and no start date is provided, the AIP will begin as soon as the option is established in accordance with the instructions provided. If no day or frequency is selected, investments will be made on or about the 5th business day of every month.

PART 4: Systematic Withdrawal Plan (SWP)

Establish regular redemptions from your account. A $10,000 minimum account balance is required. Frequency: Monthly Quarterly Semi-annually Annually Fund Name Amount ($50 minimum) Start Date Day(s) of Month Fund Name Amount ($50 minimum) Start Date Day(s) of Month Check here if the account(s) listed above have a previously established SWP which you would like changed. (If you have a previously established SWP and do not check this box, the previously established SWP will remain in effect). Specify payment method: Automatic deposit to my bank account. Complete Part 8, Bank Information. (If this bank information is new to this account, a medallion signature guarantee is required.) Send check to my address of record. A SWP normally becomes active 15 days after this form is processed. If you are establishing a SWP and no start date is provided, the SWP will begin as soon as the option is established in accordance with the instructions provided. If no day or frequency is selected, redemptions will be made on or about the 5th business day of every month.

- over -

Account Options Form (continued)

Part 5: Distribution Options

If you would like to change the distribution options on the account(s) listed in Part 2, please check the appropriate boxes. Income Dividends: Reinvest Cash Capital Gains: Reinvest Cash If any distributions are to be paid in cash, specify payment method below: Deposit to my bank account. Complete Part 8, Bank Information. (If this bank information is new to this account, a medallion signature guarantee is required.) Send check to my address of record.

PART 6: Telephone Redemption/ Exchange Options

Check the box below to indicate the feature(s) you would like added to your account(s). Telephone Redemption* Telephone Exchange *If you have previously declined or removed the Telephone Redemption option from your account and now want to add it, a medallion signature guarantee is required.

PART 7: Investment/ Redemption Options

Establish the ability to: a. Make investments by telephone by initiating an electronic funds transfer from your bank account b. Wire redemption proceeds to your bank account c. Have redemption proceeds electronically deposited in your bank account Complete Part 8, Bank Information. A medallion signature guarantee is required for options 7b and 7c. Options 7a and 7c normally become active 15 days after this form is processed.

PART 8: Bank Information

If you have completed Parts 3 or 7 or have completed Parts 4 or 5 and wish to have proceeds automatically deposited to your account, you must attach a voided check or preprinted deposit slip. NOTE: Your bank must be a member of the Automated Clearing House (ACH) to use any options that require the completion of this part. Please call your bank if you are unsure. Bank Account Type: Checking Account Savings Account Check here if this bank information replaces existing bank information already on your account. A medallion signature guarantee is required.

Attach a voided check or preprinted deposit slip here

PART 9: Signature

I have received and read the Prospectus for the Dodge & Cox Funds. I understand and agree to be bound by its terms. I am of legal age in my state of residence and have full authority to establish and use any related privileges. The Funds, Dodge & Cox, Boston Financial Data Services, Inc., State Street Bank and Trust Company, any affiliate and/or any of their directors, trustees, employees and agents will not be held liable for any claims, losses or expenses (including legal fees) for acting on any instructions or inquiries believed to be genuine, provided that reasonable security procedures have been followed. If an account has multiple owners, the Funds may rely on the telephone instructions of any one account owner. By selecting the ACH options in Part 3, 4, 5 or 7, I hereby authorize the Fund to initiate credits and/or debits to my account at the bank indicated in Part 8 and for the bank to credit or debit the same to such account through the ACH system.

Signature of Owner Date Signature of Joint Owner, if any Date

Medallion Signature Guarantee*

* A medallion signature guarantee may be obtained from a domestic bank or trust company, broker, dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program recognized by the Securities Transfer Association. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide signature guarantees.

11/06 D&C OPT WEB

Instructions for Changing Your Account Registration

This guide is designed to help you understand what is needed to change the registration of your existing Dodge & Cox Funds account. In most cases, you will need to have your signature(s) guaranteed to process the registration change. In some situations, we will need additional documentation to make the change. This guide reviews various scenarios and details associated with each situation. If any certificates are outstanding on the account being changed, you must attach all certificates. If you have any questions, please call Client Services at 1-800-621-3979 for assistance.

Name Change Complete Change of Registration Form. Current account owner(s) must have signature(s) guaranteed in Part 3. The account owner whose name has changed must provide new signature in Part 4.

From an Individual Account to a Joint Tenant Account Complete Change of Registration Form. Current account owner must have signature guaranteed in Part 3. New account owner must provide signature in Part 4. This change cannot be made for an IRA account.

From a Joint Tenant Account to an Individual Account because of: Death of an Account Owner Complete Change of Registration Form. Surviving account owner(s) must provide signature(s) in Part 3. Signature guarantees are not required. Provide a certified death certificate. If required by your state of residence’s law, provide a state inheritance tax waiver.

Divorce Complete Change of Registration Form. Account owners must have signatures guaranteed in Part 3, OR provide a certified court order which details the allocation of assets. All Other Situations Complete Change of Registration Form. Account owner(s) must have signature(s) guaranteed in Part 3.

Individual or Joint Tenant Account to a Trust where: Current Account Owner(s) are the Sole Trustee(s) of the Trust Complete Change of Registration Form. Account owner(s) must provide signature(s) in Part 3. Signature guarantees are not required. This change cannot be made for an IRA account.

All Other Situations Complete Change of Registration Form. Current account owner(s) must have signature(s) guaranteed in Part 3. This change cannot be made for an IRA account.

Reflect Power of Attorney Complete Change of Registration Form. Submit a certified Power of Attorney document. Current account owner(s) or account owners’ agent must have signature(s) guaranteed in Part 3. UGMA/UTMA Account to an Individual Account Due to Minor Reaching Age of Majority Complete Change of Registration Form. Enclose a copy of the former minor’s birth certificate. Custodian of account must provide signature in Part 3. If copy of birth certificate is not enclosed, then the custodian must have signature guaranteed in Part 3. Former minor must provide signature in Part 5. UGMA/UTMA Change of Custodian Complete Change of Registration Form. Current custodian must have signature guaranteed in Part 3. New custodian must provide signature in Part 4.

Change of Registration Form

INSTRUCTIONS

Use this form to change the registration of your Dodge & Cox Funds account. Examples why you would use this form are to:

Change an individual account to a joint tenant account Change a joint tenant account to an individual account Change an individual or joint tenant account to a trust account Change name of account owner

Change an UGMA/UTMA account to an individual account (minor reaches age of majority) Change custodian of UGMA/UTMA account Change registration to reflect Power of Attorney

If any shares are held in certificate form, attach the certificate(s) to this form. If, as a result of this change of registration, you would like to update the banking instructions associated with your account, attach a voided check or deposit slip to this form.

Mailing Address

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL: Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

PART 1: Current Account Information

Account Registration Fund Number/Account Number Account Registration Social Security/Taxpayer Identification Number Complete if you would like to change the address or telephone numbers of the above account. Street Address or P.O. Box City State Zip Code ( ) ( ) Daytime Telephone Number Evening Telephone Number

PART 2: Change of Registration Options

A. Account Owner Name Change New Name of Account Owner Social Security Number Date of Birth

The account owner must have his/her former signature guaranteed in Part 3. The account owner must also provide his/her new signature in Part 4.

B. Change from Individual Account to Joint Tenant Account* Name of Individual to Add to Account Social Security Number Date of Birth Current account owner must have signature guaranteed in Part 3. New account owner must provide signature in Part 4. This change cannot be made for an IRA. *All joint registrations will be registered as Joint Tenants with right of survivorship unless otherwise specified.

C. Change from Joint Tenant Account to Individual Account Name of Individual to Remove from Account Social Security Number to Remove from Account Name of Individual Remaining on Account Social Security Number of Remaining Owner of the Account If this change is being made because one of the account owners is deceased, the living account owner(s) must provide a certified copy of the death certificate. If required by your state of residence’s law, you must also submit an inheritance tax waiver. If this change is being made for reasons other than the death of one of the owners, all account owners must have their signatures guaranteed in Part 3. If the remaining account owner wants to change his/ her name on the account registration, complete Part 2A.

- 1 of 3 -

Change of Registration Form (continued)

PART 2 (continued): Change of Registration Options

D. Change from Individual or Joint Tenant Account to a Trust Account Name of Trust Social Security/ Taxpayer Identification Number Name of Trustee(s) Date of Trust Agreement Name of Trustee(s) Date of Trust Agreement

The current account owner(s) must sign in Part 3. If the current owner(s) are the sole trustee(s) of the trust and the Social Security Number/Taxpayer Identification Number is not changing, then the current account owner(s) signatures do not have to be signature guaranteed. Otherwise, all current owners’ signatures must be signature guaranteed. A copy of the first and signature pages(s) of the Trust Agreement must be attached. This change cannot be made for an IRA.

E. Change Registration to Reflect Power of Attorney Submit a certified copy of the Power of Attorney document. Either the account owner or the account owner’s agent’s signatures must be guaranteed.

F. Change from UGMA/UTMA Account to Individual Account (Minor has reached age of majority) If a copy of the minor’s birth certificate is enclosed, the custodian must sign in Part 3, but a signature guarantee is notmrequired. If a copy of the birth certificate is not enclosed, the custodian’s signature must have a signature guarantee. The former minor must provide his or her signature in Part 5, and the Social Security Number provided in Part 1 must be that of the former minor. Please note that any banking instructions previously established for this account will be deleted.

G. Change of UGMA/UTMA Account Custodian Current custodian must have signature guaranteed in Part 3. New custodian must provide signature in Part 4. If necessary, complete Part 1 to update account address.

Name of New Custodian Social Security Number Date of Birth Street Address City State Zip Code ( ) ( ) Daytime Telephone Number Evening Telephone Number

PART 3: Current Account Owners Signature and Signature Guarantee

All current account owners must sign exactly as names appear on the current account registration. Signatures must be medallion guaranteed*, except for the situations described below.

Signature Date Print Name Signature Date Print Name

Medallion Signature Guarantee

* A medallion signature guarantee may be obtained from a domestic bank or trust company, broker, dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program recognized by the Securities Transfer Association. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide signature guarantees.

- 2 of 3 -

Change of Registration Form (continued)

PART 3 (continued):

Exceptions to Signature Guarantee Requirement:

The account is changing from an UGMA/UTMA account to an individual account because the minor has reached the age of majority, and a copy of the minor’s birth certificate is included. The account is changing from an individual or joint tenant account to a trust account; the current account owner(s) are the sole trustee(s) of the new account; and the social security number has not changed. The account is changing from a joint tenant to an individual account due to the death of an account owner. A certified copy of death certificate is included.

PART 4: Other Required Signatures

If Part 2B was selected, the new joint tenant must sign below. If Part 2A was selected, the account owner must provide new signature below. If Part 2G was selected, the new custodian must sign below.

Signature Date

PART 5: Signature and Certification of Former Minor

If Part 2F was selected, the former minor must sign below. I, the former minor on the account listed in Part 1, have received and read the Prospectus for the Dodge & Cox Funds (the Funds) and believe the investment is suitable for me. I understand the investment objectives and policies of the Funds and agree to be bound by the terms of the Prospectus. I am of legal age in my state of residence and have full authority to own shares of the Dodge & Cox Fund noted and to establish and use any related privileges. The Funds, Dodge & Cox, Boston Financial Data Services, Inc., State Street Bank and Trust Company, any affiliate and/or any of their directors, trustees, employees and agents will not be held liable for any claims, losses or expenses (including legal fees) for acting on any instructions or inquiries believed to be genuine, provided that reasonable security procedures have been followed. If an account has multiple owners, the Funds may rely on the telephone instructions of any one account owner. If I have attached a voided check or deposit slip to this form, I hereby authorize the Funds to initiate credits and debits to my bank account and for the bank to credit or debit the same to such account through the Automated Clearing House (ACH) system. If I am a U.S. citizen or resident alien, I certify under penalties of perjury that: (1) the Social Security or Taxpayer Identification number provided above is correct; and (2) I am not subject to IRS backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the IRS that I am subject to backup withholding; or (c) I have been notified by the IRS that I am no longer subject to backup withholding. NOTE: Cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding. If I am a non-resident alien, I certify under penalties of perjury that I am not a U.S. citizen or resident alien, and that I am an “exempt foreign person” as defined under IRS regulations.

Signature of Former Minor Date

- 3 of 3 -

Instructions for Making a Gift or Transfer of Shares

If any certificates are outstanding on the account being changed or transferred, you must attach all certificates.

If you have any questions, please call Client Services at 1-800-621-3979 for assistance.

If you are making a gift or transfer of shares to an existing Dodge & Cox Funds account:

Account owner(s) must complete Parts 1-3 of the Gift or Transfer of Shares Form.

Account owner(s) must have signature(s) guaranteed in Part 3.

If you are making a gift or transfer of shares to a new Dodge & Cox Funds account:

Account owner must complete Parts 1-3 of the Gift or Transfer of Shares Form.

Account owner(s) must have signature(s) guaranteed in Part 3.

Recipient of shares must complete Parts 4-14 of the Gift or Transfer of Shares Form.

If account owner is deceased and the shares are being transferred to a new Dodge & Cox Funds account:

The account owner’s executor or appointed representative must complete Parts 1-3 of the Gift or Transfer of Shares Form.

The account owner’s executor or appointed representative must have his or her signature guaranteed in Part 3.

New Account owner must complete Parts 4-14 of the Gift or Transfer of Shares Form.

Submit a certified copy of the appointment of the executor, personal representative, or administrator. This document must be received within 60 days of its certification by the Court.

If required by deceased account owner’s state of residence’s law, provide a state inheritance tax waiver.

Gift or Transfer of Shares Form

INSTRUCTIONS

Use this form to make a gift or transfer Dodge & Cox Funds shares to an individual or non-profit organization.

If any shares are held in certificate form, attach the certificate(s) to this form. Do not use this form for IRA accounts.

Mailing Address

REGULAR MAIL:            EXPRESS, CERTIFIED OR REGISTERED MAIL:

Dodge & Cox Funds c/o Boston Financial Data Services            Dodge & Cox Funds c/o Boston Financial Data Services

P.O. Box 8422            30 Dan Road

Boston, MA 02266-8422            Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

PART 1: Current Account Information

Account Registration            Fund Number/Account Number

Account Registration            Social Security/Taxpayer Identification Number

Street Address or P.O. Box            City            State            Zip Code

( )    Daytime Telephone

( )    Evening Telephone

PART 2: Transfer Instructions

Transfer the amount indicated below: (check one box only)

Transfer percentage of account: % if total account, enter 100%

Transfer dollars:            $

Transfer shares:            Shares

Transfer to: (check one box only)

New Account. Donor must complete Part 3. Recipient must complete Parts 4-14. (If new owner will hold shares as indicated in Part 7, the transfer must meet Fund’s minimum $2,500 investment)

Existing Account. (Shares must be transferred within same Fund.) Donor must complete Part 3. Recipient is not required to complete any parts of this form.

Name of Individual or Non-Profit Organization            Fund Number            Account Number

PART 3: Current Account Owners Signature and Signature Guarantee (required)

Signature            Date            Medallion Signature Guarantee*

Print Name

Signature            Date

Print Name

* A medallion signature guarantee may be obtained from a domestic bank or trust company, broker, dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program recognized by the Securities Transfer Association. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide signature guarantees.

1

Gift or Transfer of Shares Form (continued)

PART 4: New Account Registration

If “New Account” was selected in Part 2, the remainder of this form must be completed by the recipient of the transferred shares.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

USA Patriot Act Notice

To open your account we require your name, address, date of birth, and other information that will allow us to identify you.

Parts 4, 5 (if required), 6 and 14 must be completed and will be verified as required by the USA Patriot Act.

A. Individual or Joint Tenant*

Name Social Security            Number Date of Birth

Name Social Security            Number Date of Birth

* All joint registrations will be registered as “Joint Tenants” (with right of survivorship) unless otherwise specified.

Citizenship:    U.S. Citizen    Resident Alien    Nonresident Alien**:

Country of Citizenship

** Non resident aliens must include a copy of a government-issued photo ID with this application.

OR

B.

Gift/Transfer to a Minor (UGMA/ UTMA)

Custodian’s name (only one permitted)        Custodian’s Social Security Number        Custodian’s Date of Birth

Minor’s name (only one permitted)        Minor’s Social Security Number*        Minor’s Date of Birth

under the        Uniform Gifts/Transfers to Minors Act

State of minor’s, donor’s or custodian’s residence

Citizenship of Minor:        U.S. Citizen        Resident Alien        Nonresident Alien**:

Country of Citizenship

* If applied for, include copy of application for Social Social Number

** Non resident aliens must include a copy of a government-issued ID with this application.

OR

C. Trust, Corporation or Other Entity

Name of Trust, Corporation or other entity Taxpayer Identification Number Date of Trust Agreement

Check the box next to the description that describes the entity establishing the account(s):

1. Financial Institution governed by a federal regulator. (account is for own behalf or for benefit of its client)

2. Bank governed by a state bank regulator. (account is for own behalf or for benefit of its client)

3. Corporation. A copy of the certified articles of incorporation and business license of the Corporation must be attached unless the following exemption applies:             Publicly traded company. Provide ticker symbol:

4. Retirement plan governed by ERISA.

5. Trust. A copy of the first and signature page(s) of the Trust Agreement must be attached.

6. Partnership. A copy of the first and signature page(s) of the partnership agreement must be attached.

7. Governmental Agency or Instrumentality.

8. Other.                    Call 800-621-3979 to see if additional information is required to open account.

PART 5:Authorized Individuals/ Trustees/ Partners

If you are establishing an account under Part 4C above and box 3 (Corporation) is checked and the Corporation is a non-publicly traded Company or box 8 (Other) is checked, information on the individuals authorized to effect transactions must be provided below; if box 5 (Trust) is checked, information on trustees must be provided; if box 6 (Partnership) is checked, information on the Partners must be provided:

Authorized Individual/Trustee/Partner        Social Security        Number Date of Birth

Authorized Individual/Trustee/Partner        Social Security        Number Date of Birth

If there are more than two Authorized Individuals/Trustees/Partners, attach a separate list with full names, social security numbers and dates of birth.

Gift or Transfer of Shares Form (continued)

PART 6: Address

Shares of the Dodge and Cox Funds are registered for sale to U.S. residents only. You must provide your valid U.S. address when opening an account.

(U.S., U.S. Territory or A.P.O. addresses only)

Attn:                    (For trusts, corporations or other entities)(optional)

Mailing Address*

City        State        Zip Code

To ensure timely processing of your account, please provide your telephone numbers Daytime Telephone Evening Telephone

If mailing address above is a post office, a street address is also required by the USA Patriot Act:

Street Address (if different than Mailing Address above)*

City        State        Zip Code

* If Joint Tenants in Part 4 have different street addresses, provide the joint tenant’s name and street address on a separate sheet and attach to this application.

PART 7: Disposition of Transferred Shares

Hold all shares in New Account.

Redeem shares as indicated below and send check to address in Part 6. If you would like the check to be sent to an address other than the address listed in Part 6, attach a letter of instruction.

(check one box only)

Redeem percentage of account:        % if total account*, enter 100%

Redeem dollars:        $

Redeem shares:        Shares*

If redeeming entire account, do not complete Parts 8-13, and sign where noted in Part 14.

Exchange shares to Dodge & Cox        Fund.

(check one box only)

Exchange percentage of account:            % if total account, enter 100%

Exchange dollars:            $

Exchange shares: Shares

PART 8: Distribution Options

Please indicate if you would like distributions reinvested or paid in cash. If no boxes are checked, all dividends and capital gains will be reinvested.

Income Dividends:    Reinvest    Cash    Capital Gains:    Reinvest    Cash

If any distributions are to be paid in cash, specify payment method:

Deposit to bank account (complete Part 13, Bank Information)        Send check to mailing address in Part 6

PART 9: Telephone Redemption/ Exchange Options (optional)

Establish Telephone Redemption and/or Exchange Options. These features are automatically established unless you check the box(es) below:

I DO NOT WANT:        Telephone Redemption    Telephone Exchange

NOTE: If you decide to add the Telephone Redemption option at a later date, you will need to obtain a signature guarantee.

PART 10: Investment/ Redemption Options (optional)

Establish the ability to:

Make investments by telephone by initiating an electronic funds transfer from your bank account*

Wire redemption proceeds to your bank account

Have redemption proceeds electronically deposited in your bank account*

Please complete Part 13, Bank Information to establish these options. If you decide to add redemption options at a later date, you will need to obtain a signature guarantee.

* These options normally become active 15 days after this form is processed.

3

Gift or Transfer of Shares Form (continued)

PART 11: Automatic Investment Plan (AIP) (optional)

Establish regular investments in your account through deductions from your bank account.

Dollar Amount ($100 minimum): $        Start Date (Month/Year):         Day(s) of Month:

Frequency:    Monthly    Quarterly    Semi-annually    Annually

Please complete Part 13, Bank Information to establish this option.

An AIP normally becomes active 15 days after this form is processed. If no day or frequency is chosen, investments will be made on or about the 5th business day of every month. If no start date is provided, the AIP will begin as soon as the option is established in accordance with the instructions provided.

PART 12: Systematic Withdrawal Plan (SWP) (optional)

Establish regular redemptions from your account. A $10,000 minimum account balance is required.

Dollar Amount ($50 minimum): $        Start Date (Month/Year):        Day(s) of Month:

Frequency:    Monthly    Quarterly    Semi-annually    Annually

Specify payment method:

Automatic deposit to your bank account (complete Part 13, Bank Information)

Send check to mailing address in Part 6

A SWP normally becomes active 15 days after this form is processed. If no day or frequency is chosen, redemptions will be made on or about the 5th business day of every month. If no start date is provided, the SWP will begin as soon as the option is established in accordance with the instructions provided.

PART 13: Bank Information (if applicable)

For the automated banking privileges described in Parts 8, 10, 11 and 12, attach a voided check (for a checking account) or preprinted deposit slip (for a savings account).

NOTE: Your bank must be a member of the Automated Clearing House (ACH) system to use any options that require the completion of this section. Please call your bank if you are unsure.

Institutional accounts requesting wire redemptions or ACH transactions must complete this part.

Bank Name        Account Number

Name on Account        ABA Number

PART 14: Signature and Certification

I have received and read the current Prospectus for the Dodge & Cox Funds (Funds) (available at www.dodgeandcox.com) and believe the investment is suitable for me. I understand the investment objectives and policies of the Funds and agree to be bound by the terms of the Prospectus. I have full authority and legal capacity to accept shares of the Dodge & Cox Fund noted in Part 1 and 2 and have full authority to establish and use any related privileges. I authorize the Funds to initiate the transaction(s) that may be listed in Part 7.

The Funds, Dodge & Cox, Boston Financial Data Services, Inc., State Street Bank and Trust Company, any affiliate and/or any of their directors, trustees, employees and agents will not be held liable for any claims, losses or expenses (including legal fees) for acting on any instructions or inquiries believed to be genuine, provided that reasonable security procedures have been followed. If an account has multiple owners, the Funds may rely on the telephone instructions of any one account owner. I consent to the recording of any telephone conversation(s) when I call the Funds regarding my account(s). I will review all statements upon receipt, and will notify the Funds immediately if there is a discrepancy.

By selecting the options in Parts 8, 10, 11, or 12, I hereby authorize the Funds to initiate credits and debits to my account at the bank indicated in Part 13 and for the bank to credit or debit the same to such account through the ACH system.

If I am a U.S. citizen or resident alien, I certify under penalties of perjury that: (1) the Social Security or Taxpayer Identification number provided above is correct; and (2) I am not subject to IRS backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the IRS that I am subject to backup withholding; or (c) I have been notified by the IRS that I am no longer subject to backup withholding.

NOTE: Cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding.

If I am a non-resident alien, I certify under penalties of perjury that I am not a U.S. citizen or resident alien and that I am an “exempt foreign person” as defined under IRS regulations.

Signature*    Date

Signature of Joint Owner, if any    Date

* If shares are to be registered in (1) joint names, both persons should sign, (2) a custodian’s name (for a minor), the custodian should sign, (3) a trust, the trustee(s) should sign, or (4) a corporation or other entity, an officer should sign and print name and title on space provided below.

Print name and title of officer signing for a corporate or other entity.

11/06 D&C GIFT WEB

4

State Street Bank and Trust Company and Boston Financial Data Services, Inc.

Indemnification Agreement for Power of Attorney Registration

INSTRUCTIONS

To change the registration of your Dodge & Cox Funds account to reflect Power of Attorney you must complete this form and a Change of Registration Form.

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL: Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

PART 1: Shareholder Information

Shareholder’s Name Fund Number Account Number Name of Fund or Trust

PART 2:

I of the state of do hereby make, constitute and appoint and whose specimen signature is and whose address is my true and lawful attorney or agent (“Agent”) for me and in my name, place and stead: (1) to transmit to the transfer agent Boston Financial Data Services, Inc. (“Boston Financial”) either orally or in writing in accordance with procedures established by Boston Financial from time to time, instructions for the purchase, sale, exchange or transfer of shares with respect to any account(s) I may hold with the above named mutual fund(s); (2) to make, draw, sign, endorse, negotiate, cash, deliver and make a stop payment of checks drawn on any of my accounts with said mutual funds; and (3) to enter into all other lawful transactions with respect to any of my said mutual fund account(s). I hereby agree to indemnify and hold Boston Financial and State Street Bank and Trust Company (“State Street”) and the above named mutual fund(s) harmless from acting upon instructions, either oral or in writing, believed to have originated from said Agent and from any and all acts of said Agent with respect to the shares held in my account(s) with any of these mutual funds. This authorization and indemnity is a continuing one and shall remain in full force and effect and shall be binding upon the undersigned’s heirs, executors, successors, beneficiaries, or assigns until revoked by the undersigned by a written notice addressed to Boston Financial and delivered to its main office. Such revocation shall not effect any liability in any way resulting from transactions initiated prior to Boston Financial’s acting on such revocation within a reasonable amount of time. In case of the death, disability or incompetence of the undersigned, this authorization shall continue and State Street, Boston Financial and the above named mutual funds(s) shall not be responsible for any action taken on the basis of this authorization until Boston Financial has received written notice thereof addressed to Boston Financial and delivered to its main office. The undersigned has read the foregoing in its entirety before signing. IN WITNESS WHEREOF, I have hereunto set my hand and seal the day of , 20 Signature of Shareholder/Grantor of Power Social Security Number State of County of On this day of , 20 before me personally appeared, to me personally known to be the individual described in and who executed the foregoing instrument, and acknowledged that he/she executed the same. Notary Public My Commission Expires

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State Street Bank and Trust Company and Boston Financial Data Services, Inc.

Indemnification Agreement for Power of Attorney Registration (continued)

PART 3: USA Patriot Act

To help the government fight the funding of terrorism and money-laundering activities, Federal Law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account or is granted authority to act on an account. What this means: As you are being named Attorney-in-fact to act on the above referenced account(s), we must ask for your name, address, date of birth, and other information that will allow us to identify you. This information will be verified to ensure your identity as required by USA Patriot Act. The following items below must be completed.

Name of Attorney-in-Fact Social Security Number Date of Birth Street Address City State of County of I being duly sworn, deposed and say: that as principal, who resides at did, on this day of , 20 appoint me his/her and lawful attorney by the foregoing instrument hereby made a part hereof. I further certify, under penalty of perjury, that the personal information I have provided above is true and accurate.

Signature of Attorney-in-fact Sworn to before me this day of , 20 Notary Public My Commission Expires

PART 4: Signature Guarantee

All current account owners must sign exactly as names appear on the current account registration. Signatures must be guaranteed*.

Signature of Shareholder Date Medallion Signature Guarantee* Print Name Signature of Attorney-in-Fact Date Print Name

* A medallion signature guarantee may be obtained from a domestic bank or trust company, broker, dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program recognized by the Securities Transfer Association. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide signature guarantees.

11/06 POA WEB

Transfer on Death Beneficiary Designation Form

INSTRUCTIONS

Use this form to designate a beneficiary(ies) (or change a previously made designation) for your individual or joint tenant (with rights of survivorship) account in the Dodge & Cox Funds. This designation is subject to the terms and conditions listed in the document Terms and Conditions for Transfer on Death Beneficiary Designation. Do not use this form for IRA accounts.

Mailing Address

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL: Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

PART 1: Account Information

Account Registration Fund Number/Account Number* Account Registration Social Security Number Street Address or P.O. Box City State Zip Code( ) ( ) Daytime Telephone Evening Telephone* If this form is being sent with an account application for a new account, write “new account”.

PART 2: Designation Beneficiary(ies) Primary Beneficiary(ies)

If you wish to name more than four primary or alternate beneficiaries, please list all the requested information on a separate sheet and attach it to this form. At the death of the account holder or, in the case of joint tenants, at the death of the last surviving account holder, all of the assets in the account specified in Part 1 shall be transferred to the following beneficiary(ies) who survive the last surviving account holder. Assets will be transferred in the proportions specified below (or in equal proportions if no proportions are specified). If any primary beneficiary predeceases the account holder(s), his or her share is to be divided among the primary beneficiary(ies) who survive the last surviving account holder in the relative proportions assigned to each surviving primary beneficiary.

1. % Name Name of Custodian, if Beneficiary is a minor Relationship Social Security Number Date of Birth 2. % Name Name of Custodian, if Beneficiary is a minor Relationship Social Security Number Date of Birth 3. % Name Name of Custodian, if Beneficiary is a minor Relationship Social Security Number Date of Birth 4. % Name Name of Custodian, if Beneficiary is a minor 100% Relationship Social Security Number Date of Birth

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Transfer on Death Beneficiary Designation Form (continued)

PART 2 (continued): Alternate Beneficiaries

At the death of the account holder or, in the case of joint tenants, at the death of the last surviving account holder, if none of the primary beneficiaries are living, all of the assets in the account specified in Part 1 shall be transferred to the following beneficiary(ies) who survive the last surviving account holder. Assets will be transferred in the proportions specified below (or in equal proportions if no proportions are specified). If any alternate beneficiary predeceases the account holder(s), his or her share is to be divided among the alternate beneficiary(ies) who survive the last surviving account holder in the relative proportions assigned to each surviving alternate beneficiary.

1. % Name Name of Custodian, if Beneficiary is a minor Relationship Social Security Number Date of Birth 2. % Name Name of Custodian, if Beneficiary is a minor Relationship Social Security Number Date of Birth 3. % Name Name of Custodian, if Beneficiary is a minor Relationship Social Security Number Date of Birth 4. % Name Name of Custodian, if Beneficiary is a minor 100% Relationship Social Security Number Date of Birth

PART 3: Spousal Consent (if applicable)

If you are married and reside in a community or marital property state (e.g. Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin), you may need to obtain your spouse’s consent if you have not designated your spouse as primary beneficiary for at least half of your Account. I am the spouse of the above-named account owner. I hereby consent to the beneficiary designation(s) indicated above. I assume full responsibility for any adverse consequence that may result.

Signature of Owner’s Spouse Date Signature of Joint Owner’s Spouse Date

PART 4. Signature(s) and Signature Guarantee

Each of the undersigned instructs Boston Financial Data Services, Inc. (BFDS), the Dodge & Cox Funds’ (Funds) transfer agent, to register the above-referenced account (Account) in Transfer on Death (TOD) form and directs BFDS, upon the death of the last surviving owner, to transfer the Account, including unpaid distributions, to the beneficiaries designated above in accordance with this instruction and the Terms and Conditions for Transfer on Death Beneficiary Designation (Terms), as amended from time to time, and certifies that they have the full right, power, authority and legal capacity to register the Account in TOD form. Each of the undersigned agrees to release the Funds, Dodge & Cox, BFDS and their trustees, directors, affiliates, agents and representatives from all claims, demands, suits, actions, liabilities and responsibilities whatsoever; agrees to indemnify them from any and all liabilities, cost or expenses whatsoever, including attorneys’ fees, for acting in good faith in accordance with this instruction; agrees that all the terms of this Form and the Terms shall be binding upon each of the undersigned heirs, representatives and assignees; and agrees that any transfer pursuant to this instruction is subject to the condition that BFDS and the Funds will be entitled to attach or debit the account of the TOD beneficiary(ies) to the extent necessary to enforce their rights to this indemnity. All previous designations for the Account listed in Part 1 are revoked.

Signature Date Medallion Signature Guarantee* Print Name Signature Date Print Name

* A medallion signature guarantee is required unless you are establishing a new account with transfer on death beneficiary designations, and the account application is enclosed. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker, dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program recognized by the Securities Transfer Association. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide signature guarantees.

We advise that you make a copy of this form for your records.

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Terms & Conditions for Transfer on Death Beneficiary Designation

As of July 31, 2001

With the completion of the Transfer on Death Beneficiary Designation Form, Boston Financial Data Services, Inc. (Boston Financial), as transfer agent for the Dodge & Cox Funds, will register your account as a Transfer on Death (TOD) account. Massachusetts law allows Boston Financial to register your account in TOD form because Boston Financial, as transfer agent for the account, is located in Massachusetts. Massachusetts law also allows Boston Financial to refuse to register accounts as TOD or to adopt rules governing TOD registrations. This form is intended to provide you with notice of the rules, adopted by Boston Financial, which govern your TOD account. These rules have been established by Boston Financial and govern the acceptance and execution of TOD directions by Boston Financial under Massachusetts law, Chapter 201E, enacted in 1998. Boston Financial, which is not obligated to implement TOD registrations, will establish a TOD registration only upon the terms and conditions outlined herein. Only simple beneficiary designations will be accepted for TOD directions (see no. 5 below). Complicated directions should be accomplished through a Will or Trust. By providing you with these rules, Boston Financial does not intend to give, and is not giving any advice as to the legal effect of a TOD registration under applicable state laws governing inheritance and probate procedures. Since TOD directions do effect the disposition of your property at death, you should consult with your attorney to make certain that the directions are consistent with your estate planning and tax planning objectives.

These rules are established by Boston Financial and may be canceled or amended from time to time by Boston Financial upon prior written notice to you. 1. The account owners(s) may designate one, or more than one, beneficiary of the TOD account. Beneficiaries are not “account owners” as the term is used herein. Boston Financial must receive a Social Security Number for each designated beneficiary in order to ensure that the account is transferred to the appropriate person or persons upon the death of the last surviving account owner. 2. The account owner may designate primary and alternate beneficiaries of the TOD account. Primary beneficiaries are the first in line to receive the account upon the death of the account owner. Alternate beneficiaries receive the account upon the death of the account owner(s) if, and only if, there are no surviving primary beneficiaries. The account owner is not required to designate any alternate beneficiaries. 3. Minors may be beneficiaries of a TOD account only if a custodian, trustee, or guardian is set forth for the minor. By not providing a custodian, trustee, or guardian, the account owner is representing that all of the named beneficiaries have reached the age of majority and therefore are not minors. Under the Uniform Transfer to Minors Act (UTMA), minors may be designated as TOD beneficiaries. Under the Uniform Gift to Minors Act (UGMA), minors may not be named as TOD beneficiaries, as a gift under UGMA requires a living donor. 4. Beneficiaries have no rights in the account until the death of the account owner or last surviving account owner. 5. The TOD registration can only be used for an individual or joint tenant (with rights of survivorship) account. TOD registration is not available for tenants in common, community property registrations or non-natural persons (e.g. corporations, trusts and associations). TOD registration is also not available to IRA accounts; however, IRA account owners may designate beneficiaries by completing the IRA Beneficiary Designation Form.

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Terms & Conditions for Transfer on Death Beneficiary Designation Form (continued)

6. Designations such as Lineal Descendants or Lineal Descendants Per Stirpes (“LDPS”) are not permitted. However, an LDPS beneficiary designation recorded on a TOD account prior to July 31, 2001 will be permitted. 7. The Transfer on Death Beneficiary Designation Form must be signed by all account owners, with signatures guaranteed. However, if the Transfer on Death Beneficiary Designation Form is submitted at the same time the Dodge & Cox Funds account is established, a signature guarantee is not required. 8. An account owner or all joint account owners may revoke or change a beneficiary designation. Change or revocation should be made by completing the Transfer on Death Beneficiary Designation Form and requires: a. Endorsement by all account owners, with signatures guaranteed; b. Instructions indicating either a new form of registration or designating the new TOD beneficiary(ies); and c. If shares are held in certificate form, the certificates must be attached to the completed Transfer on Death Beneficiary Designation Form. 9. The language in the TOD account registration shall control at all times. The person or persons listed as the beneficiaries of the account shall remain the beneficiaries of the account. Events subsequent to the registration of the account as a TOD account shall not change either the rights of the persons designated as beneficiaries or the status of the account as a TOD account, unless Boston Financial is expressly instructed by the account owner(s) to change the status of the account or the beneficiary designation prior to the account owner’s death. a. Divorce. If the account owner designated his or her spouse as a TOD beneficiary, and subsequently the account owner and the beneficiary are divorced, the fact of the divorce will not automatically revoke the beneficiary designation. If the account owner wishes to revoke the beneficiary designation, the account owner must notify Boston Financial of the desired change in writing, complying with the rules set forth in number 8 above. b. Will or other testamentary document. The beneficiary designation may not be revoked by the account owner(s) by the provisions of a Will or a codicil to a Will. c. Dividends, interest, capital gains, and other distributions after the account owner’s death: 1) Accruals (undistributed earnings) of the account which occur after the death of the account owner (or last surviving joint owner) when it is reregistered to the beneficiary(ies) stay with the account and pass to the beneficiary or beneficiaries. 2) Where the account has been coded for cash distributions, and such distributions have actually been paid out prior to notice to Boston Financial of the death of the account owner, such distributions are deemed to be the property of the estate of the original account owner and do not pass with the account to the designated beneficiaries. 10. TOD registrations may not be made irrevocable.

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11/06 D&C TOD T&C WEB

Account Linking Form

INSTRUCTIONS

Many Dodge & Cox Funds shareholders and their families own more than one Dodge & Cox Funds account. By completing this form, you can link these related accounts together. Examples of related accounts are accounts with the same social security number; IRA and regular accounts; and accounts of family members, such as uniform gift/transfer to minors accounts.

Linking accounts achieves two things: Rather than receiving separate statements for each of your accounts, you will receive one statement for all of your accounts. Linking accounts also makes it easier to view information on all of your accounts on our web site at www.dodgeandcox.com.

Mailing Address

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL: Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

Account Information

In order to link accounts, a “lead account” must be identified. The lead account’s registration and address will be used as the mailing address for the quarterly statement.

Establish as the lead account. Fund Number Account Number

I/We would like to link the following Dodge & Cox Funds accounts to the lead account designated above:

Fund Number/Account Number Name(s) of Registered Owner(s) Signature(s) of Registered Owner(s)*

1. 2. 3. 4.

* By signing above, each shareholder hereby authorizes Dodge & Cox Funds to prepare one statement for all of the designated accounts and acknowledges that this statement will be sent only to the lead account designated above. If shares are registered (1) in joint names, both persons should sign, (2) as a custodian for a minor, the custodian should sign, (3) as a trust, the trustee(s) should sign, or 4) as a corporation or other entity, an officer should sign and print name and title. If you would like to link more than five accounts, list all the requested information on a separate sheet and attach it to this form.

PLEASE NOTE:

You may only link accounts that have the same address of record. Linking accounts does not affect tax reporting. Individual account registrations are not affected by linking accounts. You may “un-link” accounts at any time by calling 1-800-621-3979. If you link your accounts, but would like to receive a separate statement for an individual account, you can request a statement by calling 1-800-621-3979 or visiting the Funds’ web site at www.dodgeandcox.com.

11/06 D&C ALF WEB

IRA Account Options Form

INSTRUCTIONS

Use this form to establish any of the options listed below in your Dodge & Cox Funds IRA account(s). This form cannot be used to set up systematic or required minimum periodic distributions from your IRA. To do so, contact Dodge & Cox Funds and request an IRA Distribution Form.

Mailing Address

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL: Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

PART 1: Shareholder Information

Name Social Security Number Street Address or P.O. Box City State Zip Code( ) ( )Daytime Telephone Evening Telephone

PART 2: Account Numbers

Dodge & Cox Fund Fund name Account number Dodge & Cox Fund Fund name Account number

PART 3: Telephone Exchange Option

Check the box below to establish the ability to make telephone exchanges between identically registered Dodge & Cox Funds IRA accounts.

Establish the Telephone Exchange Option

PART 4:Telephone Redemption Option

Check the box below and have your signature guaranteed in Part 8 to establish the ability to make telephone redemptions from your Dodge & Cox Funds IRA account(s). Proceeds from a distribution can be mailed to the address of record or wired to a pre-established bank account. Distributions from your IRA may be treated as taxable income and may be subject to penalties. You will have the option to accept or decline federal tax withholding with each telephone redemption request. State withholding may also apply.

Establish the Telephone Redemption Option

PART 5: Automatic Investment Plan (AIP)

Establish regular investments in your IRA account(s) through deductions from your bank account. Frequency: Monthly Quarterly Semi-annually Annually Fund Name Amount ($100 minimum) Start Date Day(s) of Month Fund Name Amount ($100 minimum) Start Date Day(s) of Month

Attach a voided check or preprinted deposit slip in Part 7, Bank Information. Check here if the account(s) listed above have a previously established AIP which you would like changed. (If you have a previously established AIP and do not check this box, the previously established AIP will remain in effect). IMPORTANT NOTES: • Contributions will be credited for the current calendar year only and cannot be considered prior-year contributions. • It is your responsibility to ensure that investments do not exceed your annual contribution limit. If you over contribute, the IRS may charge you a substantial penalty. • An AIP normally becomes active 15 days after this form is processed by Boston Financial Data Services. • If no day or frequency is chosen, withdrawals will be made on or about the 5(th) business day of every month. • If no start date is provided, the AIP will begin as soon as the option is established in accordance with the instructions provided.

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IRA Account Options Form (continued)

PART 6: Investment Redemption Options

Establish the ability to:

Make investments by telephone by initiating an electronic funds transfer from your bank account* Wire redemption proceeds to your bank account Attach a voided check or preprinted deposit slip in Part 7, Bank Information. If you are adding or changing the redemption option, a signature guarantee is required. *Contributions will be credited for current calendar year only and cannot be considered prior-year contributions. This option normally becomes active 15 days after this form is processed by Boston Financial Data Services.

PART 7: Bank Information

Attach a voided check or preprinted deposit slip here

If you have completed Parts 5 or 6, you must attach a voided check or preprinted deposit slip. NOTE: Your bank must be a member of the Automated Clearing House (ACH) to use any options that require the completion of this part. Please call your bank if you are unsure. Bank Account Type: Checking Account Savings Account Check here if this bank information replaces existing bank information already on your account(s). A signature guarantee is required.

PART 8: Signature of IRA Owner

I have received, read and agree to be bound by the terms of the Prospectus for the Dodge & Cox Funds. I am of legal age in my state of residence and have full authority to establish and use any related privileges. I understand that I am responsible for any tax consequences or penalties which may result from elections I make or any contributions, conversions, distributions or recharacterizations which I initiate. I authorize Dodge & Cox Funds, their affiliates and agents, to act on any instructions believed to be genuine for any services authorized on this Form, including telephone options. Dodge & Cox Funds, Dodge & Cox, Boston Financial Data Services, Inc., State Street Bank and Trust Company, any affiliate and/or any of their directors, trustees, employees and agents will not be held liable for any claims, losses or expenses (including legal fees) for acting on any instructions or inquiries believed to be genuine, provided that reasonable security procedures have been followed. By completing Parts 5 or 6, I hereby authorize the Funds to initiate credits and/or debits to my account at the bank indicated in Part 7 and for the bank to honor all entries to my account through the ACH system. Signature of IRA Owner Date

Medallion Signature Guarantee*, if required

* A medallion signature guarantee may be obtained from a domestic bank or trust company, broker, dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program recognized by the Securities Transfer Association. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide signature guarantees.

A medallion signature guarantee is required if: You are establishing the telephone redemption option, or This bank information is new to this account and will be used to deliver redemption proceeds. A medallion signature guarantee is not required to establish an automatic investment plan.

11/06 D&C IRA OPT WEB

IRA Beneficiary Designation Form

MAILING INSTRUCTIONS

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL:Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

PART 1: Shareholder Information

( )Name Social Security Number Daytime Phone Street Address or P.O. Box City State Zip Code

PART 2: Account Numbers

Fund Number Account Number Fund Number Account Number Fund Number Account Number Fund Number Account Number

PART 3: Beneficiary Designation

I hereby make the following Beneficiary Designation for the above Account(s) in accordance with Dodge & Cox Funds—State Street Bank and Trust Company IRA Disclosure Statement and Custodial Agreement. If you wish to name additional beneficiaries, please list all the requested information on a separate sheet and attach it to this form.

Primary Beneficiary or Beneficiaries

In the event of my death, transfer ownership of my Account(s) to the following Primary Beneficiary or Beneficiaries who survive me. Make payment in the proportions specified below (or in equal proportions (totalling 100%) if no proportions are specified). If any Primary Beneficiary predeceases me, his or her share is to be divided among the Primary Beneficiaries who survive me in the relative proportions assigned to each such surviving Primary Beneficiary.

1. % Name / Trust / Charity Relationship Social Security Number / Tax Identification Number Date of Birth / Trust Date 2. % Name / Trust / Charity Relationship Social Security Number / Tax Identification Number Date of Birth / Trust Date 3. % Name / Trust / Charity Relationship Social Security Number / Tax Identification Number Date of Birth / Trust Date 4. % Name / Trust / Charity Relationship 100% Social Security Number / Tax Identification Number Date of Birth / Trust Date

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IRA Beneficiary Designation Form (continued)

PART 3 (continued): Alternate Beneficiary or Beneficiaries

If none of the Primary Beneficiaries survive me, transfer ownership of the above Account(s) to the following Alternate Beneficiary or Beneficiaries who survive me. Make payment in the proportions specified below (or in equal proportions (totalling 100%) if no different proportions are specified). If any Alternate Beneficiary predeceases me, his or her share is to be divided among the Alternate Beneficiaries who survive me in the relative proportions assigned to each surviving Alternate Beneficiary. If there are no surviving Alternate Beneficiaries at the time of my death, the Funds will transfer ownership of my Account(s) to my estate (unless otherwise required by the laws of your state of residence).

1. % Name / Trust / Charity Relationship Social Security Number / Tax Identification Number Date of Birth / Trust Date 2. % Name / Trust / Charity Relationship Social Security Number / Tax Identification Number Date of Birth / Trust Date 3. % Name / Trust / Charity Relationship Social Security Number / Tax Identification Number Date of Birth / Trust Date % Name / Trust / Charity Relationship 100% Social Security Number / Tax Identification Number Date of Birth / Trust Date

PART 4: Spousal Consent (if applicable)

This section should be reviewed if you are married and designate a beneficiary other than your spouse. It is your responsibility to determine if this section applies. The State Street Bank and Trust Company, Dodge & Cox, Dodge & Cox Funds, Boston Financial Data Services, Inc., and any affiliate and/or any of their directors, trustees, employees, and agents are not liable for any consequences resulting from your failure to provide proper spousal consent. I am the spouse of the above-named IRA owner. I acknowledge that I have full and reasonable disclosure of my spouse’s property and financial obligations. Due to any possible consequences of giving up my community or marital property interest in the IRA, I have been advised to consult legal counsel or a tax advisor. I hereby consent to the beneficiary designation(s) indicated above. I assume full responsibility for any adverse consequences that may result. No tax or legal advice was given to me by the State Street Bank and Trust Company, Boston Financial Data Services, Inc., Dodge & Cox, or Dodge & Cox Funds.

Signature of Spouse Date Signature of Witness for Spouse Date

PART 5: Signature of IRA Owner

IMPORTANT: This Beneficiary Designation may have important tax or estate planning effects. Also, if you are married and reside in a community property or marital property state (e.g., Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin), you may need to obtain your spouse’s consent if you have not designated your spouse as primary beneficiary for at least half of your Account(s). Consult legal counsel or a tax advisor for additional information and advice. All previous designations for the Account(s) listed in Part 2 are hereby revoked.

Signature of IRAOwner Date

11/06 D&C IRA BD WEB

IRA Distribution Request Form

MAILING INSTRUCTIONS

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL: Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

PART 1: Shareholder Information

Name Fund Number Account Number Street Address or P.O. Box City State Zip Code( ) ( )Social Security Number Daytime Telephone Evening Telephone

PART 2: Reason for Distribution

A. NORMAL DISTRIBUTION. I am age 59 1/2 or older. B. PREMATURE DISTRIBUTION*. I am under age 59 1/2, and No exception to the 10% premature withdrawal penalty** applies. I meet one of the IRS exceptions listed in the IRA Disclosure Statement; the 10% premature withdrawal penalty** does not apply. C. PERMANENT DISABILITY. I am permanently disabled according to the IRS definition.** D. DEATH OF IRA OWNER. Call (800) 621-3979 to determine what additional documents are required. E. EXCESS CONTRIBUTION. Remove excess contribution of $ made for the tax year and any earnings (gain or loss) attributable to such contribution. Go to Part 4 (Do not complete Part 3).

* You may be required to file IRS Form 5329. Consult your tax or financial advisor for further information. ** For more information, refer to the IRA Disclosure Statement.

PART 3: Amount and Frequency of Distribution

A. SINGLE LUMP-SUM DISTRIBUTION. Distribute 100% of the assets held in the account listed in Part 1. B. ONE-TIME PARTIAL DISTRIBUTION. Distribute % OR $ of this account. C. PERIODIC DISTRIBUTIONS. Establish periodic distributions in the amount of $

Start Date (Month/Year): Day(s) of Month: Frequency: Monthly Quarterly Semi-annually Annually

D. LIFE EXPECTANCY DISTRIBUTIONS/REQUIRED MINIMUM DISTRIBUTIONS. Establish periodic distributions from the account listed in Part 1 based on my life expectancy or a complete distribution over a fixed number of years.

1. Method of determining distribution amounts based upon:

My age using the IRS Uniform (MDIB) Table. The joint life expectancy of me and my spouse using the IRS Joint Life Table. This option can only be used if your spouse is your sole beneficiary and your spouse is more than 10 years younger than you.

Spouse’s: Date of Birth: Social Security Number:

A complete distribution over years. Number of years may not exceed the distribution period allowed under the IRS Uniform Table or your joint life expectancy with your spouse as beneficiary (IRS Joint Life Table).

2. I would like these payments distributed to me:

Start Date (Month/Year): Day(s) of Month: Frequency: Monthly Quarterly Semi-annually Annually

3. Provide year-end value of IRA assets. $ Required only if assets in the account listed in Part 1 were not invested in the Dodge & Cox Funds as of the prior year end.

- over -

IRA Distribution Request Form (continued)

PART 4: Income Tax Withholding and Certification

Federal taxes will automatically be withheld from distributions at the rate of 10%, unless you check one of the boxes below. Note to residents of California and Massachusetts: If you elect federal withholding, state withholding will also apply.

I do not wish to have federal taxes withheld.

Withhold federal taxes at the rate of %

If you elect not to have withholding apply to your distributions, you may be responsible for payment of estimated tax. You may incur penalties under the estimated tax rules if your withholding and estimated tax payment(s) are not sufficient.

Note to U.S. citizens living abroad and non-U.S. citizens: Withholding may not be waived by U.S. citizens receiving payments outside of the United States. Withholding for non-U.S. citizens is subject to tax treaty rules; see IRS Publication 515 for details. If you fall under either of these categories, check the appropriate box below:

I certify that I am a U.S. citizen living abroad. I understand that payments sent to me abroad are subject to 10% federal tax withholding that cannot be waived. I certify that I am a non-U.S. citizen. I am attaching IRS Form W-8BEN to certify my status and to comply with IRS rules. I understand that withholding, if applicable, will be applied to my distribution amounts based on my W-8BEN certification or lack thereof.

PART 5: Payment Instructions

I would like my distribution proceeds:

A. Sent by check to me at my address of record. B. Sent electronically via ACH to my bank account. If banking instructions have not been previously established on your account, enclose a voided check (checking account) or a deposit slip (savings account). If you are adding banking instructions, a signature guarantee is required in Part 6. C. Deposited in a Dodge & Cox Fund Account.

Existing Account: Fund # Account # . If your name is not listed in the registration of the account listed above, a signature guarantee is required in Part 6. New Account (Account Application enclosed). If your name is not listed in the registration established with the new account application, a signature guarantee is required in Part 6.

D. Sent to a special payee. Provide the information requested below. A signature guarantee is required in Part 6.

Name of Payee Address of Payee

PART 6: Signature of IRA Owner

I, the undersigned, authorize and request that State Street Bank and Trust Company, as custodian for my IRA account, make the above distribution(s) from the account listed in Part 1. I acknowledge that the box checked in Part 2 is correct, and I am aware of the possible tax consequences of these distribution(s). I understand that I am responsible for determining that the minimum distribution requirement is met each year for my traditional IRA and that failure to meet this requirement may result in tax penalties. I agree to indemnify and hold Dodge & Cox, Dodge & Cox Funds, Boston Financial Data Services, Inc. and State Street Bank and Trust Company, any affiliate and/or any of their directors, trustees, employees and agents harmless in this regard for elections I have made, and for any actions taken as a result of the information and instructions I have provided.

Signature of IRA Owner Date

Medallion Signature Guarantee*, if required

* A medallion signature guarantee may be obtained from a domestic bank or trust company, broker, dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program recognized by the Securities Transfer Association. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide signature guarantees.

A Medallion Signature Guarantee is required if: You are establishing banking instructions, You are depositing the proceeds in a new or existing Dodge & Cox Funds account and you are not listed in the registration, or You are sending the proceeds to a special payee.

11/06 D&C IRA DIST WEB

IRA Recharacterization Form

INSTRUCTIONS

Complete this form to authorize Dodge & Cox Funds to recharacterize all or part of an IRA conversion or contribution. With this form you may: • Recharacterize all or part of your assets from a previous Roth IRA conversion back to a traditional IRA, or • Recharacterize an earlier contribution to a Roth or traditional IRA, or employee contribution to a SEP IRA, as a contribution to either of the other two types or IRAs.

Mailing Address

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL: Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call 1-800-621-3979 or visit the Funds’ web site at www.dodgeandcox.com

PART 1: Shareholder Information

Name Social Security Number Street Address or P.O. Box City State Zip Code( ) ( )Daytime Telephone Evening Telephone

PART 2: Type of Recharacterization

Check the appropriate box below to indicate the type of recharacterization you would like to make:

Recharacterize all or part of a previous Roth IRA conversion back to a traditional IRA or a SEP IRA,

OR Recharacterize all or part of a previous IRA contribution back to another type of IRA:

RECHARACTERIZE A PREVIOUS

Check one below Roth IRA contribution traditional IRA contribution SEP IRA contribution

TO A

Check one below Roth IRA contribution traditional IRA contribution SEP IRA contribution

PART 3: Account Numbers and Amounts to Recharacterize

Provide the Dodge & Cox Fund number(s) and account number(s) which contain the assets you wish to recharacterize. Indicate the dollar amount of the original conversion or contribution amount you wish to recharacterize. NOTE: Specify all or part of your original conversion or contribution amount(s) only. Dodge & Cox Funds will determine the earnings or losses attributable to that amount, and, as required by the IRS, include that amount in your recharacterization. Provide the tax year for which the conversion or contribution was made.

Fund Number Account Number Amount to Recharacterize Tax Year for which Conversion/ Contribution was Made

$ $ $ TOTAL: $

- over -

IRA Recharacterization Form (continued)

PART 4: Investment Instructions —Existing or New IRA

You may invest your recharacterized assets in an existing Dodge & Cox Funds IRA account(s), or you may establish a new IRA account(s) for these assets. A. Existing Dodge & Cox Funds IRA Invest the assets from this recharacterization into my existing Dodge & Cox Funds IRA account(s) listed below:

Fund Number Account Number Amount Tax Year of Conversion/ Contribution

$ $ $

B. New Dodge & Cox Funds IRA

Invest the assets from this recharacterization into a new Dodge & Cox Funds IRA. You must enclose a completed Adoption Agreement, and each account established must meet the $1,000 minimum account requirement.

Amount Tax Year of Conversion/Contribution

Stock Fund $ International Stock Fund $ Balanced Fund $ Income Fund $TOTAL OF SECTIONS A AND B:* $

* Total of Sections A and B must equal Total Amount to Recharacterize in Part 3. Attributable earnings or losses will be allocated pro rata.

PART 5: Certification and Signature of IRA Owner

I certify the accuracy of the information provided on the IRA Recharacterization Form and authorize Dodge & Cox Funds to recharacterize a previous IRA conversion or IRA contribution as outlined above. I accept full responsibility for complying with all IRS requirements with respect to my Dodge & Cox Funds—State Street Bank and Trust Company IRA. I hereby indemnify Dodge & Cox, Dodge & Cox Funds, Boston Financial Data Services, Inc. and State Street Bank and Trust Company, and any affiliate and/or any of their directors, trustees, employees and agents if I fail to meet such IRS requirements.

Signature of IRAOwner Date*

* If you are recharacterizing assets from the previous year, you generally must make the recharacterization by the due date of your income tax return (including extensions) and reflect it on your return. However, if you filed your return without making the recharacterization, you still may make the recharacterization within 6 months of the due date of your return, excluding extensions. If you are making this recharacterization after you have filed your return, you must file an amended return reflecting the recharacterization. Write “Filed pursuant to section 301.9100-2” on the amended return and file it at the same place you filed the original return. If you are recharacterizing assets from a previous year and submitting this form after April 15th, check the box below that applies to you:

I filed my income tax return by the April 15th deadline.I have received an extension to the April 15th filing date. Tax Filing Extension Date:

11/06 D&C IRA RECHAR WEB

IRA Transfer of Assets Form

INSTRUCTIONS

Use this form to transfer assets from an existing non-Dodge & Cox Funds IRA or for a direct rollover from an employer-sponsored retirement plan or 403(b) arrangement to a Dodge & Cox Funds IRA. Before using this form for a direct rollover, check with your employer regarding procedures for direct rollovers. Complete Parts 1 and 2, 3, 4 or 5 (if applicable), 6 and 7 below and mail to Dodge & Cox Funds, c/o State Street Bank and Trust Company. State Street Bank and Trust Company will send this form to your current IRA custodian/trustee or to your employer. Please contact your present IRA custodian/trustee to determine if a signature guarantee is required. Only one account can be transferred using this form.

PART 1: Shareholder Information

( )Name Social Security Number Daytime Phone Street Address or P.O. Box City State Zip Code

PART 2: Type of IRA

This is a transfer to a Dodge & Cox Funds-State Street Bank & Trust Company: Traditional IRA* SEP IRA* Roth IRA**

* Transfers to a traditional or simplified employee pension (SEP) IRA may be made from another traditional or SEP IRA, or a SIMPLE IRA (but not until at least 2 years after the first contribution to your SIMPLE IRA). You may not transfer assets from a Roth IRA to a SEP IRA.** Transfers to a Roth IRA are allowed only from a Roth or traditional IRA.

PART 3: Roth IRA Conversion (if applicable)

Check here if you are converting assets from your traditional IRA to a Roth IRA. If you have previously instructed your current IRA custodian to convert your traditional IRA to a Roth IRA, do not complete this section. Note that a conversion from a traditional IRA to a Roth IRA will trigger federal income tax on the taxable amount converted from the traditional IRA. Also, if you will be 70 1/2 or older during the year of this conversion, you must first satisfy the IRS minimum distribution requirements before converting your traditional IRA to a Roth IRA. Withholding Instructions. Your current IRA custodian/trustee is required to withhold federal income taxes (at a rate of 10%) on the amount you convert, unless you elect not to have withholding apply. If you do not check the box below, federal income tax will be withheld at a rate of 10%. I understand that the amount withheld may be subject to a 10% premature withdrawal penalty and that withholding income taxes from the amount converted (instead of paying applicable income taxes from another source) may adversely affect the anticipated financial benefits of converting.

I DO NOT WANT to have federal income tax withheld from my conversion amount.

PART 4: Instructions to Present IRA Custodian/ Trustee (if applicable)

Name of Custodian/Trustee IRA Account Number Street Address or P.O. Box City State Zip Code Telephone Number Name of Fund Transfer on Maturity Date*

Please liquidate all assets or $ of assets in the above-referenced account and transfer the proceeds to State Street Bank and Trust Company, custodian of my Dodge & Cox Funds IRA. The check should be made payable to Dodge & Cox Funds, account of (my name).

Signature of IRA Owner Date

*CERTIFICATE OF DEPOSIT: If your CD is to be transferred to the Dodge & Cox Funds upon maturity, we must receive this form at least 15 days, but not more than 30 days, prior to the maturity date. There may be a premature withdrawal penalty if you choose to liquidate your CD prior to maturity. If you are transferring more than one CD, and the maturity dates are more than one month apart, please complete separate forms.

- over -

IRA Transfer of Assets Form (continued)

PART 5: Instructions for Employer Plan Administrator Direct Rollover (if applicable)

Contact your employer prior to submitting this form, as your employer may require additional paperwork.

Name of Employer( ) To the Attention of Telephone Number Street Address or P.O. Box City State Zip Code

Please transfer my retirement plan distribution to State Street Bank and Trust Company, custodian of my Dodge & Cox Funds traditional IRA. The check should be made payable to Dodge & Cox Funds, account of (my name).

PART 6: Investment Instructions to New Custodian

Open a new account – The Dodge & Cox Funds IRA Adoption Agreement is enclosed. or Invest in my existing Dodge & Cox Funds IRA account(s) as follows:

Stock Fund* $ or % Account Number Dollar Amount Percentage Allocation International Stock Fund $ %Account Number Balanced Fund* $ % Account Number Income Fund $ % Account Number TOTAL: $ 100%

* Closed to new investors

PART 7: Signature of IRA Owner

I certify to my present IRA custodian/trustee or plan sponsor that I have established a successor IRA account meeting the requirements of Internal Revenue Code Section 408(a), 408(p) or 408A (as the case may be) to which assets will be transferred.

Signature of IRA Owner Date

Medallion Signature Guarantee (only if required by current custodian or trustee)*

* You can obtain a medallion signature guarantee from most banks, savings institutions, broker-dealers and other guarantors acceptable to the Funds. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public is not an acceptable guarantor.

ACCEPTANCE BY NEW CUSTODIAN

State Street Bank and Trust Company agrees to accept transfer of the above amount for deposit to the IRA owner’s Dodge & Cox Funds—State Street Bank and Trust Company Individual Retirement Custodial Account, and requests the liquidation and transfer/rollover/conversion of assets as indicated above.

State Street Bank and Trust Company Officer’s Signature

Executive Vice President Title

MAILING INSTRUCTIONS

REGULAR MAIL: Dodge & Cox Funds c/o Boston Financial Data Services P.O. Box 8422 Boston, MA 02266-8422

EXPRESS, CERTIFIED OR REGISTERED MAIL: Dodge & Cox Funds c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809

For more information, call (800) 621-3979 or visit the Funds’ web site at www.dodgeandcox.com NOTE: It is your responsibility to assure prompt transfer of the assets from the current custodian/trustee or employer to State Street Bank and Trust Company. If you do not receive a confirmation statement detailing the transfer within 45 days, please call your current custodian/trustee or employer. Call (800) 621-3979 if you have any questions. It is also your responsibility to keep track of after-tax contributions and non-deductible contributions.

11/06 D&C IRA TOA WEB

DODGE & COX BALANCED FUND

Date	Ending NAV	Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
		Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/60	$21.45	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
1/31/61	$22.52	5.01%	N.A.	5.01%	N.A.	N.A.	N.A.	N.A.	N.A.
2/28/61	$23.51	4.40%	N.A.	9.63%	N.A.	N.A.	N.A.	N.A.	N.A.
3/31/61	$23.53	11.63%	N.A.	22.38%	N.A.	N.A.	N.A.	N.A.	N.A.	3/20/61	$.130		$2.600	$23.63
4/30/61	$23.76	.98%	17.68%	23.58%	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/61	$24.15	1.64%	14.57%	25.60%	N.A.	N.A.	N.A.	N.A.	N.A.
6/30/61	$23.31	-2.97%	-.41%	21.88%	N.A.	N.A.	N.A.	N.A.	N.A.	6/20/61	$.130			$23.54
7/31/61	$24.09	3.35%	1.93%	25.96%	N.A.	N.A.	N.A.	N.A.	N.A.
8/31/61	$24.68	2.45%	2.74%	29.04%	N.A.	N.A.	N.A.	N.A.	N.A.
9/30/61	$24.32	-.95%	4.87%	27.81%	N.A.	N.A.	N.A.	N.A.	N.A.	9/20/61	$.130			$24.32
10/31/61	$24.85	2.18%	3.68%	30.60%	N.A.	N.A.	N.A.	N.A.	N.A.
11/30/61	$24.74	3.56%	4.81%	35.25%	N.A.	N.A.	N.A.	N.A.	N.A.	12/20/61	$.200		$.800	$24.29
12/31/61	$24.52	-.89%	4.95%	34.14%	34.14%	N.A.	N.A.	N.A.	N.A.
1/31/62	$23.84	-2.77%	-.14%	-2.77%	24.20%	N.A.	N.A.	N.A.	N.A.
2/28/62	$24.15	1.30%	-2.39%	-1.51%	20.51%	N.A.	N.A.	N.A.	N.A.
3/31/62	$23.94	-.30%	-1.80%	-1.80%	7.64%	N.A.	N.A.	N.A.	N.A.	3/20/62	$.130		$.010	$24.22
4/30/62	$22.81	-4.72%	-3.77%	-6.44%	1.57%	N.A.	N.A.	N.A.	N.A.
5/31/62	$22.81	.00%	-5.00%	-6.44%	-.07%	N.A.	N.A.	N.A.	N.A.
6/30/62	$19.54	-13.77%	-17.84%	-19.32%	-11.20%	N.A.	N.A.	N.A.	N.A.	6/20/62	$.130			$19.60
7/31/62	$20.52	5.02%	-9.44%	-15.27%	-9.77%	N.A.	N.A.	N.A.	N.A.
8/31/62	$20.97	2.19%	-7.46%	-13.41%	-9.99%	N.A.	N.A.	N.A.	N.A.
9/30/62	$20.22	-2.97%	4.13%	-15.99%	-11.83%	N.A.	N.A.	N.A.	N.A.	9/20/62	$.130			$20.80
10/31/62	$20.52	1.48%	.63%	-14.74%	-12.43%	N.A.	N.A.	N.A.	N.A.
11/30/62	$21.44	4.48%	2.88%	-10.92%	-11.71%	N.A.	N.A.	N.A.	N.A.	12/20/62	$.190		$.530	$21.47

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price

12/31/62	$21.52	3.74%	10.00%	-7.59%	-7.59%	N.A.	N.A.	N.A.	N.A.
1/31/63	$22.36	3.90%	12.62%	3.90%	-1.25%	N.A.	N.A.	N.A.	N.A.
2/28/63	$21.92	-1.97%	5.67%	1.86%	-4.43%	N.A.	N.A.	N.A.	N.A.
3/31/63	$22.30	2.33%	4.24%	4.24%	-1.91%	N.A.	N.A.	N.A.	N.A.	3/20/63	$.130			$22.06
4/30/63	$23.17	3.90%	4.23%	8.30%	6.97%	N.A.	N.A.	N.A.	N.A.
5/31/63	$23.42	1.08%	7.47%	9.47%	8.12%	N.A.	N.A.	N.A.	N.A.
6/30/63	$23.07	-.94%	4.03%	8.44%	24.20%	N.A.	N.A.	N.A.	N.A.	6/20/63	$.130			$23.22
7/31/63	$22.85	-.95%	-.83%	7.40%	17.15%	N.A.	N.A.	N.A.	N.A.
8/31/63	$23.70	3.72%	1.76%	11.40%	18.89%	N.A.	N.A.	N.A.	N.A.
9/30/63	$23.18	-1.66%	1.03%	9.55%	20.51%	N.A.	N.A.	N.A.	N.A.	9/20/63	$.130			$23.66
10/31/63	$23.48	1.30%	3.32%	10.97%	20.28%	N.A.	N.A.	N.A.	N.A.
11/30/63	$22.70	-2.73%	-3.10%	7.95%	11.98%	N.A.	N.A.	N.A.	N.A.	12/20/63	$.140			$22.88
12/31/63	$23.09	1.72%	.22%	9.80%	9.80%	10.82%	N.A.	N.A.	N.A.
1/31/64	$23.33	1.04%	-.03%	1.04%	6.77%	9.41%	N.A.	N.A.	N.A.
2/29/64	$23.07	2.10%	4.93%	3.16%	11.20%	8.60%	N.A.	N.A.	N.A.	3/20/64	$.130		$.620	$23.31
3/31/64	$23.17	.43%	3.58%	3.58%	9.10%	4.83%	N.A.	N.A.	N.A.
4/30/64	$23.36	.82%	3.35%	4.43%	5.87%	4.77%	N.A.	N.A.	N.A.
5/31/64	$23.63	1.16%	2.43%	5.63%	5.95%	4.61%	N.A.	N.A.	N.A.
6/30/64	$23.68	.76%	2.76%	6.44%	7.77%	5.93%	N.A.	N.A.	N.A.	6/19/64	$.130			$23.63
7/31/64	$24.00	1.35%	3.31%	7.88%	10.28%	5.24%	N.A.	N.A.	N.A.
8/31/64	$23.89	-.46%	1.66%	7.38%	5.84%	4.24%	N.A.	N.A.	N.A.
9/30/64	$24.37	2.56%	3.47%	10.13%	10.37%	5.46%	N.A.	N.A.	N.A.	9/18/64	$.130			$24.07
10/31/64	$24.51	.57%	2.68%	10.77%	9.59%	4.90%	N.A.	N.A.	N.A.
11/30/64	$24.53	.08%	3.24%	10.86%	12.76%	3.69%	N.A.	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/64	$24.06	-.94%	-.29%	9.82%	9.82%	3.67%	N.A.	N.A.	N.A.	12/18/64	$.240			$24.09
1/31/65	$24.96	3.74%	2.85%	3.74%	12.74%	5.93%	N.A.	N.A.	N.A.
2/28/65	$25.08	.48%	3.26%	4.24%	11.00%	5.65%	N.A.	N.A.	N.A.
3/31/65	$23.58	-1.11%	3.08%	3.08%	9.29%	5.36%	N.A.	N.A.	N.A.	3/23/65	$.140		$1.090	$23.74
4/30/65	$24.27	2.93%	2.27%	6.10%	11.58%	8.11%	N.A.	N.A.	N.A.
5/31/65	$24.17	.17%	1.95%	6.27%	10.48%	8.17%	N.A.	N.A.	N.A.	6/18/65	$.140			$23.56
6/30/65	$23.29	-3.64%	-.64%	2.42%	5.67%	12.25%	N.A.	N.A.	N.A.
7/31/65	$23.72	1.85%	-1.69%	4.31%	6.18%	11.11%	N.A.	N.A.	N.A.
8/31/65	$24.40	2.87%	.95%	7.30%	9.73%	11.36%	N.A.	N.A.	N.A.	9/20/65	$.140			$24.80
9/30/65	$25.03	3.16%	8.08%	10.69%	10.38%	13.65%	N.A.	N.A.	N.A.
10/31/65	$25.76	2.92%	9.22%	13.92%	12.95%	14.19%	N.A.	N.A.	N.A.
11/30/65	$26.04	1.09%	7.32%	15.16%	14.08%	12.93%	N.A.	N.A.	N.A.
12/31/65	$25.84	.07%	4.12%	15.25%	15.25%	11.59%	11.49%	N.A.	N.A.	12/20/65	$.220			$25.89
1/31/66	$26.23	1.51%	2.69%	1.51%	12.77%	10.72%	10.73%	N.A.	N.A.
2/28/66	$26.08	-.57%	1.00%	.93%	11.58%	11.25%	9.66%	N.A.	N.A.	3/18/66	$.140		$1.300	$24.03
3/31/66	$24.19	-1.69%	-.77%	-.77%	10.94%	9.77%	6.91%	N.A.	N.A.
4/30/66	$24.73	2.23%	-.07%	1.44%	10.19%	9.18%	7.17%	N.A.	N.A.
5/31/66	$23.89	-3.40%	-2.91%	-2.00%	6.25%	7.55%	6.09%	N.A.	N.A.	6/20/66	$.140			$23.79
6/30/66	$23.32	-1.81%	-3.03%	-3.78%	8.27%	7.23%	6.34%	N.A.	N.A.
7/31/66	$22.90	-1.80%	-6.85%	-5.51%	4.39%	6.92%	5.26%	N.A.	N.A.
8/31/66	$21.16	-6.99%	-10.32%	-12.11%	-5.61%	3.11%	3.24%	N.A.	N.A.	9/20/66	$.140			$21.67
9/30/66	$21.12	-.19%	-8.85%	-12.29%	-8.69%	3.61%	3.40%	N.A.	N.A.
10/31/66	$22.08	4.54%	-2.96%	-8.31%	-7.24%	4.71%	3.87%	N.A.	N.A.
11/30/66	$22.56	3.17%	7.66%	-5.40%	-5.33%	6.79%	3.78%	N.A.	N.A.	12/20/66	$.220			$22.68

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/66	$22.60	.18%	8.04%	-5.24%	-5.24%	6.24%	4.00%	N.A.	N.A.
1/31/67	$24.23	7.21%	10.80%	7.21%	.08%	8.36%	6.06%	N.A.	N.A.
2/28/67	$23.45	.25%	7.67%	7.48%	.91%	7.72%	5.83%	N.A.	N.A.	3/20/67	$.150		$.690	$24.28
3/31/67	$24.41	4.09%	11.74%	11.74%	6.72%	8.96%	6.72%	N.A.	N.A.
4/30/67	$25.39	4.02%	8.41%	16.23%	8.58%	10.11%	8.62%	N.A.	N.A.
5/31/67	$24.19	-4.13%	3.80%	11.42%	7.75%	8.15%	7.70%	N.A.	N.A.	6/20/67	$.150			$24.98
6/30/67	$24.52	1.36%	1.05%	12.92%	11.21%	8.36%	11.24%	N.A.	N.A.
7/31/67	$25.65	4.61%	1.63%	18.13%	18.47%	9.51%	11.15%	N.A.	N.A.
8/31/67	$25.27	-.90%	5.08%	17.07%	26.25%	9.35%	10.47%	N.A.	N.A.	9/20/67	$.150			$25.64
9/30/67	$25.72	1.78%	5.51%	19.14%	28.73%	9.07%	11.53%	N.A.	N.A.
10/31/67	$24.85	-3.38%	-2.55%	15.11%	18.96%	7.62%	10.44%	N.A.	N.A.
11/30/67	$24.60	-.12%	-1.78%	14.97%	15.18%	7.54%	9.45%	N.A.	N.A.	12/20/67	$.220			$24.81
12/31/67	$25.00	1.63%	-1.94%	16.84%	16.84%	8.46%	9.00%	N.A.	N.A.
1/31/68	$24.31	-2.76%	-1.31%	-2.76%	5.97%	6.15%	7.56%	N.A.	N.A.
2/29/68	$23.14	-.74%	-1.91%	-3.48%	5.05%	5.71%	7.83%	N.A.	N.A.	3/20/68	$.150		$.840	$22.88
3/31/68	$23.18	.17%	-3.27%	-3.27%	1.14%	6.19%	7.38%	N.A.	N.A.
4/30/68	$24.74	6.73%	6.17%	3.24%	3.78%	7.48%	7.96%	N.A.	N.A.
5/31/68	$25.15	2.26%	9.33%	5.58%	10.73%	8.22%	8.21%	N.A.	N.A.	6/20/68	$.150			$25.63
6/30/68	$25.47	1.27%	10.52%	6.91%	10.61%	10.02%	8.69%	N.A.	N.A.
7/31/68	$25.20	-1.06%	2.45%	5.78%	4.62%	8.97%	8.66%	N.A.	N.A.
8/31/68	$25.62	2.26%	2.46%	8.17%	7.97%	8.75%	8.36%	N.A.	N.A.	9/20/68	$.150			$26.47
9/30/68	$26.87	4.88%	6.10%	13.43%	11.23%	9.35%	9.76%	N.A.	N.A.
10/31/68	$27.10	.86%	8.15%	14.40%	16.11%	8.61%	9.66%	N.A.	N.A.
11/30/68	$28.06	4.54%	10.58%	19.59%	21.54%	9.83%	11.25%	N.A.	N.A.	12/20/68	$.270			$27.64

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/68	$26.94	-3.99%	1.24%	14.83%	14.83%	8.33%	9.98%	N.A.	N.A.
1/31/69	$26.79	-.56%	-.18%	-.56%	17.43%	7.59%	9.63%	N.A.	N.A.
2/28/69	$24.00	-3.62%	-7.98%	-4.16%	13.97%	6.48%	8.38%	N.A.	N.A.	3/20/69	$.150		$1.670	$24.32
3/31/69	$24.76	3.17%	-1.21%	-1.21%	17.27%	8.17%	8.94%	N.A.	N.A.
4/30/69	$25.22	1.86%	1.18%	.62%	11.91%	8.04%	9.17%	N.A.	N.A.
5/31/69	$24.84	-.83%	4.21%	-.22%	8.54%	8.99%	8.73%	N.A.	N.A.	6/20/69	$.170			$23.48
6/30/69	$23.60	-4.99%	-3.99%	-5.16%	1.87%	7.81%	7.47%	N.A.	N.A.
7/31/69	$22.69	-3.86%	-9.38%	-8.82%	-1.01%	7.05%	6.34%	N.A.	N.A.
8/31/69	$23.42	3.97%	-5.03%	-5.20%	.66%	11.11%	7.27%	N.A.	N.A.	9/19/69	$.170			$23.45
9/30/69	$23.02	-1.71%	-1.75%	-6.82%	-5.66%	10.54%	6.36%	N.A.	N.A.
10/31/69	$24.11	4.73%	7.03%	-2.41%	-2.04%	10.60%	7.23%	N.A.	N.A.
11/30/69	$23.01	-3.36%	-.51%	-5.69%	-9.45%	8.22%	6.48%	N.A.	N.A.	12/19/69	$.290			$22.57
12/31/69	$22.43	-2.52%	-1.31%	-8.04%	-8.04%	7.25%	6.14%	N.A.	N.A.
1/31/70	$21.29	-5.08%	-10.56%	-5.08%	-12.23%	2.99%	4.27%	N.A.	N.A.
2/28/70	$21.53	4.93%	-2.91%	-.40%	-4.35%	4.61%	5.18%	N.A.	N.A.	3/20/70	$.180		$.630	$21.08
3/31/70	$21.52	-.05%	-.37%	-.37%	-7.26%	3.23%	5.42%	N.A.	N.A.
4/30/70	$19.90	-7.53%	-2.94%	-7.87%	-15.80%	-.74%	3.19%	N.A.	N.A.
5/31/70	$18.71	-5.08%	-12.26%	-12.55%	-19.44%	-1.06%	2.08%	N.A.	N.A.	6/19/70	$.180			$18.88
6/30/70	$18.13	-3.10%	-14.95%	-15.27%	-17.84%	-2.54%	2.20%	N.A.	N.A.
7/31/70	$19.24	6.12%	-2.40%	-10.08%	-9.31%	-2.07%	3.04%	N.A.	N.A.
8/31/70	$19.68	3.28%	6.20%	-7.13%	-9.91%	-.71%	3.12%	N.A.	N.A.	9/18/70	$.190			$20.03
9/30/70	$20.26	2.95%	12.81%	-4.41%	-5.67%	-.34%	3.08%	N.A.	N.A.
10/31/70	$19.98	-1.38%	4.83%	-5.73%	-11.17%	.34%	2.20%	N.A.	N.A.
11/30/70	$20.36	3.20%	4.78%	-2.72%	-5.17%	1.45%	2.62%	N.A.	N.A.	12/18/70	$.260			$21.19

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/70	$21.53	5.75%	7.57%	2.83%	2.83%	2.78%	3.75%	7.55%	N.A.
1/31/71	$22.47	4.37%	13.84%	4.37%	13.06%	5.23%	4.33%	7.48%	N.A.
2/28/71	$22.19	.31%	10.71%	4.69%	8.00%	5.59%	4.51%	7.06%	N.A.	3/19/71	$.190		$.160	$22.94
3/31/71	$22.88	3.11%	7.89%	7.89%	11.35%	6.59%	5.50%	6.20%	N.A.
4/30/71	$23.40	2.27%	5.73%	10.34%	23.15%	5.09%	5.51%	6.34%	N.A.
5/31/71	$22.55	-2.82%	2.48%	7.23%	26.09%	3.32%	5.64%	5.86%	N.A.	6/18/71	$.190			$22.22
6/30/71	$22.36	-.84%	-1.44%	6.34%	29.04%	2.60%	5.85%	6.09%	N.A.
7/31/71	$21.59	-3.44%	-6.95%	2.68%	17.42%	1.77%	5.49%	5.38%	N.A.
8/31/71	$22.33	4.31%	-.13%	7.10%	18.61%	2.45%	7.94%	5.56%	N.A.	9/20/71	$.190			$22.44
9/30/71	$22.12	-.94%	-.23%	6.09%	14.12%	.52%	7.78%	5.57%	N.A.
10/31/71	$21.73	-1.76%	1.50%	4.22%	13.69%	-.36%	6.44%	5.15%	N.A.
11/30/71	$21.42	-.28%	-2.96%	3.93%	9.91%	-1.92%	5.72%	4.75%	N.A.	12/20/71	$.250			$22.68
12/31/71	$22.88	6.82%	4.58%	10.95%	10.95%	1.61%	7.08%	5.53%	N.A.
1/31/72	$23.07	.83%	7.34%	.83%	7.19%	2.08%	5.77%	5.91%	N.A.
2/29/72	$23.19	1.99%	9.85%	2.84%	9.04%	4.06%	6.16%	5.98%	N.A.	3/20/72	$.180		$.160	$23.46
3/31/72	$23.40	.91%	3.75%	3.75%	6.69%	3.29%	5.50%	6.11%	N.A.
4/30/72	$23.70	1.28%	4.22%	5.08%	5.66%	3.09%	4.94%	6.76%	N.A.
5/31/72	$23.84	1.39%	3.62%	6.55%	10.23%	3.84%	6.12%	6.91%	N.A.	6/20/72	$.190			$23.66
6/30/72	$23.17	-2.81%	-.19%	3.56%	8.05%	4.63%	5.24%	8.19%	N.A.
7/31/72	$22.91	-1.12%	-2.56%	2.40%	10.64%	5.62%	4.06%	7.55%	N.A.
8/31/72	$23.63	3.97%	-.09%	6.46%	10.29%	5.62%	5.06%	7.73%	N.A.	9/20/72	$.190			$23.18
9/30/72	$23.46	-.72%	2.08%	5.71%	10.55%	5.98%	4.54%	7.98%	N.A.
10/31/72	$23.54	.34%	3.59%	6.07%	12.92%	4.48%	5.34%	7.86%	N.A.
11/30/72	$24.36	4.46%	4.06%	10.81%	18.36%	7.21%	6.29%	7.86%	N.A.	12/20/72	$.230			$24.18

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/72	$24.49	.53%	5.38%	11.40%	11.40%	8.32%	6.06%	7.52%	N.A.
1/31/73	$23.52	-3.96%	.87%	-3.96%	6.11%	8.75%	5.80%	6.68%	N.A.
2/28/73	$22.03	-2.89%	-6.24%	-6.74%	1.05%	5.94%	5.33%	6.57%	N.A.	3/20/73	$.190		$.620	$21.81
3/31/73	$21.87	-.73%	-7.38%	-7.38%	-.55%	5.72%	5.14%	6.26%	N.A.
4/30/73	$21.16	-3.25%	-6.69%	-10.39%	-5.00%	7.32%	3.10%	5.50%	N.A.
5/31/73	$20.76	-.99%	-4.90%	-11.28%	-7.24%	8.84%	2.44%	5.28%	N.A.	6/20/73	$.190			$20.76
6/30/73	$20.62	-.67%	-4.85%	-11.87%	-5.20%	9.74%	2.04%	5.31%	N.A.
7/31/73	$21.33	3.44%	1.73%	-8.84%	-.82%	8.81%	2.95%	5.77%	N.A.
8/31/73	$21.02	-.56%	2.17%	-9.35%	-5.16%	7.45%	2.38%	5.33%	N.A.	9/20/73	$.190			$21.70
9/30/73	$22.21	5.66%	8.65%	-4.25%	.90%	8.38%	2.53%	6.08%	N.A.
10/31/73	$22.34	.59%	5.65%	-3.69%	1.15%	9.10%	2.47%	6.01%	N.A.
11/30/73	$20.10	-8.82%	-3.09%	-12.18%	-11.71%	4.70%	-.29%	5.32%	N.A.	12/20/73	$.270			$20.14
12/31/73	$20.66	2.79%	-5.73%	-9.74%	-9.74%	3.72%	1.08%	5.43%	N.A.
1/31/74	$20.49	-.82%	-7.05%	-.82%	-6.79%	1.97%	1.02%	5.24%	N.A.
2/28/74	$20.19	.44%	2.39%	-.39%	-3.63%	2.03%	1.88%	5.07%	N.A.	3/20/74	$.200		$.190	$20.23
3/31/74	$19.49	-3.47%	-3.84%	-3.84%	-6.29%	-.19%	.53%	4.65%	N.A.
4/30/74	$18.87	-3.18%	-6.13%	-6.90%	-6.23%	-2.00%	-.48%	4.23%	N.A.
5/31/74	$17.97	-3.66%	-9.96%	-10.31%	-8.75%	-2.28%	-1.07%	3.72%	N.A.	6/20/74	$.210			$17.84
6/30/74	$17.65	-1.78%	-8.38%	-11.90%	-9.76%	-2.59%	-.40%	3.46%	N.A.
7/31/74	$17.00	-3.68%	-8.85%	-15.14%	-15.98%	-2.67%	-.37%	2.93%	N.A.
8/31/74	$15.57	-7.12%	-12.13%	-21.18%	-21.49%	-6.36%	-2.59%	2.22%	N.A.	9/20/74	$.220			$15.52
9/30/74	$14.55	-6.55%	-16.40%	-26.34%	-30.56%	-8.16%	-3.57%	1.28%	N.A.
10/31/74	$16.18	11.20%	-3.47%	-18.09%	-23.24%	-4.29%	-2.40%	2.30%	N.A.
11/30/74	$15.53	-2.10%	1.73%	-19.81%	-17.58%	-4.86%	-2.16%	2.07%	N.A.	12/20/74	$.310			$15.32

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/74	$15.63	.65%	9.60%	-19.27%	-19.27%	-6.72%	-1.52%	2.24%	N.A.
1/31/75	$17.07	9.21%	7.64%	9.21%	-11.11%	-4.20%	1.28%	2.77%	N.A.
2/28/75	$17.75	5.16%	15.58%	14.84%	-6.93%	-3.21%	1.30%	3.23%	N.A.	3/20/75	$.200			$17.99
3/31/75	$17.92	.96%	15.93%	15.93%	-2.68%	-3.20%	1.50%	3.45%	N.A.
4/30/75	$18.52	3.35%	9.70%	19.81%	3.89%	-2.55%	3.79%	3.49%	N.A.
5/31/75	$18.74	2.38%	6.82%	22.66%	10.38%	-2.24%	5.37%	3.71%	N.A.	6/20/75	$.220			$19.23
6/30/75	$19.61	4.64%	10.69%	28.31%	17.57%	.19%	7.00%	4.57%	N.A.
7/31/75	$18.84	-3.93%	2.89%	23.27%	17.27%	-.76%	4.89%	3.96%	N.A.
8/31/75	$18.35	-1.43%	-.91%	21.51%	24.44%	-2.52%	3.92%	3.52%	N.A.	9/19/75	$.220			$18.16
9/30/75	$17.95	-2.18%	-7.36%	18.87%	30.28%	-3.00%	2.86%	2.97%	N.A.
10/31/75	$19.05	6.13%	2.34%	26.16%	24.34%	-1.17%	4.39%	3.29%	N.A.
11/30/75	$19.02	1.36%	5.23%	27.88%	28.70%	-2.15%	4.02%	3.31%	N.A.	12/19/75	$.290			$18.84
12/31/75	$19.25	1.21%	8.89%	29.45%	29.45%	-1.93%	3.12%	3.43%	N.A.
1/31/76	$21.06	9.40%	12.25%	9.40%	29.67%	2.42%	4.09%	4.21%	N.A.
2/29/76	$21.04	.90%	11.72%	10.39%	24.44%	3.73%	4.22%	4.36%	N.A.	3/19/76	$.210			$21.17
3/31/76	$21.49	2.14%	12.74%	12.74%	25.89%	4.71%	4.03%	4.76%	N.A.
4/30/76	$21.34	-.70%	2.33%	11.96%	20.96%	5.63%	3.41%	4.46%	N.A.
5/31/76	$21.15	.19%	1.62%	12.17%	18.41%	6.04%	4.05%	4.84%	N.A.	6/18/76	$.230			$21.73
6/30/76	$21.96	3.83%	3.27%	16.43%	17.46%	7.61%	5.00%	5.42%	N.A.
7/31/76	$21.86	-.46%	3.52%	15.90%	21.70%	6.24%	5.64%	5.57%	N.A.
8/31/76	$21.74	.55%	3.92%	16.53%	24.13%	6.65%	4.87%	6.40%	N.A.	9/20/76	$.240			$22.14
9/30/76	$22.13	1.79%	1.87%	18.60%	29.15%	5.32%	5.44%	6.60%	N.A.
10/31/76	$21.99	-.63%	1.69%	17.85%	20.92%	4.89%	5.68%	6.06%	N.A.
11/30/76	$21.96	1.32%	2.48%	19.41%	20.85%	8.65%	6.03%	5.87%	N.A.	12/20/76	$.320			$22.51

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/76	$23.06	5.01%	5.68%	25.34%	25.34%	9.41%	5.66%	6.37%	N.A.
1/31/77	$22.34	-3.12%	3.03%	-3.12%	10.99%	8.56%	4.82%	5.29%	N.A.
2/28/77	$22.05	-.22%	1.50%	-3.34%	9.76%	8.32%	4.37%	5.26%	N.A.	3/18/77	$.240			$22.30
3/31/77	$21.91	-.64%	-3.96%	-3.96%	6.77%	9.37%	4.04%	4.77%	N.A.
4/30/77	$22.13	1.00%	.13%	-3.00%	8.60%	10.92%	3.98%	4.46%	N.A.
5/31/77	$21.67	-.90%	-.55%	-3.88%	7.45%	11.96%	3.51%	4.81%	N.A.	6/20/77	$.260			$22.34
6/30/77	$22.33	3.05%	3.10%	-.98%	6.59%	13.75%	4.72%	4.98%	N.A.
7/31/77	$22.16	-.76%	1.30%	-1.74%	6.27%	14.89%	4.80%	4.43%	N.A.
8/31/77	$21.57	-1.45%	.79%	-3.16%	4.18%	17.19%	3.68%	4.37%	N.A.	9/20/77	$.270			$21.45
9/30/77	$21.53	-.19%	-2.37%	-3.33%	2.16%	19.79%	3.79%	4.17%	N.A.
10/31/77	$21.02	-2.37%	-3.95%	-5.62%	.38%	14.70%	3.22%	4.27%	N.A.
11/30/77	$21.22	2.62%	.00%	-3.15%	1.70%	16.51%	2.85%	4.56%	N.A.	12/20/77	$.350			$20.83
12/31/77	$21.19	-.14%	.08%	-3.26%	-3.26%	16.22%	2.72%	4.38%	N.A.
1/31/78	$20.30	-4.20%	-1.80%	-4.20%	-4.33%	11.25%	2.67%	4.22%	N.A.
2/28/78	$19.58	-1.08%	-5.37%	-5.24%	-5.15%	9.01%	3.04%	4.18%	N.A.	3/20/78	$.260		$.240	$20.21
3/31/78	$20.01	2.20%	-3.23%	-3.23%	-2.52%	9.43%	3.63%	4.38%	N.A.
4/30/78	$21.13	5.60%	6.66%	2.19%	1.91%	10.21%	5.46%	4.27%	N.A.
5/31/78	$21.04	.85%	8.84%	3.06%	3.76%	9.67%	5.85%	4.13%	N.A.	6/20/78	$.270			$20.96
6/30/78	$20.85	-.90%	5.54%	2.13%	-.21%	7.70%	5.80%	3.90%	N.A.
7/31/78	$21.69	4.03%	3.97%	6.24%	4.60%	10.60%	5.92%	4.42%	N.A.
8/31/78	$22.15	3.46%	6.66%	9.92%	9.80%	12.39%	6.77%	4.55%	N.A.	9/20/78	$.290			$22.05
9/30/78	$22.16	.05%	7.68%	9.97%	10.06%	13.24%	5.61%	4.06%	N.A.
10/31/78	$20.70	-6.59%	-3.31%	2.73%	5.30%	8.52%	4.06%	3.26%	N.A.
11/30/78	$20.70	1.64%	-5.01%	4.42%	4.27%	8.62%	6.34%	2.97%	N.A.	12/20/78	$.340			$20.81

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/78	$21.02	1.55%	-3.60%	6.02%	6.02%	8.73%	6.08%	3.55%	N.A.
1/31/79	$21.84	3.90%	7.23%	3.90%	14.99%	6.88%	7.07%	4.00%	N.A.
2/28/79	$21.01	-1.60%	3.82%	2.24%	14.47%	5.99%	6.63%	4.23%	N.A.	3/20/79	$.280		$.200	$21.86
3/31/79	$22.03	4.85%	7.11%	7.11%	17.35%	6.89%	8.39%	4.39%	N.A.
4/30/79	$22.07	.18%	3.27%	7.30%	11.33%	7.21%	9.14%	4.22%	N.A.
5/31/79	$21.64	-.59%	4.43%	6.67%	9.74%	6.94%	9.82%	4.24%	N.A.	6/20/79	$.300			$22.35
6/30/79	$22.38	3.42%	2.95%	10.27%	14.47%	6.78%	10.95%	5.12%	N.A.
7/31/79	$22.50	.54%	3.32%	10.86%	10.62%	7.14%	11.91%	5.59%	N.A.
8/31/79	$23.10	4.13%	8.27%	15.44%	11.35%	8.40%	14.49%	5.61%	N.A.	9/20/79	$.330			$23.25
9/30/79	$22.96	-.61%	4.05%	14.73%	10.60%	7.54%	15.91%	5.73%	N.A.
10/31/79	$21.41	-6.75%	-3.49%	6.99%	10.42%	5.28%	11.90%	4.51%	N.A.
11/30/79	$21.93	4.11%	-3.51%	11.38%	13.11%	6.26%	13.28%	5.28%	N.A.	12/20/79	$.360			$22.28
12/31/79	$22.35	1.92%	-1.08%	13.49%	13.49%	5.19%	13.56%	5.75%	N.A.
1/31/80	$23.21	3.85%	10.16%	3.85%	13.43%	7.66%	12.42%	6.70%	N.A.
2/29/80	$22.06	-2.28%	3.42%	1.48%	12.74%	6.92%	10.79%	5.94%	N.A.	3/20/80	$.310		$.310	$20.57
3/31/80	$20.51	-7.03%	-5.47%	-5.47%	.17%	4.64%	9.02%	5.20%	N.A.
4/30/80	$21.86	6.58%	-2.98%	.76%	6.57%	6.53%	9.69%	6.70%	N.A.
5/31/80	$22.53	4.67%	3.72%	5.46%	12.25%	8.51%	10.19%	7.75%	N.A.	6/20/80	$.350			$23.32
6/30/80	$23.15	2.75%	14.57%	8.30%	11.47%	8.38%	9.78%	8.38%	N.A.
7/31/80	$24.22	4.62%	12.46%	13.31%	15.99%	10.31%	11.66%	8.22%	N.A.
8/31/80	$23.66	-.83%	6.61%	12.37%	10.48%	10.54%	11.80%	7.79%	N.A.	9/19/80	$.360			$24.51
9/30/80	$23.76	.42%	4.14%	12.79%	11.57%	10.74%	12.37%	7.51%	N.A.
10/31/80	$24.14	1.60%	1.13%	14.59%	21.56%	12.22%	11.40%	7.83%	N.A.
11/30/80	$25.48	7.17%	9.34%	22.81%	25.16%	13.84%	12.64%	8.25%	N.A.	12/19/80	$.390			$24.75
Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/80	$25.23	-.98%	7.86%	21.65%	21.65%	13.54%	12.16%	7.54%	7.55%
1/31/81	$24.57	-2.62%	3.39%	-2.62%	14.08%	14.16%	9.58%	6.80%	7.14%
2/28/81	$23.55	1.43%	-2.20%	-1.23%	18.18%	15.15%	9.69%	6.92%	6.99%	3/20/81	$.360		$1.010	$24.25
3/31/81	$24.19	2.72%	1.29%	1.29%	30.36%	15.29%	9.78%	6.87%	6.53%
4/30/81	$23.71	-1.99%	1.95%	-.72%	19.88%	12.46%	9.50%	6.41%	6.38%
5/31/81	$23.57	1.05%	1.74%	.33%	15.80%	12.53%	9.69%	6.83%	6.35%	6/19/81	$.390			$23.76
6/30/81	$23.41	-.68%	-1.64%	-.37%	11.92%	12.61%	8.72%	6.84%	6.47%
7/31/81	$23.14	-1.15%	-.80%	-1.51%	5.74%	10.71%	8.57%	7.10%	6.23%
8/31/81	$21.96	-3.42%	-5.18%	-4.88%	3.04%	8.20%	7.70%	6.28%	5.92%	9/18/81	$.390			$21.08
9/30/81	$20.90	-4.83%	-9.07%	-9.40%	-2.28%	6.44%	6.28%	5.86%	5.71%
10/31/81	$21.79	4.26%	-4.09%	-5.55%	.28%	10.41%	7.30%	6.49%	5.82%
11/30/81	$22.76	6.52%	5.69%	.61%	-.37%	12.15%	8.39%	7.20%	5.96%	12/18/81	$.450			$22.32
12/31/81	$22.04	-3.16%	7.58%	-2.54%	-2.54%	10.40%	6.66%	6.16%	5.84%
1/31/82	$21.99	-.23%	2.95%	-.23%	-.14%	8.92%	7.29%	6.05%	5.98%
2/28/82	$20.70	-1.87%	-5.18%	-2.09%	-3.23%	8.85%	6.94%	5.64%	5.81%	3/19/82	$.380		$.500	$20.75
3/31/82	$20.97	1.30%	-.82%	-.82%	-4.57%	7.61%	7.35%	5.68%	5.89%
4/30/82	$21.72	3.58%	2.96%	2.73%	.85%	8.81%	7.89%	5.92%	6.34%
5/31/82	$21.00	-1.43%	3.43%	1.26%	-1.62%	8.52%	7.78%	5.62%	6.26%	6/18/82	$.410			$20.37
6/30/82	$20.70	-1.43%	.70%	-.13%	-2.30%	6.82%	6.84%	5.78%	6.98%
7/31/82	$20.77	.34%	-2.45%	.21%	-.83%	6.75%	7.08%	5.93%	6.73%
8/31/82	$22.39	9.77%	8.57%	10.01%	12.63%	8.65%	9.41%	6.50%	7.12%	9/20/82	$.410			$22.88
9/30/82	$22.74	1.56%	11.82%	11.68%	20.15%	9.41%	9.78%	6.74%	7.36%
10/31/82	$24.83	9.19%	21.69%	21.95%	25.83%	15.32%	12.26%	7.65%	7.75%
11/30/82	$25.22	3.46%	14.74%	26.17%	22.18%	15.10%	12.44%	7.55%	7.70%	12/20/82	$.470			$24.63

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/82	$25.20	-.08%	12.93%	26.13%	26.13%	14.36%	12.47%	7.48%	7.50%
1/31/83	$25.72	2.07%	5.56%	2.07%	29.02%	13.70%	13.90%	8.14%	7.41%
2/28/83	$25.65	2.45%	4.48%	4.57%	34.71%	15.43%	14.72%	8.72%	7.64%	3/18/83	$.390		$.310	$25.96
3/31/83	$26.27	2.42%	7.06%	7.06%	36.14%	19.20%	14.76%	9.05%	7.65%
4/30/83	$28.05	6.78%	12.00%	14.31%	40.35%	19.27%	15.02%	10.13%	7.79%
5/31/83	$27.15	-1.75%	7.45%	12.32%	39.81%	16.80%	14.42%	10.05%	7.64%	6/20/83	$.410			$27.85
6/30/83	$27.67	1.91%	6.88%	14.42%	44.50%	16.47%	15.05%	10.33%	7.79%
7/31/83	$26.93	-2.68%	-2.58%	11.36%	40.16%	13.70%	13.53%	9.66%	7.70%
8/31/83	$26.88	1.37%	.55%	12.89%	29.49%	14.55%	13.07%	9.87%	7.57%	9/20/83	$.420			$27.44
9/30/83	$27.42	2.01%	.61%	15.13%	30.01%	15.14%	13.50%	9.48%	7.77%
10/31/83	$27.29	-.47%	2.89%	14.58%	18.51%	14.35%	14.95%	9.37%	7.67%
11/30/83	$27.24	1.65%	3.20%	16.47%	16.38%	12.34%	14.95%	10.56%	7.91%	12/20/83	$.500			$26.90
12/31/83	$27.33	.33%	1.53%	16.88%	16.88%	12.84%	14.68%	10.30%	7.84%
1/31/84	$27.26	-.26%	1.75%	-.26%	14.22%	13.74%	13.75%	10.36%	7.77%
2/29/84	$25.59	-1.54%	-1.47%	-1.79%	9.81%	12.68%	13.78%	10.14%	7.57%	3/20/84	$.420		$.830	$25.67
3/31/84	$25.72	.51%	-1.31%	-1.31%	7.75%	11.87%	12.82%	10.59%	7.58%
4/30/84	$25.62	-.39%	-1.44%	-1.69%	.52%	12.47%	12.69%	10.90%	7.51%
5/31/84	$23.99	-4.68%	-4.57%	-6.30%	-2.45%	10.30%	11.76%	10.78%	7.19%	6/20/84	$.430			$24.39
6/30/84	$24.14	.63%	-4.49%	-5.74%	-3.72%	10.77%	11.14%	11.05%	7.19%
7/31/84	$23.79	-1.45%	-5.51%	-7.10%	-2.50%	10.66%	10.70%	11.30%	7.03%
8/31/84	$25.36	8.41%	7.50%	.71%	4.29%	14.98%	11.60%	13.03%	7.49%	9/20/84	$.430			$25.48
9/30/84	$25.47	.43%	7.29%	1.14%	2.68%	17.05%	11.82%	13.85%	7.38%
10/31/84	$25.76	1.14%	10.11%	2.29%	4.34%	15.88%	13.66%	12.78%	7.41%
11/30/84	$25.50	.74%	2.33%	3.04%	3.38%	13.73%	12.92%	13.10%	7.44%	12/20/84	$.450			$25.84

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/84	$25.92	1.65%	3.54%	4.72%	4.72%	15.57%	12.85%	13.21%	7.58%
1/31/85	$27.11	4.59%	7.07%	4.59%	9.80%	17.40%	13.01%	12.72%	7.63%
2/28/85	$26.66	1.26%	7.65%	5.90%	12.94%	18.64%	13.77%	12.29%	7.67%	3/20/85	$.420		$.370	$26.49
3/31/85	$26.81	.56%	6.52%	6.52%	13.02%	18.35%	15.58%	12.25%	7.76%
4/30/85	$27.20	1.46%	3.33%	8.07%	15.11%	17.54%	14.44%	12.04%	7.68%
5/31/85	$28.33	5.74%	7.88%	14.27%	27.73%	20.30%	14.69%	12.41%	7.97%	6/20/85	$.430			$28.35
6/30/85	$28.82	1.73%	9.13%	16.24%	29.13%	21.57%	14.46%	12.09%	8.27%
7/31/85	$28.89	.24%	7.83%	16.52%	31.34%	21.53%	13.48%	12.57%	8.18%
8/31/85	$28.53	.24%	2.22%	16.80%	21.47%	17.92%	13.74%	12.76%	8.04%	9/20/85	$.430			$27.93
9/30/85	$28.36	-.60%	-.08%	16.15%	20.26%	17.09%	13.52%	12.94%	7.84%
10/31/85	$29.52	4.09%	3.75%	20.90%	23.77%	15.24%	14.07%	12.72%	7.90%
11/30/85	$30.79	5.72%	9.39%	27.82%	29.93%	16.06%	13.75%	13.20%	8.14%	12/20/85	$.420			$31.76
12/31/85	$31.93	3.70%	14.08%	32.50%	32.50%	17.49%	14.79%	13.47%	8.34%
1/31/86	$32.28	1.10%	10.80%	1.10%	28.07%	17.11%	15.66%	12.58%	8.31%
2/28/86	$32.25	6.75%	11.92%	7.93%	35.00%	18.74%	16.88%	13.21%	8.70%	3/20/86	$.420		$1.790	$33.51
3/31/86	$33.78	4.75%	12.77%	12.77%	40.28%	19.54%	17.29%	13.47%	9.03%
4/30/86	$33.29	-1.45%	9.93%	11.14%	36.26%	16.39%	17.41%	13.39%	8.83%
5/31/86	$33.81	2.82%	6.14%	14.27%	32.51%	18.18%	17.82%	13.68%	9.17%	6/20/86	$.420			$33.75
6/30/86	$34.28	1.39%	2.74%	15.86%	32.06%	17.97%	18.31%	13.41%	9.35%
7/31/86	$32.92	-3.97%	.12%	11.27%	26.52%	17.45%	17.63%	13.01%	9.22%
8/31/86	$34.38	5.65%	2.87%	17.55%	33.30%	19.09%	19.74%	13.57%	9.92%	9/19/86	$.400			$32.78
9/30/86	$32.67	-4.97%	-3.53%	11.77%	27.50%	16.33%	19.72%	12.80%	9.66%
10/31/86	$34.03	4.16%	4.64%	16.42%	27.59%	18.11%	19.70%	13.33%	9.64%
11/30/86	$32.76	2.56%	1.51%	19.40%	23.82%	18.45%	18.78%	13.47%	9.60%	12/19/86	$.380		$1.760	$33.11

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/86	$32.62	-.43%	6.30%	18.81%	18.81%	18.13%	19.43%	12.86%	9.57%
1/31/87	$35.62	9.20%	11.44%	9.20%	28.33%	21.75%	21.61%	14.22%	9.67%
2/28/87	$36.37	3.14%	12.15%	12.63%	24.30%	23.66%	22.83%	14.60%	9.83%	3/20/87	$.370			$37.58
3/31/87	$36.91	1.48%	14.27%	14.27%	20.39%	24.04%	22.86%	14.84%	9.69%
4/30/87	$36.40	-1.38%	3.19%	12.69%	20.47%	23.63%	21.66%	14.57%	9.40%
5/31/87	$36.33	.91%	.99%	13.71%	18.22%	26.01%	22.22%	14.78%	9.68%	6/19/87	$.400			$37.82
6/30/87	$37.62	3.55%	3.00%	17.69%	20.69%	27.21%	23.42%	14.83%	9.79%
7/31/87	$38.67	2.79%	7.36%	20.98%	29.19%	29.00%	24.02%	15.24%	9.70%
8/31/87	$39.27	2.72%	9.33%	24.26%	25.53%	26.71%	22.39%	15.71%	9.89%	9/18/97	$.450			$38.10
9/30/87	$38.58	-1.76%	3.77%	22.13%	29.82%	25.79%	21.59%	15.53%	9.70%
10/31/87	$33.66	-12.75%	-11.93%	6.55%	8.74%	19.75%	16.25%	14.24%	9.14%
11/30/87	$29.43	-3.21%	-17.04%	3.13%	2.69%	18.17%	14.70%	13.57%	8.97%	12/18/87	$.480		$2.670	$30.84
12/31/87	$30.72	4.38%	-12.24%	7.18%	7.18%	19.05%	15.61%	14.03%	9.10%
1/31/88	$32.05	4.33%	4.94%	4.33%	2.40%	18.95%	16.12%	15.00%	9.48%
2/29/88	$32.73	3.40%	12.61%	7.88%	2.68%	19.78%	16.34%	15.52%	9.70%	3/18/88	$.410			$32.83
3/31/88	$31.84	-2.72%	4.94%	4.94%	-1.57%	18.46%	15.14%	14.95%	9.54%
4/30/88	$32.00	.50%	1.09%	5.47%	.31%	18.09%	13.76%	14.39%	9.21%
5/31/88	$31.77	.59%	-1.65%	6.10%	.04%	16.14%	14.30%	14.36%	9.12%	6/20/88	$.420			$32.45
6/30/88	$32.82	3.30%	4.41%	9.57%	-.22%	16.72%	14.61%	14.83%	9.23%
7/31/88	$32.50	-.98%	2.88%	8.50%	-3.88%	16.25%	15.01%	14.27%	9.23%
8/31/88	$31.85	-2.00%	.25%	6.33%	-8.32%	15.36%	14.24%	13.65%	9.00%
9/30/88	$32.38	2.99%	-.06%	9.51%	-3.90%	16.74%	14.46%	13.98%	8.90%	9/20/88	$.420			$32.26
10/31/88	$33.01	1.95%	2.89%	11.64%	12.29%	15.93%	15.01%	14.98%	8.96%
11/30/88	$32.64	-1.12%	3.82%	10.39%	15.23%	13.39%	14.37%	14.66%	8.66%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/88	$32.09	1.04%	1.85%	11.55%	11.55%	12.41%	14.53%	14.61%	8.94%	12/20/88	$.430		$.460	$32.06
1/31/89	$33.87	5.55%	5.45%	5.55%	12.85%	14.03%	15.83%	14.79%	9.26%
2/28/89	$33.08	-2.33%	4.16%	3.08%	6.59%	10.79%	15.65%	14.71%	9.34%
3/31/89	$33.11	1.38%	4.51%	4.51%	11.07%	9.59%	15.85%	14.33%	9.24%	3/20/89	$.420			$32.67
4/30/89	$34.39	3.87%	2.84%	8.55%	14.80%	11.53%	16.82%	14.74%	9.35%
5/31/89	$35.46	3.11%	8.58%	11.92%	17.70%	11.63%	18.68%	15.16%	9.56%
6/30/89	$35.14	.34%	7.46%	12.30%	14.32%	11.24%	18.61%	14.82%	9.86%	6/20/89	$.440			$35.19
7/31/89	$37.27	6.06%	9.73%	19.11%	22.44%	14.99%	20.37%	15.43%	10.40%
8/31/89	$37.83	1.50%	8.02%	20.90%	26.82%	13.44%	18.79%	15.14%	10.27%
9/30/89	$36.94	-1.19%	6.37%	19.45%	21.67%	14.93%	18.41%	15.07%	10.30%	9/20/89	$.440			$37.07
10/31/89	$36.62	-.87%	-.58%	18.42%	18.31%	13.05%	17.93%	15.78%	10.00%
11/30/89	$37.20	1.58%	-.50%	20.29%	21.55%	12.71%	18.14%	15.49%	10.27%
12/31/89	$36.85	2.27%	2.99%	23.02%	23.02%	13.72%	18.28%	15.53%	10.53%	12/20/89	$.460		$.710	$36.12
1/31/90	$35.30	-4.21%	-.48%	-4.21%	11.65%	8.86%	16.22%	14.61%	10.58%
2/28/90	$35.79	1.39%	-.67%	-2.88%	15.91%	8.25%	16.25%	15.01%	10.39%
3/31/90	$35.95	1.64%	-1.28%	-1.28%	16.21%	8.31%	16.50%	16.04%	10.48%	3/20/90	$.430			$36.17
4/30/90	$35.28	-1.87%	1.13%	-3.12%	9.79%	8.13%	15.72%	15.08%	10.81%
5/31/90	$37.67	6.78%	6.50%	3.44%	13.70%	10.20%	15.95%	15.32%	11.47%
6/30/90	$37.10	-.32%	4.44%	3.11%	12.96%	8.81%	15.48%	14.97%	11.62%	6/20/90	$.450			$37.23
7/31/90	$37.18	.22%	6.66%	3.33%	6.73%	7.90%	15.47%	14.47%	11.30%
8/31/90	$34.81	-6.38%	-6.48%	-3.26%	-1.55%	4.60%	13.90%	13.82%	10.76%
9/30/90	$33.20	-3.30%	-9.26%	-6.44%	-3.65%	4.05%	13.27%	13.39%	10.42%	9/20/90	$.470			$33.68
10/31/90	$32.80	-1.21%	-10.55%	-7.57%	-3.98%	8.45%	12.10%	13.08%	10.42%
11/30/90	$34.83	6.19%	1.45%	-1.85%	.38%	12.02%	12.20%	12.97%	10.59%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/90	$35.03	2.84%	7.89%	.94%	.94%	11.47%	12.02%	13.40%	10.43%	12/20/90	$.460		$.330	$35.01
1/31/91	$36.46	4.08%	13.66%	4.08%	9.67%	11.38%	12.67%	14.15%	10.42%
2/28/91	$38.06	4.39%	11.74%	8.65%	12.92%	11.74%	12.22%	14.50%	10.64%
3/31/91	$37.98	.94%	9.67%	9.67%	12.14%	13.12%	11.39%	14.30%	10.52%	3/20/91	$.430			$37.40
4/30/91	$38.38	1.06%	6.47%	10.82%	15.47%	13.33%	11.95%	14.65%	10.46%
5/31/91	$39.85	3.83%	5.91%	15.07%	12.29%	14.54%	12.17%	14.96%	10.82%
6/30/91	$37.85	-3.90%	.83%	10.58%	8.25%	11.81%	10.98%	14.58%	10.65%	6/20/91	$.450			$38.26
7/31/91	$38.85	2.64%	2.41%	13.50%	10.87%	13.15%	12.46%	15.02%	10.99%
8/31/91	$39.56	1.83%	.44%	15.58%	20.59%	14.61%	11.63%	15.62%	10.85%
9/30/91	$39.13	.03%	4.55%	15.61%	24.73%	13.50%	12.78%	16.20%	10.91%	9/20/91	$.440			$38.98
10/31/91	$39.52	1.00%	2.88%	16.76%	27.51%	13.15%	12.08%	15.83%	11.06%
11/30/91	$38.28	-3.14%	-2.15%	13.10%	16.31%	12.37%	10.82%	14.73%	10.90%
12/31/91	$40.09	6.74%	4.42%	20.72%	20.72%	14.45%	12.37%	15.85%	10.90%	12/20/91	$.440		$.290	$37.96
1/31/92	$40.08	-.02%	3.37%	-.02%	15.96%	12.40%	10.41%	15.87%	10.85%
2/29/92	$41.01	2.32%	9.19%	2.30%	13.66%	14.16%	10.24%	16.36%	10.87%
3/31/92	$39.93	-1.62%	.64%	.64%	10.79%	13.02%	9.56%	16.02%	10.73%	3/20/92	$.420			$40.32
4/30/92	$40.91	2.46%	3.13%	3.11%	12.32%	12.50%	10.40%	15.89%	10.79%
5/31/92	$41.42	1.25%	2.05%	4.40%	9.53%	11.82%	10.48%	16.20%	10.79%
6/30/92	$40.77	-.50%	3.22%	3.87%	13.40%	11.51%	9.60%	16.31%	10.92%	6/19/92	$.440			$40.44
7/31/92	$41.95	2.90%	3.66%	6.88%	13.68%	10.39%	9.62%	16.60%	11.14%
8/31/92	$41.07	-2.10%	.24%	4.64%	9.29%	9.07%	8.57%	15.28%	10.80%
9/30/92	$41.42	1.92%	2.67%	6.65%	11.36%	10.20%	9.37%	15.32%	10.95%	9/18/92	$.440			$41.57
10/31/92	$41.24	-.43%	-.65%	6.19%	9.79%	10.36%	12.30%	14.26%	10.90%
11/30/92	$42.24	2.42%	3.94%	8.76%	16.09%	10.67%	13.68%	14.14%	10.79%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/92	$42.44	1.66%	3.67%	10.57%	10.57%	10.45%	13.08%	14.34%	10.86%	12/18/92	$.430		$.070	$42.29
1/31/93	$43.32	2.08%	6.29%	2.08%	12.89%	12.81%	12.58%	14.34%	11.19%
2/28/93	$44.56	2.86%	6.74%	5.00%	13.49%	13.35%	12.47%	14.39%	11.51%
3/31/93	$44.80	1.53%	6.60%	6.60%	17.11%	13.31%	13.43%	14.28%	11.64%	3/19/93	$.440			$44.87
4/30/93	$45.18	.85%	5.32%	7.50%	15.27%	14.35%	13.51%	13.63%	11.87%
5/31/93	$46.09	2.02%	4.45%	9.67%	16.15%	12.62%	13.84%	14.07%	12.04%
6/30/93	$46.23	1.25%	4.17%	11.04%	18.20%	13.21%	13.38%	13.99%	12.15%	6/18/93	$.430			$45.42
7/31/93	$46.33	.22%	3.52%	11.28%	15.12%	13.21%	13.65%	14.33%	11.97%
8/31/93	$47.86	3.30%	4.82%	14.96%	21.47%	16.98%	14.85%	14.55%	12.18%
9/30/93	$47.27	-.39%	3.12%	14.51%	18.71%	18.14%	14.09%	14.27%	11.85%	9/20/93	$.400			$46.88
10/31/93	$47.64	.78%	3.70%	15.40%	20.16%	18.93%	13.83%	14.42%	11.86%
11/30/93	$47.30	-.71%	-.33%	14.58%	16.48%	16.29%	13.92%	14.15%	12.34%
12/31/93	$46.40	1.20%	1.26%	15.95%	15.95%	15.67%	13.96%	14.24%	12.25%	12/20/93	$.400		$1.060	$46.21
1/31/94	$48.25	3.99%	4.48%	3.99%	18.12%	15.64%	13.62%	14.72%	12.52%
2/28/94	$47.25	-2.07%	3.05%	1.83%	12.46%	13.20%	13.68%	14.66%	12.38%
3/31/94	$45.31	-3.05%	-1.27%	-1.27%	7.39%	11.69%	12.67%	14.25%	12.40%	3/18/94	$.430		$.090	$46.99
4/30/94	$45.48	.37%	-4.70%	-.90%	6.90%	11.44%	11.90%	14.34%	12.60%
5/31/94	$46.05	1.26%	-1.46%	.34%	6.10%	10.51%	11.50%	15.03%	12.88%
6/30/94	$44.85	-1.70%	-.10%	-1.36%	3.00%	11.35%	11.04%	14.76%	12.89%	6/20/94	$.430			$46.24
7/31/94	$46.17	2.95%	2.46%	1.54%	5.80%	11.46%	10.38%	15.26%	13.27%
8/31/94	$47.51	2.90%	4.13%	4.49%	5.39%	11.84%	10.68%	14.67%	13.85%
9/30/94	$45.95	-2.37%	3.42%	2.01%	3.30%	10.94%	10.41%	14.34%	14.10%	9/20/94	$.440			$46.61
10/31/94	$46.58	1.37%	1.84%	3.41%	3.90%	11.08%	10.91%	14.37%	13.57%
11/30/94	$45.47	-2.39%	-3.39%	.95%	2.16%	11.37%	10.03%	14.01%	13.55%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/94	$45.21	1.04%	-.02%	1.99%	1.99%	9.35%	9.77%	13.94%	13.57%	12/20/94	$.490		$.240	$45.19
1/31/95	$46.01	1.77%	.37%	1.77%	-.19%	10.00%	11.10%	13.63%	13.17%
2/28/95	$47.69	3.65%	6.58%	5.49%	5.65%	10.48%	11.59%	13.90%	13.09%
3/31/95	$48.24	2.25%	7.85%	7.85%	11.40%	11.90%	11.72%	14.08%	13.16%	3/20/95	$.450		$.060	$47.50
4/30/95	$49.38	2.37%	8.47%	10.39%	13.61%	11.87%	12.67%	14.19%	13.11%
5/31/95	$51.67	4.64%	9.52%	15.51%	17.42%	13.11%	12.21%	14.07%	13.23%
6/30/95	$51.63	.85%	8.03%	16.50%	20.46%	13.61%	12.48%	13.97%	13.03%	6/14/95	$.480			$51.52
7/31/95	$52.75	2.17%	7.82%	19.03%	19.55%	13.35%	12.91%	14.18%	13.37%
8/31/95	$53.50	1.42%	4.51%	20.72%	17.83%	14.69%	14.73%	14.32%	13.54%
9/30/95	$53.98	1.79%	5.48%	22.88%	22.86%	14.64%	15.92%	14.59%	13.76%	9/15/95	$.480			$54.21
10/31/95	$53.25	-1.35%	1.84%	21.22%	19.56%	14.28%	15.88%	13.97%	13.35%
11/30/95	$55.32	3.89%	4.32%	25.93%	27.24%	14.83%	15.37%	13.78%	13.49%
12/31/95	$54.60	1.65%	4.18%	28.02%	28.02%	14.83%	15.11%	13.55%	13.51%	12/15/95	$.770		$.850	$54.06
1/31/96	$55.54	1.72%	7.42%	1.72%	27.96%	14.69%	14.58%	13.62%	13.10%
2/29/96	$55.64	.18%	3.59%	1.91%	23.67%	13.69%	13.64%	12.93%	13.06%
3/31/96	$55.71	1.14%	3.06%	3.06%	22.34%	13.54%	13.69%	12.53%	13.00%	3/15/96	$.460	$.010	$.090	$55.67
4/30/96	$56.73	1.83%	3.17%	4.95%	21.70%	13.91%	13.86%	12.90%	13.14%
5/31/96	$57.11	.67%	3.68%	5.65%	17.09%	13.41%	13.16%	12.66%	13.17%
6/30/96	$56.42	-.33%	2.18%	5.30%	15.71%	12.81%	13.99%	12.47%	12.94%	6/14/96	$.500			$56.23
7/31/96	$54.99	-2.54%	-2.21%	2.63%	10.38%	11.77%	12.81%	12.64%	12.82%
8/31/96	$56.12	2.05%	-.86%	4.74%	11.07%	11.32%	12.86%	12.24%	12.91%
9/30/96	$57.15	2.73%	2.18%	7.60%	12.09%	12.47%	13.47%	13.12%	12.96%	9/18/96	$.500			$56.92
10/31/96	$58.23	1.89%	6.82%	9.64%	15.78%	12.88%	13.67%	12.87%	13.10%
11/30/96	$61.77	6.08%	11.04%	16.30%	18.22%	15.40%	15.75%	13.26%	13.36%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/96	$59.82	-1.33%	6.65%	14.75%	14.75%	14.43%	13.95%	13.16%	13.01%	12/18/96	$.530	$.140	$.450	$59.26
1/31/97	$61.18	2.28%	7.05%	2.28%	15.38%	13.79%	14.47%	12.42%	13.32%
2/28/97	$61.51	.54%	1.46%	2.83%	15.79%	14.80%	14.07%	12.14%	13.36%
3/31/97	$59.76	-1.67%	1.11%	1.11%	12.58%	15.34%	14.05%	11.78%	13.30%	3/27/97	$.510	$.050	$.170	$60.27
4/30/97	$61.47	2.86%	1.69%	4.01%	13.73%	16.28%	14.14%	12.25%	13.41%
5/31/97	$64.22	4.47%	5.67%	8.66%	18.02%	17.51%	14.86%	12.65%	13.71%
6/30/97	$65.78	3.26%	10.96%	12.20%	22.27%	19.45%	15.71%	12.62%	13.72%	6/26/97	$.530			$65.68
7/31/97	$69.97	6.37%	14.74%	19.35%	33.44%	20.76%	16.49%	13.00%	14.11%
8/31/97	$68.50	-2.10%	7.52%	16.84%	28.01%	18.77%	16.49%	12.46%	14.08%
9/30/97	$70.38	3.58%	7.86%	21.03%	29.06%	21.14%	16.86%	13.05%	14.29%	9/26/97	$.570			$70.17
10/31/97	$68.98	-1.99%	-.61%	18.62%	24.15%	19.78%	16.49%	14.38%	14.31%
11/30/97	$69.75	1.12%	2.66%	19.94%	18.34%	21.20%	16.20%	14.93%	14.22%
12/31/97	$66.78	1.06%	.15%	21.21%	21.21%	21.20%	16.06%	14.56%	14.29%	12/29/97	$.610	$.380	$2.670	$65.99
1/31/98	$66.83	.08%	2.26%	.08%	18.59%	20.52%	15.60%	14.08%	14.54%
2/28/98	$69.02	3.28%	4.45%	3.36%	21.83%	20.38%	15.69%	14.07%	14.79%
3/31/98	$69.78	3.09%	6.55%	6.55%	27.71%	20.72%	16.05%	14.73%	14.84%	3/27/98	$.560	$.050	$.760	$69.72
4/30/98	$70.60	1.18%	7.71%	7.80%	25.61%	20.24%	16.13%	14.81%	14.60%
5/31/98	$69.68	-1.30%	2.94%	6.39%	18.67%	17.93%	15.36%	14.59%	14.47%
6/30/98	$69.39	.37%	.23%	6.80%	15.36%	17.74%	15.15%	14.26%	14.55%	6/26/98	$.550			$69.07
7/31/98	$67.17	-3.20%	-4.10%	3.38%	4.98%	15.64%	14.36%	14.00%	14.14%
8/31/98	$61.78	-8.02%	-10.64%	-4.91%	-1.37%	11.93%	11.73%	13.28%	13.47%
9/30/98	$63.34	3.42%	-7.93%	-1.67%	-1.53%	12.52%	12.57%	13.33%	13.65%	9/28/98	$.560			$64.44
10/31/98	$66.12	4.39%	-.71%	2.65%	4.89%	14.66%	13.37%	13.60%	14.29%
11/30/98	$68.60	3.75%	12.00%	6.50%	7.62%	14.61%	14.37%	14.15%	14.40%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/98	$65.22	.18%	8.51%	6.70%	6.70%	14.06%	14.14%	14.05%	14.33%	12/29/98	$.560	$.230	$2.700	$64.88
1/31/99	$65.48	.40%	4.36%	.40%	7.04%	13.56%	13.34%	13.48%	14.13%
2/28/99	$64.61	-1.33%	-.75%	-.93%	2.27%	12.99%	13.51%	13.60%	14.15%
3/31/99	$65.81	3.78%	2.82%	2.82%	2.97%	13.97%	15.07%	13.86%	14.09%	3/29/99	$.540	$.020	$.700	$66.56
4/30/99	$70.61	7.29%	9.88%	10.31%	9.18%	15.97%	16.61%	14.23%	14.49%
5/31/99	$70.40	-.30%	11.02%	9.99%	10.30%	15.60%	16.26%	13.85%	14.51%
6/30/99	$71.80	2.75%	9.92%	13.01%	12.90%	16.78%	17.29%	14.12%	14.47%	6/28/99	$.530			$70.90
7/31/99	$70.44	-1.89%	.50%	10.87%	14.43%	17.04%	16.17%	13.24%	14.33%
8/31/99	$69.71	-1.04%	-.24%	9.72%	23.12%	15.84%	15.26%	12.95%	14.04%
9/30/99	$67.45	-2.45%	-5.28%	7.04%	16.14%	13.86%	15.25%	12.80%	13.93%	9/28/99	$.550			$66.88
10/31/99	$68.10	.97%	-2.53%	8.07%	12.33%	13.51%	15.15%	13.01%	14.39%
11/30/99	$68.67	.84%	-.68%	8.97%	9.18%	11.61%	15.91%	12.93%	14.20%
12/31/99	$65.71	2.82%	4.70%	12.06%	12.06%	13.16%	16.31%	12.99%	14.25%	12/28/99	$.600	$.660	$3.600	$65.13
1/31/00	$63.58	-3.24%	.32%	-3.24%	8.00%	11.09%	15.14%	13.10%	13.85%
2/29/00	$61.82	-2.77%	-3.26%	-5.92%	6.42%	9.86%	13.68%	12.63%	13.81%
3/31/00	$63.76	7.62%	1.25%	1.25%	10.36%	13.21%	14.85%	13.28%	14.65%	3/29/00	$.620		$2.110	$62.85
4/30/00	$64.63	1.37%	6.06%	2.63%	4.25%	12.66%	14.63%	13.64%	14.36%
5/31/00	$65.46	1.29%	10.49%	3.94%	5.91%	11.50%	13.88%	13.04%	14.18%
6/30/00	$62.43	-3.71%	-1.14%	.09%	-.75%	8.93%	12.83%	12.66%	13.81%	6/28/00	$.610			$63.21
7/31/00	$63.46	1.65%	-.86%	1.74%	2.83%	7.30%	12.72%	12.81%	13.64%
8/31/00	$65.77	3.64%	1.44%	5.44%	7.69%	9.36%	13.21%	13.97%	13.90%
9/30/00	$65.06	-.13%	5.22%	5.31%	10.25%	8.04%	12.77%	14.34%	13.86%	9/27/00	$.620			$64.48
10/31/00	$66.61	2.38%	5.98%	7.82%	11.80%	9.62%	13.62%	14.74%	13.91%
11/30/00	$66.97	.54%	2.81%	8.40%	11.46%	9.41%	12.87%	14.12%	13.54%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/00	$63.42	6.22%	9.33%	15.13%	15.13%	11.24%	13.87%	14.49%	13.94%	12/27/00	$.620	$.220	$6.890	$63.59
1/31/01	$64.72	2.05%	8.98%	2.05%	21.42%	11.97%	13.94%	14.26%	14.21%
2/28/01	$65.09	.57%	9.01%	2.63%	25.61%	10.98%	14.03%	13.84%	14.17%
3/31/01	$63.50	-.66%	1.96%	1.96%	15.94%	9.62%	13.62%	13.65%	13.98%	3/28/01	$.560	$.190	$.400	$63.00
4/30/01	$66.04	4.00%	3.90%	6.03%	18.95%	10.63%	14.11%	13.98%	14.32%
5/31/01	$67.66	2.45%	5.85%	8.64%	20.32%	12.02%	14.50%	13.83%	14.40%
6/30/01	$66.25	-1.28%	5.19%	7.25%	23.36%	11.39%	14.29%	14.14%	14.36%	6/27/01	$.540			$65.79
7/31/01	$67.05	1.21%	2.36%	8.54%	22.83%	13.07%	15.15%	13.98%	14.50%
8/31/01	$66.49	-.84%	-.92%	7.63%	17.52%	15.94%	14.49%	13.67%	14.64%
9/30/01	$62.24	-5.56%	-5.22%	1.65%	11.12%	12.48%	12.58%	13.02%	14.60%	9/26/01	$.540			$60.89
10/31/01	$63.05	1.30%	-5.14%	2.97%	9.96%	11.36%	12.45%	13.06%	14.43%
11/30/01	$66.26	5.09%	.54%	8.22%	14.94%	11.83%	12.24%	13.98%	14.35%
12/31/01	$65.42	1.70%	8.27%	10.06%	10.06%	12.39%	12.92%	13.43%	14.63%	12/27/01	$.500	$.240	$1.220	$65.20
1/31/02	$65.42	.00%	6.88%	.00%	7.84%	12.25%	12.42%	13.43%	14.65%
2/28/02	$65.92	.77%	2.48%	.77%	8.04%	13.03%	12.47%	13.26%	14.80%
3/31/02	$67.01	2.49%	3.28%	3.28%	11.48%	12.57%	13.40%	13.73%	14.87%	3/26/02	$.440	$.030	$.080	$66.52
4/30/02	$66.04	-1.45%	1.78%	1.78%	5.63%	9.42%	12.43%	13.28%	14.58%
5/31/02	$66.84	1.21%	2.23%	3.01%	4.36%	9.97%	11.72%	13.28%	14.73%
6/30/02	$64.57	-2.69%	-2.93%	.25%	2.88%	8.00%	10.41%	13.03%	14.66%	6/26/02	$.470			$63.74
7/31/02	$61.19	-5.24%	-6.66%	-5.00%	-3.68%	6.75%	7.88%	12.10%	14.33%
8/31/02	$62.46	2.08%	-5.87%	-3.03%	-.85%	7.86%	8.79%	12.57%	13.92%
9/30/02	$58.32	-5.87%	-8.94%	-8.71%	-1.17%	6.59%	6.73%	11.68%	13.48%	9/26/02	$.490			$59.82
10/31/02	$59.56	2.13%	-1.86%	-6.77%	-.36%	7.00%	7.61%	11.97%	13.11%
11/30/02	$63.16	6.05%	1.95%	-1.14%	.55%	8.80%	8.64%	12.36%	13.24%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/02	$60.75	-1.82%	6.33%	-2.94%	-2.94%	7.14%	8.01%	11.96%	13.14%	12/27/02	$.480	$.120	$.650	$60.37
1/31/03	$59.70	-1.73%	2.31%	-1.73%	-4.62%	7.69%	7.62%	11.54%	12.93%
2/28/03	$58.97	-1.23%	-4.70%	-2.93%	-6.50%	8.26%	6.67%	11.09%	12.72%
3/31/03	$58.57	.08%	-2.86%	-2.86%	-8.71%	5.67%	6.04%	10.93%	12.59%	3/27/03	$.440	$.010		$59.18
4/30/03	$61.69	5.33%	4.12%	2.32%	-2.42%	7.03%	6.90%	11.41%	12.52%
5/31/03	$65.37	5.97%	11.70%	8.42%	2.15%	8.66%	8.43%	11.84%	12.95%
6/30/03	$65.32	.65%	12.32%	9.12%	5.64%	10.27%	8.48%	11.77%	12.87%	6/26/03	$.470			$65.65
7/31/03	$66.58	1.93%	8.70%	11.22%	13.63%	10.37%	9.61%	11.96%	13.14%
8/31/03	$67.92	2.02%	4.65%	13.46%	13.56%	9.79%	11.90%	11.82%	13.17%
9/30/03	$67.41	-.19%	3.78%	13.25%	20.40%	9.77%	11.11%	11.84%	13.05%	9/26/03	$.380			$67.19
10/31/03	$69.98	3.82%	5.71%	17.57%	22.40%	10.27%	10.99%	12.17%	13.29%
11/30/03	$70.90	1.32%	4.98%	19.11%	16.94%	10.55%	10.46%	12.40%	13.27%
12/31/03	$73.04	4.48%	9.88%	24.44%	24.44%	9.95%	11.39%	12.76%	13.50%	12/29/03	$.370	$.300	$.360	$72.82
1/31/04	$75.17	2.92%	8.94%	2.92%	30.32%	10.26%	11.94%	12.64%	13.68%
2/29/04	$76.40	1.64%	9.28%	4.60%	34.09%	10.65%	12.61%	13.06%	13.86%
3/31/04	$75.42	-.55%	4.03%	4.03%	33.25%	10.69%	11.65%	13.35%	13.80%	3/29/04	$.370		$.190	$75.07
4/30/04	$73.96	-1.94%	-.87%	2.02%	24.06%	8.54%	9.66%	13.09%	13.71%
5/31/04	$74.28	.43%	-2.05%	2.46%	17.60%	7.83%	9.82%	12.99%	14.01%
6/30/04	$75.23	1.81%	.27%	4.31%	18.95%	8.94%	9.62%	13.39%	14.08%	6/28/04	$.390			$74.85
7/31/04	$73.90	-1.77%	.44%	2.47%	14.65%	7.86%	9.65%	12.86%	14.06%
8/31/04	$74.17	.37%	.37%	2.84%	12.78%	8.29%	9.95%	12.58%	13.62%
9/30/04	$75.15	1.90%	.47%	4.80%	15.15%	11.08%	10.92%	13.06%	13.70%	9/28/04	$.430			$74.92
10/31/04	$76.38	1.64%	3.95%	6.52%	12.75%	11.20%	11.07%	13.09%	13.73%
11/30/04	$79.11	3.57%	7.27%	10.33%	15.25%	10.66%	11.66%	13.77%	13.89%
Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/04	$79.35	2.71%	8.12%	13.31%	13.31%	11.03%	11.63%	13.95%	13.95%	12/29/04	$.410	$.300	$1.190	$79.30
1/31/05	$78.35	-1.26%	5.04%	-1.26%	8.70%	10.56%	12.09%	13.61%	13.62%
2/28/05	$79.76	1.80%	3.24%	.51%	8.87%	10.93%	13.13%	13.40%	13.65%
3/31/05	$78.64	-.60%	-.10%	-.10%	8.81%	9.80%	11.34%	13.08%	13.58%	3/29/05	$.420	$.006	$.204	$77.82
4/30/05	$77.56	-1.38%	-.21%	-1.47%	9.45%	9.83%	10.73%	12.66%	13.42%
5/31/05	$79.01	1.87%	-.13%	.37%	10.99%	10.06%	10.86%	12.36%	13.21%
6/30/05	$79.03	.60%	1.06%	.97%	9.69%	11.29%	11.83%	12.33%	13.15%	6/28/05	$.450			$79.29
7/31/05	$80.83	2.27%	4.80%	3.27%	14.19%	14.16%	11.97%	12.34%	13.26%
8/31/05	$81.39	.70%	3.60%	3.98%	14.57%	13.64%	11.33%	12.26%	13.28%
9/30/05	$81.25	.41%	3.41%	4.41%	12.90%	16.10%	11.45%	12.11%	13.34%	9/28/05	$.470			$80.82
10/31/05	$80.26	-1.22%	-.12%	3.13%	9.72%	14.82%	10.65%	12.12%	13.04%
11/30/05	$81.92	2.07%	1.24%	5.27%	8.13%	13.37%	10.98%	11.93%	12.85%
12/31/05	$81.34	1.25%	2.08%	6.59%	6.59%	14.54%	9.93%	11.88%	12.71%	12/28/05	$.500	$.020	$1.090	$81.64
1/31/06	$83.59	2.77%	6.20%	2.77%	10.93%	16.26%	10.08%	12.00%	12.81%
2/28/06	$83.41	-.22%	3.83%	2.54%	8.75%	16.66%	9.91%	11.95%	12.44%
3/31/06	$83.67	.97%	3.54%	3.54%	10.47%	17.00%	10.27%	11.93%	12.23%	3/31/06	$.470		$.081	$83.67
4/30/06	$85.09	1.70%	2.47%	5.30%	13.90%	15.63%	9.78%	11.92%	12.41%
5/31/06	$84.08	-1.19%	1.47%	4.05%	10.49%	12.98%	8.98%	11.71%	12.19%
6/30/06	$83.57	.03%	.53%	4.09%	9.88%	12.76%	9.27%	11.75%	12.11%	6/29/06	$.540			$83.44
7/31/06	$84.21	.76%	-.39%	4.88%	8.25%	12.32%	9.17%	12.12%	12.38%
8/31/06	$85.27	1.25%	2.06%	6.20%	8.86%	12.04%	9.63%	12.03%	12.14%
9/30/06	$86.51	2.17%	4.26%	8.51%	10.78%	12.92%	11.37%	11.97%	12.54%	9/28/06	$.620			$86.52
10/31/06	$88.40	2.18%	5.72%	10.88%	14.59%	12.33%	11.57%	12.00%	12.44%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
S & P 500 Index		3.26%	8.45%	12.07%	16.35%	11.43%	7.25%	8.64%	11.62%
Lehman Bros. Agg. Bond Index (LBAG)		.66%	3.10%	3.74%	5.18%	3.93%	4.52%	6.26%	7.41%
Combined Index		2.22%	6.29%	8.70%	11.82%	8.44%	6.42%	8.02%	10.22%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/88	$10.00	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
1/31/89	$10.23	2.30%	N.A.	2.30%	N.A.	N.A.	N.A.	N.A.	N.A.
2/28/89	$10.10	-1.27%	N.A.	1.00%	N.A.	N.A.	N.A.	N.A.	N.A.
3/31/89	$10.06	.71%	1.72%	1.72%	N.A.	N.A.	N.A.	N.A.	N.A.	3/20/89	$.110			$9.92
4/30/89	$10.24	1.79%	1.21%	3.54%	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/89	$10.52	2.73%	5.31%	6.37%	N.A.	N.A.	N.A.	N.A.	N.A.
6/30/89	$10.67	3.16%	7.88%	9.73%	N.A.	N.A.	N.A.	N.A.	N.A.	6/20/89	$.180			$10.52
7/31/89	$10.88	1.97%	8.07%	11.89%	N.A.	N.A.	N.A.	N.A.	N.A.
8/31/89	$10.68	-1.84%	3.26%	9.83%	N.A.	N.A.	N.A.	N.A.	N.A.
9/30/89	$10.55	.55%	.65%	10.44%	N.A.	N.A.	N.A.	N.A.	N.A.	9/20/89	$.190			$10.59
10/31/89	$10.83	2.65%	1.33%	13.37%	N.A.	N.A.	N.A.	N.A.	N.A.
11/30/89	$10.90	.65%	3.89%	14.11%	N.A.	N.A.	N.A.	N.A.	N.A.
12/31/89	$10.68	-.01%	3.30%	14.09%	14.09%	N.A.	N.A.	N.A.	N.A.	12/20/89	$.210		$.010	$10.75
1/31/90	$10.49	-1.78%	-1.16%	-1.78%	9.54%	N.A.	N.A.	N.A.	N.A.
2/28/90	$10.50	.10%	-1.70%	-1.69%	11.06%	N.A.	N.A.	N.A.	N.A.
3/31/90	$10.32	.18%	-1.51%	-1.51%	10.48%	N.A.	N.A.	N.A.	N.A.	3/20/90	$.200			$10.36
4/30/90	$10.18	-1.36%	-1.08%	-2.84%	7.06%	N.A.	N.A.	N.A.	N.A.
5/31/90	$10.50	3.14%	1.93%	.21%	7.49%	N.A.	N.A.	N.A.	N.A.
6/30/90	$10.48	1.73%	3.51%	1.95%	6.00%	N.A.	N.A.	N.A.	N.A.	6/20/90	$.200			$10.39
7/31/90	$10.59	1.05%	6.03%	3.02%	5.05%	N.A.	N.A.	N.A.	N.A.
8/31/90	$10.42	-1.61%	1.15%	1.36%	5.29%	N.A.	N.A.	N.A.	N.A.
9/30/90	$10.29	.78%	.20%	2.15%	5.53%	N.A.	N.A.	N.A.	N.A.	9/20/90	$.210			$10.24
10/31/90	$10.40	1.07%	.22%	3.24%	3.90%	N.A.	N.A.	N.A.	N.A.
11/30/90	$10.66	2.50%	4.40%	5.83%	5.81%	N.A.	N.A.	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/90	$10.61	1.50%	5.15%	7.42%	7.42%	N.A.	N.A.	N.A.	N.A.	12/20/90	$.200		$.010	$10.60
1/31/91	$10.71	.94%	5.02%	.94%	10.39%	N.A.	N.A.	N.A.	N.A.
2/28/91	$10.84	1.21%	3.70%	2.17%	11.63%	N.A.	N.A.	N.A.	N.A.
3/31/91	$10.76	1.13%	3.32%	3.32%	12.68%	N.A.	N.A.	N.A.	N.A.	3/20/91	$.200			$10.64
4/30/91	$10.89	1.21%	3.59%	4.57%	15.61%	N.A.	N.A.	N.A.	N.A.
5/31/91	$10.95	.55%	2.91%	5.15%	12.70%	N.A.	N.A.	N.A.	N.A.
6/30/91	$10.73	-.18%	1.59%	4.96%	10.59%	N.A.	N.A.	N.A.	N.A.	6/20/91	$.200			$10.68
7/31/91	$10.90	1.59%	1.97%	6.63%	11.18%	N.A.	N.A.	N.A.	N.A.
8/31/91	$11.15	2.29%	3.73%	9.07%	15.58%	N.A.	N.A.	N.A.	N.A.
9/30/91	$11.20	2.26%	6.26%	11.53%	17.28%	N.A.	N.A.	N.A.	N.A.	9/20/91	$.200			$11.11
10/31/91	$11.30	.89%	5.54%	12.53%	17.07%	N.A.	N.A.	N.A.	N.A.
11/30/91	$11.40	.89%	4.08%	13.52%	15.23%	N.A.	N.A.	N.A.	N.A.
12/31/91	$11.59	3.89%	5.75%	17.94%	17.94%	13.07%	N.A.	N.A.	N.A.	12/20/91	$.220		$.030	$11.43
1/31/92	$11.36	-1.99%	2.73%	-1.99%	14.52%	11.46%	N.A.	N.A.	N.A.
2/29/92	$11.47	.97%	2.82%	-1.04%	14.24%	12.30%	N.A.	N.A.	N.A.
3/31/92	$11.20	-.59%	-1.62%	-1.62%	12.30%	11.81%	N.A.	N.A.	N.A.	3/20/92	$.200			$11.10
4/30/92	$11.27	.63%	1.00%	-1.01%	11.65%	11.38%	N.A.	N.A.	N.A.
5/31/92	$11.50	2.04%	2.07%	1.01%	13.30%	11.13%	N.A.	N.A.	N.A.
6/30/92	$11.51	1.84%	4.57%	2.87%	15.59%	10.66%	N.A.	N.A.	N.A.	6/19/92	$.200			$11.42
7/31/92	$11.84	2.87%	6.90%	5.82%	17.05%	10.98%	N.A.	N.A.	N.A.
8/31/92	$11.93	.76%	5.56%	6.62%	15.30%	11.95%	N.A.	N.A.	N.A.
9/30/92	$11.85	1.09%	4.78%	7.78%	13.97%	12.15%	N.A.	N.A.	N.A.	9/18/92	$.210			$11.87
10/31/92	$11.61	-2.03%	-.21%	5.60%	10.68%	10.42%	N.A.	N.A.	N.A.
11/30/92	$11.60	-.09%	-1.05%	5.51%	9.61%	10.15%	N.A.	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/92	$11.55	2.17%	.01%	7.80%	7.80%	10.95%	N.A.	N.A.	N.A.	12/18/92	$.210		$.090	$11.48
1/31/93	$11.81	2.25%	4.38%	2.25%	12.46%	12.44%	N.A.	N.A.	N.A.
2/28/93	$12.07	2.20%	6.77%	4.50%	13.83%	13.23%	N.A.	N.A.	N.A.
3/31/93	$11.90	.24%	4.76%	4.76%	14.79%	13.25%	N.A.	N.A.	N.A.	3/19/93	$.200			$11.94
4/30/93	$11.99	.76%	3.22%	5.55%	14.94%	14.05%	N.A.	N.A.	N.A.
5/31/93	$12.00	.08%	1.09%	5.64%	12.74%	12.91%	N.A.	N.A.	N.A.
6/30/93	$12.08	2.35%	3.21%	8.12%	13.30%	13.14%	N.A.	N.A.	N.A.	6/18/93	$.200			$11.96
7/31/93	$12.18	.83%	3.28%	9.02%	11.05%	13.06%	N.A.	N.A.	N.A.
8/31/93	$12.46	2.30%	5.57%	11.52%	12.75%	14.53%	N.A.	N.A.	N.A.
9/30/93	$12.27	.00%	3.15%	11.52%	11.54%	14.24%	N.A.	N.A.	N.A.	9/20/93	$.190			$12.25
10/31/93	$12.31	.33%	2.63%	11.89%	14.22%	13.96%	N.A.	N.A.	N.A.
11/30/93	$12.19	-.98%	-.65%	10.80%	13.20%	12.66%	N.A.	N.A.	N.A.
12/31/93	$11.89	.49%	-.16%	11.35%	11.35%	12.28%	11.65%	N.A.	N.A.	12/20/93	$.190		$.170	$11.88
1/31/94	$12.08	1.60%	1.11%	1.60%	10.63%	12.53%	11.49%	N.A.	N.A.
2/28/94	$11.85	-1.91%	.16%	-.34%	6.19%	11.36%	11.35%	N.A.	N.A.
3/31/94	$11.37	-2.05%	-2.38%	-2.38%	3.76%	10.18%	10.73%	N.A.	N.A.	3/18/94	$.190		$.050	$11.52
4/30/94	$11.25	-1.06%	-4.93%	-3.41%	1.89%	9.35%	10.11%	N.A.	N.A.
5/31/94	$11.23	-.18%	-3.26%	-3.58%	1.63%	9.09%	9.48%	N.A.	N.A.
6/30/94	$11.01	-.29%	-1.51%	-3.86%	-.99%	9.04%	8.73%	N.A.	N.A.	6/20/94	$.190			$11.14
7/31/94	$11.24	2.09%	1.62%	-1.85%	.25%	9.23%	8.76%	N.A.	N.A.
8/31/94	$11.26	.18%	1.98%	-1.68%	-1.83%	8.47%	9.20%	N.A.	N.A.
9/30/94	$10.87	-1.78%	.45%	-3.43%	-3.58%	7.02%	8.69%	N.A.	N.A.	9/20/94	$.190			$10.90
10/31/94	$10.84	-.28%	-1.88%	-3.70%	-4.16%	6.60%	8.06%	N.A.	N.A.
11/30/94	$10.82	-.18%	-2.23%	-3.87%	-3.40%	6.23%	7.88%	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/94	$10.74	1.02%	.55%	-2.89%	-2.89%	5.24%	8.11%	N.A.	N.A.	12/20/94	$.190			$10.72
1/31/95	$10.95	1.96%	2.81%	1.96%	-2.55%	6.63%	8.92%	N.A.	N.A.
2/28/95	$11.25	2.74%	5.82%	4.75%	2.06%	7.25%	9.49%	N.A.	N.A.
3/31/95	$11.13	.71%	5.49%	5.49%	4.94%	7.72%	9.60%	N.A.	N.A.	3/16/95	$.200			$11.16
4/30/95	$11.29	1.44%	4.95%	7.00%	7.58%	8.01%	10.21%	N.A.	N.A.
5/31/95	$11.82	4.69%	6.95%	12.03%	12.83%	8.93%	10.54%	N.A.	N.A.
6/30/95	$11.72	.76%	7.01%	12.88%	14.02%	8.55%	10.33%	N.A.	N.A.	6/14/95	$.190			$11.73
7/31/95	$11.67	-.43%	5.04%	12.40%	11.21%	7.38%	10.01%	N.A.	N.A.
8/31/95	$11.83	1.37%	1.71%	13.94%	12.53%	7.59%	10.67%	N.A.	N.A.
9/30/95	$11.77	1.10%	2.05%	15.19%	15.83%	7.60%	10.74%	N.A.	N.A.	9/15/95	$.190			$11.76
10/31/95	$11.91	1.19%	3.71%	16.56%	17.53%	8.76%	10.76%	N.A.	N.A.
11/30/95	$12.12	1.76%	4.11%	18.62%	19.83%	9.43%	10.60%	N.A.	N.A.
12/31/95	$12.02	1.34%	4.36%	20.21%	20.21%	9.13%	10.57%	N.A.	N.A.	12/15/95	$.230		$.030	$11.90
1/31/96	$12.08	.50%	3.64%	.50%	18.49%	8.51%	10.47%	N.A.	N.A.
2/29/96	$11.85	-1.90%	-.09%	-1.41%	13.14%	7.03%	9.78%	N.A.	N.A.
3/31/96	$11.58	-.66%	-2.07%	-2.07%	11.60%	6.71%	9.39%	N.A.	N.A.	3/15/96	$.190			$11.48
4/30/96	$11.51	-.60%	-3.14%	-2.66%	9.35%	6.23%	9.00%	N.A.	N.A.
5/31/96	$11.48	-.26%	-1.52%	-2.91%	4.18%	6.11%	8.82%	N.A.	N.A.
6/30/96	$11.44	1.33%	.46%	-1.62%	4.77%	5.75%	9.14%	N.A.	N.A.	6/14/96	$.190			$11.28
7/31/96	$11.47	.26%	1.33%	-1.36%	5.49%	5.55%	8.86%	N.A.	N.A.
8/31/96	$11.44	-.26%	1.33%	-1.62%	3.80%	4.67%	8.31%	N.A.	N.A.
9/30/96	$11.48	2.03%	2.03%	.37%	4.75%	5.37%	8.26%	N.A.	N.A.	9/18/96	$.190			$11.37
10/31/96	$11.76	2.44%	4.24%	2.82%	6.04%	6.10%	8.59%	N.A.	N.A.
11/30/96	$11.99	1.96%	6.56%	4.83%	6.24%	7.14%	8.82%	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/96	$11.68	-1.16%	3.23%	3.62%	3.62%	6.55%	7.74%	N.A.	N.A.	12/18/96	$.170			$11.63
1/31/97	$11.70	.17%	.94%	.17%	3.28%	6.04%	8.21%	N.A.	N.A.
2/28/97	$11.74	.34%	-.65%	.51%	5.64%	6.85%	8.08%	N.A.	N.A.
3/31/97	$11.41	-1.28%	-.77%	-.77%	4.99%	7.13%	7.93%	N.A.	N.A.	3/27/97	$.180			$11.41
4/30/97	$11.58	1.49%	.53%	.71%	7.20%	8.04%	8.11%	N.A.	N.A.
5/31/97	$11.67	.78%	.97%	1.49%	8.31%	8.38%	7.84%	N.A.	N.A.
6/30/97	$11.64	1.37%	3.68%	2.88%	8.36%	8.98%	7.74%	N.A.	N.A.	6/26/97	$.190			$11.64
7/31/97	$12.03	3.35%	5.58%	6.33%	11.69%	9.43%	7.84%	N.A.	N.A.
8/31/97	$11.87	-1.33%	3.38%	4.91%	10.50%	8.88%	7.39%	N.A.	N.A.
9/30/97	$11.88	1.68%	3.69%	6.68%	10.13%	10.14%	7.52%	N.A.	N.A.	9/26/97	$.190			$11.90
10/31/97	$12.06	1.52%	1.85%	8.29%	9.13%	10.80%	8.29%	N.A.	N.A.
11/30/97	$12.11	.42%	3.65%	8.74%	7.48%	11.02%	8.39%	N.A.	N.A.
12/31/97	$12.08	1.16%	3.12%	10.00%	10.00%	11.07%	8.18%	N.A.	N.A.	12/29/97	$.170			$12.07
1/31/98	$12.21	1.08%	2.67%	1.08%	11.00%	10.75%	7.93%	N.A.	N.A.
2/28/98	$12.22	.08%	2.33%	1.16%	10.71%	9.78%	7.48%	N.A.	N.A.
3/31/98	$12.03	.25%	1.41%	1.41%	12.42%	9.62%	7.48%	N.A.	N.A.	3/27/98	$.180	$.020	$.020	$12.01
4/30/98	$12.10	.58%	.91%	2.00%	11.42%	9.31%	7.44%	N.A.	N.A.
5/31/98	$12.23	1.08%	1.91%	3.10%	11.75%	8.03%	7.65%	N.A.	N.A.
6/30/98	$12.14	.74%	2.41%	3.86%	11.04%	8.03%	7.31%	N.A.	N.A.	6/26/98	$.180			$12.13
7/31/98	$12.15	.08%	1.90%	3.94%	7.54%	8.21%	7.15%	N.A.	N.A.
8/31/98	$12.28	1.07%	1.90%	5.05%	10.15%	8.10%	6.89%	N.A.	N.A.
9/30/98	$12.34	1.96%	3.14%	7.12%	10.45%	8.41%	7.31%	N.A.	N.A.	9/28/98	$.180			$12.27
10/31/98	$12.23	-.89%	2.14%	6.16%	7.84%	7.66%	7.05%	N.A.	N.A.
11/30/98	$12.38	1.23%	2.29%	7.46%	8.71%	7.47%	7.52%	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/98	$12.25	.57%	.90%	8.08%	8.08%	7.20%	7.54%	9.57%	N.A.	12/29/98	$.180	$.020		$12.21
1/31/99	$12.36	.90%	2.72%	.90%	7.88%	7.34%	7.39%	9.42%	N.A.
2/28/99	$12.14	-1.78%	-.33%	-.90%	5.88%	7.38%	7.41%	9.36%	N.A.
3/31/99	$12.00	.58%	-.32%	-.32%	6.23%	7.83%	7.98%	9.35%	N.A.	3/29/99	$.170	$.010	$.030	$12.00
4/30/99	$12.04	.33%	-.88%	-.01%	5.96%	8.17%	8.29%	9.19%	N.A.
5/31/99	$11.94	-.83%	.07%	-.82%	3.97%	7.96%	8.14%	8.81%	N.A.
6/30/99	$11.71	-.50%	-.99%	-1.31%	2.69%	7.31%	8.10%	8.42%	N.A.	6/28/99	$.170			$11.65
7/31/99	$11.67	-.34%	-1.66%	-1.65%	2.26%	7.09%	7.58%	8.17%	N.A.
8/31/99	$11.63	-.34%	-1.18%	-1.99%	.83%	7.06%	7.47%	8.33%	N.A.
9/30/99	$11.58	1.12%	.43%	-.89%	-.01%	6.74%	8.09%	8.39%	N.A.	9/28/99	$.180			$11.58
10/31/99	$11.62	.35%	1.12%	-.55%	1.24%	6.01%	8.23%	8.15%	N.A.
11/30/99	$11.62	.00%	1.47%	-.55%	.02%	5.33%	8.27%	8.08%	N.A.
12/31/99	$11.40	-.26%	.09%	-.81%	-.81%	5.65%	7.99%	8.05%	N.A.	12/28/99	$.190			$11.39
1/31/00	$11.37	-.26%	-.52%	-.26%	-1.95%	5.50%	7.52%	8.22%	N.A.
2/29/00	$11.51	1.23%	.71%	.97%	1.06%	5.81%	7.20%	8.34%	N.A.
3/31/00	$11.46	1.14%	2.11%	2.11%	1.62%	6.66%	7.29%	8.44%	N.A.	3/29/00	$.180			$11.41
4/30/00	$11.39	-.61%	1.76%	1.49%	.66%	5.92%	6.86%	8.52%	N.A.
5/31/00	$11.34	-.44%	.08%	1.04%	1.06%	5.50%	5.79%	8.14%	N.A.
6/30/00	$11.41	2.39%	1.32%	3.46%	3.99%	5.85%	6.13%	8.21%	N.A.	6/28/00	$.200			$11.34
7/31/00	$11.53	1.05%	3.02%	4.55%	5.45%	5.06%	6.44%	8.21%	N.A.
8/31/00	$11.68	1.30%	4.82%	5.91%	7.19%	5.98%	6.43%	8.52%	N.A.
9/30/00	$11.52	.35%	2.72%	6.27%	6.37%	5.52%	6.27%	8.48%	N.A.	9/27/00	$.200			$11.50
10/31/00	$11.60	.70%	2.36%	7.01%	6.74%	5.23%	6.16%	8.44%	N.A.
11/30/00	$11.78	1.55%	2.61%	8.67%	8.39%	5.63%	6.12%	8.34%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/00	$11.80	1.87%	4.17%	10.70%	10.70%	5.87%	6.23%	8.38%	N.A.	12/27/00	$.200			$11.81
1/31/01	$12.07	2.29%	5.81%	2.29%	13.53%	6.30%	6.60%	8.52%	N.A.
2/28/01	$12.19	.99%	5.23%	3.31%	13.27%	6.62%	7.23%	8.50%	N.A.
3/31/01	$12.06	.50%	3.82%	3.82%	12.55%	6.70%	7.47%	8.43%	N.A.	3/28/01	$.180		$.010	$12.03
4/30/01	$12.06	.00%	1.50%	3.82%	13.24%	6.50%	7.61%	8.30%	N.A.
5/31/01	$12.19	1.08%	1.58%	4.94%	14.97%	6.50%	7.89%	8.35%	N.A.
6/30/01	$12.03	.24%	1.32%	5.19%	12.55%	6.32%	7.66%	8.40%	N.A.	6/27/01	$.190			$12.10
7/31/01	$12.30	2.25%	3.59%	7.55%	13.88%	7.08%	8.08%	8.47%	N.A.
8/31/01	$12.44	1.14%	3.65%	8.77%	13.69%	7.11%	8.38%	8.35%	N.A.
9/30/01	$12.35	.81%	4.24%	9.65%	14.22%	6.70%	8.12%	8.19%	N.A.	9/26/01	$.190			$12.32
10/31/01	$12.55	1.62%	3.61%	11.43%	15.27%	7.60%	7.95%	8.27%	N.A.
11/30/01	$12.49	-.48%	1.95%	10.89%	12.96%	6.99%	7.43%	8.12%	N.A.
12/31/01	$12.20	-.52%	.61%	10.32%	10.32%	6.60%	7.57%	7.65%	N.A.	12/27/01	$.180	$.015	$.030	$12.16
1/31/02	$12.29	.74%	-.26%	.74%	8.65%	6.55%	7.69%	7.95%	N.A.
2/28/02	$12.39	.81%	1.03%	1.56%	8.45%	7.47%	7.79%	7.93%	N.A.
3/31/02	$12.15	-.57%	.98%	.98%	7.31%	7.07%	7.95%	7.94%	N.A.	3/26/02	$.170			$12.16
4/30/02	$12.36	1.73%	1.98%	2.73%	9.17%	7.56%	8.00%	8.05%	N.A.
5/31/02	$12.47	.89%	2.05%	3.64%	8.96%	8.18%	8.02%	7.93%	N.A.
6/30/02	$12.36	.47%	3.12%	4.13%	9.22%	8.53%	7.83%	7.79%	N.A.	6/26/02	$.170			$12.42
7/31/02	$12.44	.65%	2.02%	4.81%	7.51%	8.89%	7.26%	7.55%	N.A.
8/31/02	$12.62	1.45%	2.59%	6.33%	7.84%	9.54%	7.86%	7.62%	N.A.
9/30/02	$12.67	1.67%	3.81%	8.10%	8.76%	9.73%	7.85%	7.69%	N.A.	9/26/02	$.160			$12.62
10/31/02	$12.58	-.71%	2.41%	7.33%	6.27%	9.35%	7.38%	7.83%	N.A.
11/30/02	$12.68	.80%	1.75%	8.18%	7.63%	9.64%	7.46%	7.92%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/02	$12.77	2.37%	2.46%	10.75%	10.75%	10.59%	7.71%	7.95%	N.A.	12/27/02	$.160	$.021	$.030	$12.77
1/31/03	$12.81	.31%	3.51%	.31%	10.29%	10.80%	7.55%	7.74%	N.A.
2/28/03	$12.94	1.02%	3.74%	1.33%	10.50%	10.73%	7.75%	7.61%	N.A.
3/31/03	$12.79	.08%	1.42%	1.42%	11.23%	10.34%	7.72%	7.60%	N.A.	3/27/03	$.160			$12.71
4/30/03	$12.97	1.41%	2.52%	2.85%	10.88%	11.08%	7.89%	7.67%	N.A.
5/31/03	$13.16	1.47%	2.98%	4.35%	11.51%	11.79%	7.98%	7.81%	N.A.
6/30/03	$13.00	-.07%	2.82%	4.27%	10.90%	10.88%	7.80%	7.56%	N.A.	6/26/03	$.150			$12.99
7/31/03	$12.70	-2.31%	-.95%	1.87%	7.65%	9.64%	7.28%	7.22%	N.A.
8/31/03	$12.80	.79%	-1.61%	2.67%	6.95%	9.45%	7.22%	7.06%	N.A.
9/30/03	$12.92	2.11%	.54%	4.84%	7.41%	10.09%	7.25%	7.28%	N.A.	9/26/03	$.150			$12.89
10/31/03	$12.85	-.54%	2.36%	4.27%	7.59%	9.64%	7.33%	7.19%	N.A.
11/30/03	$12.91	.47%	2.03%	4.76%	7.25%	9.25%	7.17%	7.34%	N.A.
12/31/03	$12.92	1.16%	1.08%	5.97%	5.97%	8.99%	7.29%	7.41%	N.A.	12/29/03	$.140			$12.92
1/31/04	$13.01	.70%	2.34%	.70%	6.38%	8.43%	7.25%	7.32%	N.A.
2/29/04	$13.10	.69%	2.57%	1.39%	6.04%	8.32%	7.78%	7.60%	N.A.
3/31/04	$13.02	.46%	1.86%	1.86%	6.44%	8.30%	7.76%	7.87%	N.A.	3/29/04	$.140			$13.00
4/30/04	$12.77	-1.92%	-.79%	-.10%	2.94%	7.61%	7.27%	7.78%	N.A.
5/31/04	$12.70	-.55%	-2.01%	-.64%	.90%	7.02%	7.33%	7.74%	N.A.
6/30/04	$12.61	.40%	-2.07%	-.25%	1.38%	7.08%	7.52%	7.81%	N.A.	6/28/04	$.140			$12.56
7/31/04	$12.70	.71%	.56%	.46%	4.51%	6.55%	7.75%	7.66%	N.A.
8/31/04	$12.90	1.58%	2.71%	2.05%	5.33%	6.70%	8.16%	7.81%	N.A.
9/30/04	$12.80	.38%	2.69%	2.44%	3.55%	6.55%	8.00%	8.05%	N.A.	9/28/04	$.150			$12.83
10/31/04	$12.88	.63%	2.60%	3.08%	4.76%	6.20%	8.06%	8.15%	N.A.
11/30/04	$12.84	-.31%	.70%	2.76%	3.95%	6.26%	8.00%	8.13%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	Dodge & Cox	Investment Managers	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/04	$12.84	.86%	1.17%	3.64%	3.64%	6.75%	8.24%	8.12%	N.A.	12/29/04	$.110			$12.80
1/31/05	$12.89	.39%	.94%	.39%	3.33%	6.62%	8.38%	7.95%	N.A.
2/28/05	$12.88	-.08%	1.18%	.31%	2.54%	6.31%	8.10%	7.65%	N.A.
3/31/05	$12.65	-.78%	-.47%	-.47%	1.28%	6.24%	7.69%	7.49%	N.A.	3/29/05	$.130			$12.63
4/30/05	$12.75	.79%	-.07%	.32%	4.07%	5.91%	7.99%	7.42%	N.A.
5/31/05	$12.85	.78%	.79%	1.11%	5.47%	5.87%	8.25%	7.01%	N.A.
6/30/05	$12.79	.55%	2.14%	1.66%	5.63%	5.90%	7.86%	6.99%	N.A.	6/28/05	$.130			$12.78
7/31/05	$12.77	-.16%	1.18%	1.50%	4.71%	5.61%	7.60%	7.02%	N.A.
8/31/05	$12.86	.71%	1.10%	2.22%	3.81%	5.35%	7.47%	6.95%	N.A.
9/30/05	$12.62	-.78%	-.24%	1.42%	2.61%	4.50%	7.23%	6.75%	N.A.	9/28/05	$.140			$12.65
10/31/05	$12.59	-.24%	-.32%	1.18%	1.73%	4.67%	7.03%	6.60%	N.A.
11/30/05	$12.62	.24%	-.78%	1.42%	2.29%	4.48%	6.75%	6.43%	N.A.
12/31/05	$12.54	.55%	.55%	1.98%	1.98%	3.85%	6.48%	6.35%	N.A.	12/28/05	$.150			$12.54
1/31/06	$12.58	.32%	1.12%	.32%	1.91%	3.86%	6.06%	6.33%	N.A.
2/28/06	$12.60	.16%	1.04%	.48%	2.15%	3.56%	5.89%	6.55%	N.A.
3/31/06	$12.40	-.40%	.08%	.08%	2.54%	3.39%	5.70%	6.58%	N.A.	3/31/06	$.150			$12.40
4/30/06	$12.40	.00%	-.24%	.08%	1.74%	2.91%	5.70%	6.65%	N.A.
5/31/06	$12.39	-.08%	-.48%	.00%	.86%	2.39%	5.45%	6.67%	N.A.
6/30/06	$12.25	.09%	.00%	.09%	.40%	2.44%	5.42%	6.53%	N.A.	6/29/06	$.150			$12.21
7/31/06	$12.38	1.06%	1.06%	1.14%	1.62%	3.60%	5.17%	6.61%	N.A.
8/31/06	$12.55	1.37%	2.53%	2.53%	2.29%	3.80%	5.22%	6.79%	N.A.
9/30/06	$12.51	.95%	3.43%	3.51%	4.08%	3.41%	5.25%	6.68%	N.A.	9/28/06	$.160			$12.50
10/31/06	$12.59	.63%	2.99%	4.18%	5.00%	3.82%	5.05%	6.49%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
Lehman Bros. Agg. Bond
Index (LBAG)		.66%	3.10%	3.74%	5.18%	3.93%	4.52%	6.26%	7.41%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:37				FUNDRPT10:RMM:11/03/2006:13:34:38
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INTERNATIONAL STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	Since Inception	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
4/30/01	$20.00	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/01	$20.08	.40%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	.40%
6/30/01	$19.43	-3.24%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	-2.85%
7/31/01	$19.03	-2.06%	-4.85%	N.A.	N.A.	N.A.	N.A.	N.A.	-4.85%
8/31/01	$19.06	.16%	-5.08%	N.A.	N.A.	N.A.	N.A.	N.A.	-4.70%
9/30/01	$16.31	-14.43%	-16.06%	N.A.	N.A.	N.A.	N.A.	N.A.	-18.45%
10/31/01	$16.62	1.90%	-12.66%	N.A.	N.A.	N.A.	N.A.	N.A.	-16.90%
11/30/01	$18.10	8.90%	-5.04%	N.A.	N.A.	N.A.	N.A.	N.A.	-9.50%
12/31/01	$18.42	2.66%	13.93%	N.A.	N.A.	N.A.	N.A.	N.A.	-7.09%	12/27/01	$.140	$.020		$18.24
1/31/02	$17.93	-2.66%	8.83%	-2.66%	N.A.	N.A.	N.A.	N.A.	-9.56%
2/28/02	$18.20	1.51%	1.43%	-1.19%	N.A.	N.A.	N.A.	N.A.	-8.20%
3/31/02	$19.84	9.01%	7.71%	7.71%	N.A.	N.A.	N.A.	N.A.	.07%
4/30/02	$19.92	.40%	11.10%	8.14%	.47%	N.A.	N.A.	N.A.	.47%
5/31/02	$20.58	3.31%	13.08%	11.73%	3.39%	N.A.	N.A.	N.A.	3.50%
6/30/02	$18.84	-8.46%	-5.04%	2.28%	-2.19%	N.A.	N.A.	N.A.	-4.28%
7/31/02	$17.00	-9.77%	-14.66%	-7.71%	-9.88%	N.A.	N.A.	N.A.	-11.57%
8/31/02	$17.02	.12%	-17.30%	-7.60%	-9.92%	N.A.	N.A.	N.A.	-10.81%
9/30/02	$14.55	-14.51%	-22.77%	-21.01%	-10.01%	N.A.	N.A.	N.A.	-19.62%
10/31/02	$15.27	4.95%	-10.18%	-17.10%	-7.32%	N.A.	N.A.	N.A.	-15.98%
11/30/02	$16.52	8.19%	-2.94%	-10.32%	-7.93%	N.A.	N.A.	N.A.	-10.89%
12/31/02	$15.81	-3.12%	10.00%	-13.11%	-13.11%	N.A.	N.A.	N.A.	-12.05%	12/27/02	$.133	$.060		$15.66
1/31/03	$15.32	-3.10%	1.56%	-3.10%	-13.50%	N.A.	N.A.	N.A.	-13.10%
2/28/03	$14.38	-6.14%	-11.88%	-9.05%	-20.01%	N.A.	N.A.	N.A.	-15.51%
3/31/03	$13.96	-2.92%	-11.70%	-11.70%	-28.77%	N.A.	N.A.	N.A.	-16.19%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world’s stock markets, excluding the United States.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:38				FUNDRPT10:RMM:11/03/2006:13:34:45
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INTERNATIONAL STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	Since Inception	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
4/30/03	$15.71	12.54%	2.55%	-.63%	-20.16%	N.A.	N.A.	N.A.	-10.44%
5/31/03	$16.72	6.43%	16.27%	5.76%	-17.75%	N.A.	N.A.	N.A.	-7.31%
6/30/03	$17.12	2.39%	22.64%	8.29%	-8.01%	N.A.	N.A.	N.A.	-6.02%
7/31/03	$18.58	8.53%	18.27%	17.52%	10.64%	N.A.	N.A.	N.A.	-2.31%
8/31/03	$19.82	6.67%	18.54%	25.36%	17.89%	N.A.	N.A.	N.A.	.51%
9/30/03	$20.28	2.32%	18.46%	28.27%	41.10%	N.A.	N.A.	N.A.	1.45%
10/31/03	$21.50	6.02%	15.72%	35.99%	42.53%	N.A.	N.A.	N.A.	3.80%
11/30/03	$22.00	2.33%	11.00%	39.15%	34.81%	N.A.	N.A.	N.A.	4.60%
12/31/03	$23.48	7.38%	16.49%	49.42%	49.42%	N.A.	N.A.	N.A.	7.28%	12/29/03	$.142			$23.24
1/31/04	$24.20	3.07%	13.25%	3.07%	58.93%	N.A.	N.A.	N.A.	8.24%
2/29/04	$25.13	3.84%	14.93%	7.03%	75.83%	N.A.	N.A.	N.A.	9.43%
3/31/04	$25.29	.64%	7.71%	7.71%	82.27%	N.A.	N.A.	N.A.	9.39%
4/30/04	$24.51	-3.09%	1.28%	4.39%	56.97%	7.98%	N.A.	N.A.	7.98%
5/31/04	$24.73	.90%	-1.59%	5.32%	48.81%	8.16%	N.A.	N.A.	8.07%
6/30/04	$25.84	4.49%	2.17%	10.05%	51.86%	10.97%	N.A.	N.A.	9.36%
7/31/04	$25.32	-2.01%	3.31%	7.84%	37.11%	10.99%	N.A.	N.A.	8.43%
8/31/04	$25.67	1.38%	3.80%	9.33%	30.31%	11.44%	N.A.	N.A.	8.65%
9/30/04	$26.78	4.32%	3.64%	14.05%	32.86%	19.04%	N.A.	N.A.	9.79%
10/31/04	$27.61	3.10%	9.04%	17.59%	29.20%	19.51%	N.A.	N.A.	10.50%
11/30/04	$29.69	7.53%	15.66%	26.45%	35.78%	19.00%	N.A.	N.A.	12.50%
12/31/04	$30.64	4.76%	16.14%	32.46%	32.46%	19.81%	N.A.	N.A.	13.63%	12/29/04	$.240	$.120	$.100	$30.47
1/31/05	$30.52	-.39%	12.21%	-.39%	28.02%	20.73%	N.A.	N.A.	13.19%
2/28/05	$32.22	5.57%	10.16%	5.16%	30.15%	22.33%	N.A.	N.A.	14.50%
3/31/05	$31.19	-3.20%	1.80%	1.80%	25.19%	17.57%	N.A.	N.A.	13.22%
Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world’s stock markets, excluding the United States.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:38				FUNDRPT10:RMM:11/03/2006:13:34:45
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INTERNATIONAL STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	Since Inception	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
4/30/05	$30.28	-2.92%	-.79%	-1.18%	25.41%	16.27%	N.A.	N.A.	12.10%
5/31/05	$30.63	1.16%	-4.93%	-.03%	25.73%	15.45%	N.A.	N.A.	12.15%
6/30/05	$31.17	1.76%	-.06%	1.73%	22.45%	19.60%	N.A.	N.A.	12.37%
7/31/05	$32.08	2.92%	5.94%	4.70%	28.61%	24.95%	N.A.	N.A.	12.87%
8/31/05	$33.12	3.24%	8.13%	8.09%	30.97%	26.24%	N.A.	N.A.	13.44%
9/30/05	$34.20	3.26%	9.72%	11.62%	29.63%	34.45%	N.A.	N.A.	14.00%
10/31/05	$33.30	-2.63%	3.80%	8.68%	22.43%	31.13%	N.A.	N.A.	13.05%
11/30/05	$34.34	3.12%	3.68%	12.08%	17.41%	29.05%	N.A.	N.A.	13.56%
12/31/05	$35.03	4.17%	4.60%	16.74%	16.74%	32.20%	N.A.	N.A.	14.29%	12/28/05	$.350	$.044	$.347	$35.03
1/31/06	$37.32	6.54%	14.44%	6.54%	24.87%	36.45%	N.A.	N.A.	15.56%
2/28/06	$36.81	-1.37%	9.46%	5.08%	16.66%	38.72%	N.A.	N.A.	14.94%
3/31/06	$38.50	4.59%	9.91%	9.91%	26.05%	42.21%	N.A.	N.A.	15.72%
4/30/06	$41.04	6.60%	9.97%	17.16%	38.40%	39.67%	16.92%	N.A.	16.92%
5/31/06	$39.12	-4.68%	6.28%	11.68%	30.42%	34.63%	15.72%	N.A.	15.53%
6/30/06	$38.96	-.41%	1.20%	11.22%	27.64%	33.39%	16.39%	N.A.	15.17%
7/31/06	$39.63	1.71%	-3.43%	13.13%	26.14%	30.53%	17.27%	N.A.	15.28%
8/31/06	$40.33	1.76%	3.09%	15.13%	24.34%	28.50%	17.64%	N.A.	15.41%
9/30/06	$40.25	-.20%	3.31%	14.90%	20.18%	27.44%	21.32%	N.A.	15.11%
10/31/06	$41.73	3.67%	5.29%	19.12%	27.96%	26.49%	21.74%	N.A.	15.62%

MSCI EAFE Index		3.89%	6.91%	18.95%	27.53%	21.41%	14.56%	N.A.	9.05%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world’s stock markets, excluding the United States.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:38				FUNDRPT10:RMM:11/03/2006:13:34:45
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/64	$12.50	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
1/31/65	$12.77	2.16%	N.A.	2.16%	N.A.	N.A.	N.A.	N.A.	N.A.
2/28/65	$13.07	2.35%	N.A.	4.56%	N.A.	N.A.	N.A.	N.A.	N.A.
3/31/65	$13.00	-.54%	4.00%	4.00%	N.A.	N.A.	N.A.	N.A.	N.A.
4/30/65	$13.45	3.46%	5.33%	7.60%	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/65	$13.39	.00%	2.91%	7.60%	N.A.	N.A.	N.A.	N.A.	N.A.	6/18/65	$.060			$12.84
6/30/65	$12.63	-5.68%	-2.39%	1.51%	N.A.	N.A.	N.A.	N.A.	N.A.
7/31/65	$12.84	1.66%	-4.09%	3.20%	N.A.	N.A.	N.A.	N.A.	N.A.
8/31/65	$13.37	4.13%	-.15%	7.46%	N.A.	N.A.	N.A.	N.A.	N.A.	9/20/65	$.060			$13.62
9/30/65	$13.71	3.00%	9.03%	10.68%	N.A.	N.A.	N.A.	N.A.	N.A.
10/31/65	$14.23	3.79%	11.31%	14.88%	N.A.	N.A.	N.A.	N.A.	N.A.
11/30/65	$14.52	2.60%	9.68%	17.86%	N.A.	N.A.	N.A.	N.A.	N.A.	12/20/65	$.080			$14.65
12/31/65	$14.57	.35%	6.85%	18.26%	18.26%	N.A.	N.A.	N.A.	N.A.
1/31/66	$15.00	2.95%	5.99%	2.95%	19.18%	N.A.	N.A.	N.A.	N.A.
2/28/66	$14.71	-.40%	2.89%	2.54%	15.98%	N.A.	N.A.	N.A.	N.A.	3/18/66	$.060		$.170	$14.08
3/31/66	$14.18	-3.60%	-1.09%	-1.09%	12.48%	N.A.	N.A.	N.A.	N.A.
4/30/66	$14.70	3.67%	-.40%	2.54%	12.70%	N.A.	N.A.	N.A.	N.A.
5/31/66	$13.70	-6.40%	-6.46%	-4.02%	5.48%	N.A.	N.A.	N.A.	N.A.	6/20/66	$.060			$13.88
6/30/66	$13.42	-2.04%	-4.95%	-5.98%	9.53%	N.A.	N.A.	N.A.	N.A.
7/31/66	$12.98	-3.28%	-11.32%	-9.07%	4.21%	N.A.	N.A.	N.A.	N.A.
8/31/66	$11.67	-9.63%	-14.38%	-17.82%	-9.56%	N.A.	N.A.	N.A.	N.A.	9/20/66	$.060			$11.95
9/30/66	$11.42	-2.14%	-14.48%	-19.59%	-14.08%	N.A.	N.A.	N.A.	N.A.
10/31/66	$11.73	2.72%	-9.18%	-17.41%	-14.98%	N.A.	N.A.	N.A.	N.A.
11/30/66	$12.30	5.54%	6.09%	-12.83%	-12.53%	N.A.	N.A.	N.A.	N.A.	12/20/66	$.080			$12.54

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/66	$12.41	.90%	9.36%	-12.07%	-12.07%	N.A.	N.A.	N.A.	N.A.
1/31/67	$13.67	10.15%	17.28%	10.15%	-5.92%	N.A.	N.A.	N.A.	N.A.
2/28/67	$13.64	.51%	11.71%	10.72%	-5.12%	N.A.	N.A.	N.A.	N.A.	3/20/67	$.060		$.040	$14.19
3/31/67	$14.35	5.21%	16.45%	16.45%	3.52%	N.A.	N.A.	N.A.	N.A.
4/30/67	$15.15	5.57%	11.61%	22.94%	5.43%	N.A.	N.A.	N.A.	N.A.
5/31/67	$14.25	-5.54%	4.91%	16.12%	6.39%	N.A.	N.A.	N.A.	N.A.	6/20/67	$.060			$14.92
6/30/67	$14.47	1.54%	1.24%	17.89%	10.27%	N.A.	N.A.	N.A.	N.A.
7/31/67	$15.50	7.12%	2.72%	26.28%	22.12%	N.A.	N.A.	N.A.	N.A.
8/31/67	$15.34	-.65%	8.07%	25.47%	34.28%	N.A.	N.A.	N.A.	N.A.	9/20/67	$.060			$15.77
9/30/67	$15.88	3.52%	10.16%	29.87%	42.04%	N.A.	N.A.	N.A.	N.A.
10/31/67	$15.30	-3.65%	-.92%	25.13%	33.23%	N.A.	N.A.	N.A.	N.A.
11/30/67	$15.23	.13%	-.13%	25.29%	26.42%	N.A.	N.A.	N.A.	N.A.	12/20/67	$.090			$15.33
12/31/67	$15.58	2.30%	-1.31%	28.17%	28.17%	10.05%	N.A.	N.A.	N.A.
1/31/68	$14.95	-4.04%	-1.71%	-4.04%	11.65%	7.78%	N.A.	N.A.	N.A.
2/29/68	$14.60	-.47%	-2.30%	-4.49%	10.59%	6.78%	N.A.	N.A.	N.A.	3/20/68	$.060		$.220	$14.41
3/31/68	$14.70	.69%	-3.82%	-3.82%	5.86%	7.22%	N.A.	N.A.	N.A.
4/30/68	$16.17	10.00%	10.26%	5.80%	10.30%	9.44%	N.A.	N.A.	N.A.
5/31/68	$16.60	3.03%	14.11%	9.01%	20.34%	10.52%	N.A.	N.A.	N.A.	6/20/68	$.060			$16.98
6/30/68	$16.74	.84%	14.28%	9.92%	19.50%	13.01%	N.A.	N.A.	N.A.
7/31/68	$16.49	-1.49%	2.34%	8.28%	9.89%	11.83%	N.A.	N.A.	N.A.
8/31/68	$16.90	2.85%	2.17%	11.36%	13.77%	11.37%	N.A.	N.A.	N.A.	9/20/68	$.060			$17.67
9/30/68	$18.00	6.51%	7.89%	18.60%	17.04%	12.62%	N.A.	N.A.	N.A.
10/31/68	$18.34	1.89%	11.60%	20.84%	23.77%	11.92%	N.A.	N.A.	N.A.
11/30/68	$19.23	5.45%	14.44%	27.42%	30.35%	12.95%	N.A.	N.A.	N.A.	12/20/68	$.110			$19.20

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/68	$18.76	-2.44%	4.82%	24.31%	24.31%	11.90%	N.A.	N.A.	N.A.
1/31/69	$18.44	-1.71%	1.12%	-1.71%	27.34%	10.18%	N.A.	N.A.	N.A.
2/28/69	$16.54	-5.10%	-9.00%	-6.72%	21.39%	8.40%	N.A.	N.A.	N.A.	3/20/69	$.060		$.900	$16.63
3/31/69	$16.94	2.42%	-4.49%	-4.49%	23.44%	10.60%	N.A.	N.A.	N.A.
4/30/69	$17.16	1.30%	-1.57%	-3.25%	13.68%	9.75%	N.A.	N.A.	N.A.
5/31/69	$16.91	-1.05%	2.66%	-4.26%	9.18%	11.80%	N.A.	N.A.	N.A.	6/20/69	$.070			$15.48
6/30/69	$15.63	-7.57%	-7.32%	-11.48%	.11%	9.67%	N.A.	N.A.	N.A.
7/31/69	$14.55	-6.91%	-14.83%	-17.59%	-5.39%	8.28%	N.A.	N.A.	N.A.
8/31/69	$15.26	5.43%	-9.28%	-13.12%	-3.00%	14.00%	N.A.	N.A.	N.A.	9/19/69	$.080			$15.21
9/30/69	$15.07	-1.25%	-3.07%	-14.20%	-10.07%	14.34%	N.A.	N.A.	N.A.
10/31/69	$16.17	7.30%	11.72%	-7.94%	-5.29%	16.02%	N.A.	N.A.	N.A.
11/30/69	$15.30	-4.51%	1.18%	-12.09%	-14.24%	12.22%	N.A.	N.A.	N.A.	12/19/69	$.140			$14.96
12/31/69	$15.00	-1.96%	.47%	-13.80%	-13.80%	11.16%	7.39%	N.A.	N.A.
1/31/70	$13.93	-7.13%	-13.05%	-7.13%	-18.56%	5.01%	5.36%	N.A.	N.A.
2/28/70	$14.78	7.04%	-2.55%	-.60%	-8.12%	7.24%	6.31%	N.A.	N.A.	3/20/70	$.080		$.050	$14.20
3/31/70	$14.58	-1.35%	-1.91%	-1.91%	-11.47%	4.98%	6.14%	N.A.	N.A.
4/30/70	$13.17	-9.67%	-4.59%	-11.40%	-21.06%	-.34%	3.30%	N.A.	N.A.
5/31/70	$12.06	-7.82%	-17.86%	-18.33%	-26.49%	-1.14%	1.63%	N.A.	N.A.	6/19/70	$.080			$12.02
6/30/70	$11.36	-5.80%	-21.57%	-23.06%	-25.08%	-3.59%	1.60%	N.A.	N.A.
7/31/70	$12.30	8.27%	-5.99%	-16.70%	-12.86%	-3.24%	2.89%	N.A.	N.A.
8/31/70	$12.76	4.39%	6.47%	-13.04%	-13.72%	-1.63%	2.94%	N.A.	N.A.	9/18/70	$.080			$13.16
9/30/70	$13.29	4.15%	17.70%	-9.45%	-9.03%	-1.43%	3.17%	N.A.	N.A.
10/31/70	$12.82	-3.54%	4.86%	-12.65%	-18.21%	-1.39%	1.67%	N.A.	N.A.
11/30/70	$13.08	3.20%	3.68%	-9.86%	-11.63%	-.40%	1.78%	N.A.	N.A.	12/18/70	$.150			$13.59

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/70	$13.88	6.12%	5.59%	-4.38%	-4.38%	.81%	2.92%	N.A.	N.A.
1/31/71	$15.02	8.21%	18.45%	8.21%	11.42%	4.94%	3.95%	N.A.	N.A.
2/28/71	$15.18	1.60%	16.67%	9.94%	5.72%	5.65%	4.35%	N.A.	N.A.	3/20/71	$.080			$15.90
3/31/71	$15.92	4.88%	15.27%	15.27%	12.37%	7.08%	6.12%	N.A.	N.A.
4/30/71	$16.64	4.52%	11.34%	20.49%	30.02%	5.28%	6.29%	N.A.	N.A.
5/31/71	$15.86	-4.21%	5.01%	15.42%	35.12%	2.76%	6.79%	N.A.	N.A.	6/18/71	$.080			$15.56
6/30/71	$15.65	-1.32%	-1.19%	13.90%	41.56%	2.02%	6.95%	N.A.	N.A.
7/31/71	$14.88	-4.92%	-10.12%	8.30%	24.31%	.82%	6.58%	N.A.	N.A.
8/31/71	$15.59	5.31%	-1.20%	14.05%	25.43%	1.62%	9.89%	N.A.	N.A.	9/20/71	$.080			$15.77
9/30/71	$15.59	.00%	.12%	14.04%	20.42%	-.50%	10.37%	N.A.	N.A.
10/31/71	$14.79	-5.13%	-.10%	8.19%	18.43%	-2.83%	8.63%	N.A.	N.A.
11/30/71	$14.36	-2.10%	-7.12%	5.92%	12.40%	-5.21%	7.01%	N.A.	N.A.	12/20/71	$.120			$15.48
12/31/71	$15.68	9.19%	1.36%	15.59%	15.59%	-1.60%	8.71%	N.A.	N.A.
1/31/72	$16.05	2.36%	9.36%	2.36%	9.34%	-.26%	7.12%	N.A.	N.A.
2/29/72	$16.45	2.99%	15.11%	5.42%	10.86%	2.50%	7.65%	N.A.	N.A.	3/20/72	$.080			$16.57
3/31/72	$16.48	.18%	5.61%	5.61%	5.90%	1.75%	6.60%	N.A.	N.A.
4/30/72	$17.00	3.16%	6.43%	8.94%	4.51%	2.37%	6.11%	N.A.	N.A.
5/31/72	$17.21	1.71%	5.11%	10.80%	10.95%	3.30%	7.69%	N.A.	N.A.	6/20/72	$.080			$16.80
6/30/72	$16.39	-4.76%	-.07%	5.53%	7.10%	4.34%	6.32%	N.A.	N.A.
7/31/72	$16.38	-.06%	-3.19%	5.47%	12.57%	6.83%	4.86%	N.A.	N.A.
8/31/72	$17.00	4.27%	-.76%	9.98%	11.47%	6.44%	5.88%	N.A.	N.A.	9/20/72	$.080			$16.60
9/30/72	$16.71	-1.71%	2.44%	8.11%	9.58%	6.28%	4.79%	N.A.	N.A.
10/31/72	$16.72	.06%	2.57%	8.18%	15.57%	3.83%	5.59%	N.A.	N.A.
11/30/72	$17.38	4.61%	2.88%	13.16%	23.56%	7.03%	6.51%	N.A.	N.A.	12/20/72	$.110			$17.18

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/72	$17.28	-.58%	4.07%	12.52%	12.52%	7.54%	5.91%	N.A.	N.A.
1/31/73	$16.41	-5.04%	-1.23%	-5.04%	4.39%	8.34%	5.69%	N.A.	N.A.
2/28/73	$15.66	-4.14%	-9.49%	-8.97%	-2.84%	4.42%	4.89%	N.A.	N.A.	3/20/73	$.070			$15.58
3/31/73	$15.58	-.51%	-9.43%	-9.43%	-3.51%	4.71%	4.64%	N.A.	N.A.
4/30/73	$14.70	-5.65%	-10.02%	-14.55%	-11.75%	6.24%	1.48%	N.A.	N.A.
5/31/73	$14.68	.41%	-5.75%	-14.20%	-12.88%	9.32%	.96%	N.A.	N.A.	6/20/73	$.080			$14.67
6/30/73	$14.58	-.68%	-5.91%	-14.78%	-9.15%	11.26%	.65%	N.A.	N.A.
7/31/73	$15.65	7.34%	7.04%	-8.53%	-2.42%	10.94%	2.40%	N.A.	N.A.
8/31/73	$15.33	-1.53%	4.97%	-9.93%	-7.86%	8.81%	1.51%	N.A.	N.A.	9/20/73	$.080			$16.04
9/30/73	$16.44	7.24%	13.32%	-3.43%	.50%	9.87%	1.64%	N.A.	N.A.
10/31/73	$16.61	1.03%	6.66%	-2.44%	1.48%	11.57%	1.48%	N.A.	N.A.
11/30/73	$14.41	-12.34%	-5.02%	-14.48%	-14.97%	5.68%	-2.21%	N.A.	N.A.	12/20/73	$.150			$14.19
12/31/73	$14.74	2.29%	-9.39%	-12.50%	-12.50%	4.40%	-1.27%	N.A.	N.A.
1/31/74	$14.82	.54%	-9.83%	.54%	-7.37%	1.87%	-.83%	N.A.	N.A.
2/28/74	$14.88	1.01%	3.89%	1.56%	-2.39%	1.69%	.43%	N.A.	N.A.	3/20/74	$.090			$14.97
3/31/74	$14.24	-4.30%	-2.81%	-2.81%	-6.11%	-1.37%	-.93%	N.A.	N.A.
4/30/74	$13.85	-2.74%	-5.99%	-5.47%	-3.21%	-3.71%	-1.73%	N.A.	N.A.
5/31/74	$13.15	-4.19%	-10.82%	-9.43%	-7.64%	-3.71%	-2.37%	N.A.	N.A.	6/20/74	$.120			$13.16
6/30/74	$12.95	-1.52%	-8.23%	-10.81%	-8.42%	-3.77%	-1.12%	N.A.	N.A.
7/31/74	$12.29	-5.10%	-10.46%	-15.36%	-19.03%	-3.83%	-.74%	N.A.	N.A.
8/31/74	$10.95	-9.93%	-15.82%	-23.76%	-25.92%	-8.71%	-3.82%	N.A.	N.A.	9/20/74	$.120			$10.98
9/30/74	$9.95	-9.13%	-22.33%	-30.72%	-37.23%	-11.58%	-5.41%	N.A.	N.A.
10/31/74	$11.58	16.38%	-4.75%	-19.37%	-27.69%	-5.35%	-3.86%	N.A.	N.A.
11/30/74	$10.94	-3.97%	1.55%	-22.58%	-20.80%	-5.94%	-3.75%	N.A.	N.A.	12/20/74	$.180			$10.47

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/74	$10.65	-2.65%	8.88%	-24.58%	-24.58%	-9.45%	-3.88%	1.60%	N.A.
1/31/75	$11.99	12.58%	5.32%	12.58%	-15.54%	-6.53%	-.10%	2.59%	N.A.
2/28/75	$12.66	6.42%	16.64%	19.81%	-11.02%	-5.50%	-.22%	2.99%	N.A.	3/20/75	$.100			$13.14
3/31/75	$13.13	3.71%	24.23%	24.23%	-3.59%	-4.41%	.77%	3.42%	N.A.
4/30/75	$13.80	5.10%	15.97%	30.57%	4.18%	-3.81%	3.87%	3.59%	N.A.
5/31/75	$14.23	3.99%	13.35%	35.77%	13.07%	-3.10%	6.41%	3.99%	N.A.	6/20/75	$.120			$14.49
6/30/75	$14.92	4.85%	14.57%	42.33%	20.36%	.05%	8.71%	5.09%	N.A.
7/31/75	$14.01	-6.10%	2.36%	33.65%	19.09%	-2.01%	5.66%	4.26%	N.A.
8/31/75	$13.63	-1.86%	-3.37%	31.17%	29.77%	-3.97%	4.36%	3.65%	N.A.	9/19/75	$.120			$13.45
9/30/75	$13.15	-3.52%	-11.08%	26.56%	37.80%	-4.56%	2.78%	2.97%	N.A.
10/31/75	$13.96	6.16%	.53%	34.36%	25.69%	-2.66%	4.77%	3.21%	N.A.
11/30/75	$14.27	3.29%	5.80%	38.79%	35.11%	-3.07%	4.80%	3.28%	N.A.	12/19/75	$.150			$13.97
12/31/75	$14.28	.07%	9.76%	38.92%	38.92%	-2.85%	3.58%	3.25%	N.A.
1/31/76	$15.95	11.70%	15.48%	11.70%	37.82%	2.54%	4.24%	4.09%	N.A.
2/29/76	$15.84	.00%	11.77%	11.69%	29.54%	4.00%	3.91%	4.13%	N.A.	3/19/76	$.110			$15.77
3/31/76	$16.06	1.39%	13.25%	13.25%	26.64%	4.66%	3.21%	4.66%	N.A.
4/30/76	$15.71	-2.18%	-.82%	10.78%	17.87%	5.93%	1.85%	4.05%	N.A.
5/31/76	$15.49	-.57%	-1.39%	10.15%	12.72%	5.58%	2.61%	4.68%	N.A.	6/18/76	$.130			$16.09
6/30/76	$16.35	5.55%	2.63%	16.23%	13.44%	7.73%	4.00%	5.46%	N.A.
7/31/76	$16.20	-.92%	3.95%	15.16%	19.70%	4.90%	4.86%	5.72%	N.A.
8/31/76	$15.89	-1.11%	3.42%	13.88%	20.59%	5.05%	3.55%	6.68%	N.A.	9/20/76	$.130			$16.26
9/30/76	$16.15	1.64%	-.43%	15.72%	27.02%	3.19%	3.88%	7.08%	N.A.
10/31/76	$15.74	-2.54%	-2.06%	12.78%	16.61%	1.95%	4.44%	6.52%	N.A.
11/30/76	$15.85	1.65%	.69%	14.65%	14.73%	7.11%	5.25%	6.12%	N.A.	12/20/76	$.150			$16.33

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/76	$16.90	6.62%	5.61%	22.21%	22.21%	8.59%	4.74%	6.70%	N.A.
1/31/77	$16.17	-4.32%	3.68%	-4.32%	4.69%	6.81%	3.34%	5.21%	N.A.
2/28/77	$15.84	-1.30%	.69%	-5.56%	3.32%	5.99%	2.46%	5.02%	N.A.	3/18/77	$.120			$16.19
3/31/77	$15.68	-1.01%	-6.53%	-6.53%	.86%	7.19%	2.21%	4.38%	N.A.
4/30/77	$15.82	.89%	-1.44%	-5.70%	4.03%	8.50%	1.76%	3.91%	N.A.
5/31/77	$15.37	-1.96%	-2.08%	-7.54%	2.61%	9.34%	1.01%	4.30%	N.A.	6/20/77	$.140			$16.03
6/30/77	$16.09	4.69%	3.51%	-3.25%	1.73%	11.58%	2.94%	4.62%	N.A.
7/31/77	$15.89	-1.24%	1.32%	-4.45%	1.40%	13.07%	2.69%	3.77%	N.A.
8/31/77	$15.49	-1.64%	1.69%	-6.01%	.88%	16.43%	1.50%	3.67%	N.A.	9/20/77	$.140			$15.32
9/30/77	$15.47	-.13%	-2.98%	-6.13%	-.87%	20.16%	1.82%	3.30%	N.A.
10/31/77	$14.87	-3.88%	-5.56%	-9.77%	-2.23%	12.74%	1.01%	3.27%	N.A.
11/30/77	$15.36	4.44%	.26%	-5.76%	.48%	15.91%	.98%	3.71%	N.A.	12/20/77	$.170			$14.92
12/31/77	$15.30	-.39%	.03%	-6.10%	-6.10%	16.82%	1.02%	3.44%	N.A.
1/31/78	$14.35	-6.21%	-2.40%	-6.21%	-7.96%	9.92%	.77%	3.20%	N.A.
2/28/78	$13.75	-1.32%	-7.81%	-7.45%	-7.97%	7.19%	1.35%	3.11%	N.A.	3/20/78	$.140		$.270	$14.43
3/31/78	$14.24	3.56%	-4.28%	-4.28%	-3.84%	7.09%	2.14%	3.38%	N.A.
4/30/78	$15.60	9.55%	11.80%	4.86%	4.41%	8.58%	5.24%	3.34%	N.A.
5/31/78	$15.86	2.63%	16.44%	7.61%	9.34%	8.11%	5.70%	3.30%	N.A.	6/20/78	$.150			$15.79
6/30/78	$15.68	-1.13%	11.16%	6.40%	3.26%	6.02%	5.61%	3.10%	N.A.
7/31/78	$16.61	5.93%	7.49%	12.71%	10.76%	10.37%	5.33%	3.85%	N.A.
8/31/78	$17.01	3.37%	8.26%	16.51%	16.39%	12.29%	6.36%	3.91%	N.A.	9/20/78	$.160			$16.75
9/30/78	$16.85	-.94%	8.49%	15.43%	15.46%	13.29%	4.69%	3.16%	N.A.
10/31/78	$15.18	-9.91%	-7.74%	3.99%	8.21%	7.25%	2.32%	1.89%	N.A.
11/30/78	$15.40	2.64%	-8.41%	6.73%	6.31%	7.02%	5.59%	1.62%	N.A.	12/20/78	$.180			$15.48

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/78	$15.79	2.53%	-5.20%	9.42%	9.42%	7.88%	5.64%	2.12%	N.A.
1/31/79	$16.52	4.62%	10.09%	4.62%	22.06%	5.56%	6.48%	2.76%	N.A.
2/28/79	$15.48	-2.78%	4.29%	1.71%	20.42%	4.57%	5.67%	3.01%	N.A.	3/20/79	$.150		$.430	$16.43
3/31/79	$16.58	7.11%	8.71%	8.71%	24.28%	6.42%	8.03%	3.46%	N.A.
4/30/79	$16.69	.66%	4.60%	9.43%	14.20%	7.45%	8.78%	3.39%	N.A.
5/31/79	$16.29	-1.38%	6.33%	7.92%	9.73%	7.16%	9.41%	3.35%	N.A.	6/20/79	$.170			$16.90
6/30/79	$16.92	3.87%	3.08%	12.05%	15.25%	6.58%	10.57%	4.56%	N.A.
7/31/79	$17.19	1.60%	4.03%	13.84%	10.53%	7.47%	12.09%	5.48%	N.A.
8/31/79	$18.11	6.40%	12.28%	21.13%	13.75%	10.13%	15.89%	5.58%	N.A.	9/20/79	$.180			$18.09
9/30/79	$17.93	-.99%	7.02%	19.93%	13.69%	9.18%	17.89%	5.60%	N.A.
10/31/79	$16.64	-7.20%	-2.24%	11.30%	17.12%	7.41%	12.68%	4.08%	N.A.
11/30/79	$17.38	5.77%	-2.82%	17.72%	20.70%	8.85%	14.86%	5.15%	N.A.	12/20/79	$.220			$17.72
12/31/79	$17.84	2.65%	.73%	20.80%	20.80%	7.47%	16.08%	5.63%	N.A.
1/31/80	$19.13	7.23%	16.39%	7.23%	23.82%	11.63%	14.95%	7.16%	N.A.
2/29/80	$18.30	-2.67%	7.13%	4.37%	24.23%	11.12%	12.92%	6.14%	N.A.	3/20/80	$.170		$.150	$16.65
3/31/80	$16.57	-9.45%	-5.33%	-5.33%	5.20%	7.93%	9.94%	5.26%	N.A.
4/30/80	$17.17	3.62%	-8.52%	-1.91%	8.29%	8.89%	9.62%	6.71%	N.A.
5/31/80	$17.94	5.71%	-.82%	3.69%	16.11%	11.67%	9.99%	8.18%	N.A.	6/20/80	$.210			$18.42
6/30/80	$18.46	2.90%	12.68%	6.67%	15.00%	11.02%	9.57%	9.14%	N.A.
7/31/80	$20.16	9.21%	18.75%	16.49%	23.61%	14.81%	12.93%	9.23%	N.A.
8/31/80	$20.05	.55%	12.99%	17.12%	16.81%	15.65%	13.47%	8.83%	N.A.	9/19/80	$.220			$21.43
9/30/80	$20.68	3.14%	13.18%	20.72%	21.61%	16.87%	14.98%	8.71%	N.A.
10/31/80	$21.14	2.23%	5.94%	23.41%	33.95%	19.29%	14.12%	9.34%	N.A.
11/30/80	$23.00	9.93%	15.91%	35.66%	39.25%	21.33%	15.54%	10.04%	N.A.	12/19/80	$.240			$21.99

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/80	$22.57	-1.87%	10.33%	33.19%	33.19%	20.75%	15.10%	9.19%	N.A.
1/31/81	$21.60	-4.30%	3.29%	-4.30%	18.87%	21.57%	11.60%	7.86%	N.A.
2/28/81	$20.46	3.06%	-3.22%	-1.37%	25.64%	23.40%	12.27%	8.01%	N.A.	3/20/81	$.220		$1.580	$21.12
3/31/81	$21.30	4.11%	2.42%	2.42%	44.09%	23.51%	12.81%	7.91%	N.A.
4/30/81	$21.06	-1.13%	5.81%	1.27%	37.49%	19.36%	13.05%	7.31%	N.A.
5/31/81	$21.21	1.80%	4.79%	3.09%	32.46%	19.03%	13.60%	7.96%	N.A.	6/19/81	$.230			$21.05
6/30/81	$20.75	-2.17%	-1.52%	.86%	25.94%	18.62%	11.88%	7.87%	N.A.
7/31/81	$20.61	-.67%	-1.07%	.18%	14.54%	16.10%	11.94%	8.34%	N.A.
8/31/81	$19.65	-3.49%	-6.22%	-3.32%	10.02%	13.47%	11.40%	7.40%	N.A.	9/18/81	$.240			$18.54
9/30/81	$18.55	-5.60%	-9.44%	-8.66%	.77%	11.69%	9.78%	6.79%	N.A.
10/31/81	$19.25	3.77%	-5.39%	-5.22%	2.30%	17.08%	11.17%	7.75%	N.A.
11/30/81	$20.12	6.03%	3.87%	.50%	-1.39%	18.36%	12.12%	8.62%	N.A.	12/18/81	$.290			$19.63
12/31/81	$19.50	-3.08%	6.67%	-2.57%	-2.57%	16.17%	10.00%	7.34%	N.A.
1/31/82	$19.25	-1.28%	1.48%	-1.28%	.50%	13.94%	10.69%	6.95%	N.A.
2/28/82	$17.93	-4.10%	-8.25%	-5.33%	-6.24%	13.50%	10.06%	6.19%	N.A.	3/19/82	$.230		$.300	$17.88
3/31/82	$18.13	1.12%	-4.27%	-4.27%	-8.93%	11.35%	10.53%	6.29%	N.A.
4/30/82	$18.90	4.25%	1.09%	-.21%	-3.98%	12.65%	11.26%	6.40%	N.A.
5/31/82	$17.94	-3.76%	1.45%	-3.96%	-9.23%	11.76%	10.85%	5.82%	N.A.	6/18/82	$.250			$17.16
6/30/82	$17.56	-2.12%	-1.73%	-5.93%	-9.13%	9.59%	9.39%	6.11%	N.A.
7/31/82	$17.14	-2.39%	-7.99%	-8.18%	-10.70%	8.13%	9.13%	5.86%	N.A.
8/31/82	$19.14	13.19%	8.14%	3.93%	4.66%	10.39%	12.24%	6.73%	N.A.	9/20/82	$.260			$19.64
9/30/82	$19.11	-.16%	10.27%	3.73%	10.66%	10.68%	12.22%	6.90%	N.A.
10/31/82	$21.38	11.88%	26.39%	16.05%	19.29%	17.80%	15.68%	8.10%	N.A.
11/30/82	$22.07	4.40%	16.62%	21.15%	17.42%	17.30%	15.66%	8.07%	N.A.	12/20/82	$.250			$21.55

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/82	$22.23	.72%	17.68%	22.06%	22.06%	16.57%	15.93%	8.22%	N.A.
1/31/83	$23.04	3.64%	9.01%	3.64%	28.15%	15.26%	18.27%	9.17%	N.A.
2/28/83	$22.77	3.13%	7.66%	6.88%	37.80%	17.43%	19.35%	9.97%	N.A.	3/18/83	$.220		$.770	$23.20
3/31/83	$23.54	3.38%	10.41%	10.41%	40.79%	22.70%	19.29%	10.38%	N.A.
4/30/83	$25.30	7.48%	14.50%	18.67%	45.15%	24.21%	18.83%	11.83%	N.A.
5/31/83	$25.11	.20%	11.33%	18.90%	51.02%	22.02%	18.26%	11.81%	N.A.	6/20/83	$.240			$26.20
6/30/83	$26.00	3.55%	11.46%	23.07%	59.70%	22.26%	19.36%	12.27%	N.A.
7/31/83	$25.26	-2.85%	.76%	19.57%	58.95%	17.59%	17.31%	11.16%	N.A.
8/31/83	$25.70	2.77%	3.39%	22.88%	44.37%	18.48%	17.17%	11.63%	N.A.	9/20/83	$.260			$26.61
9/30/83	$26.41	2.76%	2.57%	26.23%	48.54%	18.32%	18.02%	11.16%	N.A.
10/31/83	$25.83	-2.20%	3.26%	23.46%	29.85%	16.59%	19.98%	10.80%	N.A.
11/30/83	$26.19	2.48%	3.00%	26.52%	27.44%	13.87%	19.94%	12.54%	N.A.	12/20/83	$.280			$25.73
12/31/83	$26.19	.00%	.25%	26.54%	26.54%	14.60%	19.35%	12.29%	N.A.
1/31/84	$25.98	-.80%	1.68%	-.80%	21.12%	15.98%	18.08%	12.13%	N.A.
2/29/84	$23.01	-3.31%	-4.09%	-4.09%	13.64%	13.63%	18.00%	11.64%	N.A.	3/20/84	$.230		$1.880	$23.46
3/31/84	$23.83	3.56%	-.83%	-.83%	13.66%	13.37%	17.18%	12.51%	N.A.
4/30/84	$24.05	.92%	.90%	.09%	6.73%	14.15%	17.24%	12.93%	N.A.
5/31/84	$22.36	-5.99%	-1.74%	-5.90%	.18%	11.16%	16.13%	12.72%	N.A.	6/20/84	$.250			$22.75
6/30/84	$22.60	1.07%	-4.12%	-4.91%	-2.23%	12.36%	15.49%	13.01%	N.A.
7/31/84	$21.75	-3.76%	-8.57%	-8.49%	-3.15%	11.19%	14.25%	13.16%	N.A.
8/31/84	$24.05	11.77%	8.72%	2.28%	5.37%	16.74%	15.38%	15.63%	N.A.	9/20/84	$.260			$24.13
9/30/84	$23.91	-.58%	6.94%	1.68%	1.93%	18.77%	15.47%	16.68%	N.A.
10/31/84	$23.96	.21%	11.35%	1.90%	4.44%	17.39%	17.26%	14.95%	N.A.
11/30/84	$23.87	.79%	.42%	2.70%	2.70%	15.42%	16.14%	15.49%	N.A.	12/20/84	$.280			$24.29

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/84	$24.45	2.43%	3.44%	5.18%	5.18%	17.55%	16.09%	16.08%	8.60%
1/31/85	$26.01	6.38%	9.81%	6.38%	12.79%	20.52%	15.90%	15.43%	8.82%
2/28/85	$25.13	2.27%	11.44%	8.80%	19.49%	23.13%	17.01%	14.97%	8.82%	3/20/85	$.240		$1.230	$24.85
3/31/85	$25.19	.24%	9.12%	9.12%	15.73%	22.80%	19.43%	14.59%	8.86%
4/30/85	$25.31	.48%	3.07%	9.64%	15.22%	21.30%	18.70%	14.07%	8.70%
5/31/85	$26.50	5.69%	6.45%	15.88%	29.55%	25.12%	18.70%	14.26%	9.00%	6/20/85	$.250			$26.13
6/30/85	$26.96	1.74%	8.05%	17.91%	30.42%	26.75%	18.44%	13.92%	9.42%
7/31/85	$27.45	1.82%	9.49%	20.05%	37.98%	28.54%	16.79%	14.84%	9.42%
8/31/85	$27.01	-.69%	2.87%	19.22%	22.60%	23.07%	16.51%	14.98%	9.17%	9/20/85	$.250			$26.06
9/30/85	$26.36	-2.41%	-1.29%	16.39%	20.39%	22.16%	15.24%	15.11%	8.87%
10/31/85	$27.65	4.89%	1.70%	22.08%	26.02%	19.56%	15.84%	14.97%	8.93%
11/30/85	$29.35	7.12%	9.66%	30.78%	33.96%	20.58%	15.23%	15.39%	9.17%	12/20/85	$.270			$30.64
12/31/85	$30.95	5.45%	18.45%	37.86%	37.86%	22.42%	16.89%	15.99%	9.44%
1/31/86	$31.26	1.00%	14.05%	1.00%	30.89%	21.38%	18.16%	14.83%	9.33%
2/28/86	$30.65	7.13%	14.11%	8.21%	37.03%	22.96%	19.14%	15.62%	9.73%	3/20/86	$.240		$2.600	$32.22
3/31/86	$32.36	5.58%	13.77%	13.77%	43.73%	23.65%	19.37%	16.05%	10.20%
4/30/86	$31.91	-1.39%	11.08%	12.19%	41.07%	20.15%	19.31%	16.14%	9.93%
5/31/86	$32.84	3.70%	7.96%	16.34%	38.39%	21.55%	19.75%	16.63%	10.49%	6/20/86	$.250			$32.53
6/30/86	$33.02	.55%	2.82%	16.98%	36.78%	20.37%	20.41%	16.07%	10.64%
7/31/86	$30.98	-6.18%	-2.17%	9.76%	26.04%	18.98%	19.04%	15.44%	10.47%
8/31/86	$33.25	8.07%	1.95%	18.61%	37.11%	21.01%	21.75%	16.47%	11.46%	9/19/86	$.230			$31.18
9/30/86	$30.84	-7.25%	-5.91%	10.07%	30.37%	16.96%	21.33%	15.41%	11.17%
10/31/86	$32.55	5.54%	5.84%	16.17%	31.18%	19.96%	21.74%	16.34%	11.32%
11/30/86	$32.16	3.47%	1.29%	20.20%	26.76%	20.34%	21.14%	16.55%	11.21%	12/20/86	$.220		$1.300	$32.32
Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/86	$31.66	-1.55%	7.49%	18.31%	18.31%	19.71%	21.52%	15.62%	11.07%
1/31/87	$36.03	13.80%	15.90%	13.80%	33.30%	25.31%	25.02%	17.64%	11.25%
2/28/87	$37.09	3.55%	16.02%	17.85%	29.38%	28.28%	26.96%	18.21%	11.42%	3/20/87	$.220			$38.92
3/31/87	$37.84	2.02%	20.20%	20.20%	24.99%	27.63%	27.18%	18.56%	11.25%
4/30/87	$37.90	.16%	5.79%	20.39%	26.95%	27.31%	26.16%	18.48%	10.96%
5/31/87	$38.23	1.50%	3.72%	22.20%	24.26%	30.61%	27.50%	18.89%	11.36%	6/19/87	$.240			$40.57
6/30/87	$40.18	5.10%	6.81%	28.39%	29.84%	32.31%	29.32%	18.93%	11.55%
7/31/87	$42.17	4.95%	11.92%	34.75%	45.24%	36.18%	31.20%	19.66%	11.43%
8/31/87	$43.84	4.56%	15.33%	40.88%	40.45%	33.19%	29.15%	20.39%	11.72%	9/18/87	$.250			$42.42
9/30/87	$43.55	-.66%	9.03%	39.97%	50.45%	33.16%	29.02%	20.33%	11.49%
10/31/87	$34.90	-19.86%	-16.75%	12.17%	14.24%	23.60%	20.69%	18.16%	10.47%
11/30/87	$30.61	-6.85%	-25.85%	4.49%	2.87%	20.40%	17.97%	16.81%	10.07%	12/18/87	$.330		$1.570	$33.11
12/31/87	$32.94	7.61%	-20.02%	11.95%	11.95%	22.22%	19.43%	17.67%	10.32%
1/31/88	$34.30	4.13%	3.92%	4.13%	2.43%	21.35%	19.54%	18.90%	10.77%
2/29/88	$35.96	5.57%	18.30%	9.93%	4.45%	22.62%	20.12%	19.73%	11.10%	3/18/88	$.250			$35.96
3/31/88	$34.38	-4.39%	5.10%	5.10%	-2.12%	20.70%	18.26%	18.77%	10.81%
4/30/88	$34.74	1.05%	1.99%	6.20%	-1.25%	20.93%	16.81%	17.82%	10.34%
5/31/88	$35.06	1.70%	-1.75%	8.00%	-1.02%	19.38%	17.17%	17.71%	10.27%	6/20/88	$.270			$36.16
6/30/88	$36.76	4.85%	7.72%	13.21%	-1.29%	20.58%	17.46%	18.40%	10.49%
7/31/88	$36.12	-1.74%	4.75%	11.24%	-7.58%	19.16%	17.72%	17.51%	10.47%
8/31/88	$34.88	-3.44%	-.51%	7.42%	-14.66%	18.04%	16.27%	16.71%	10.12%
9/30/88	$35.65	2.99%	-2.29%	10.63%	-11.52%	20.17%	16.32%	17.17%	9.94%	9/20/88	$.270			$35.56
10/31/88	$36.41	2.13%	1.57%	12.98%	12.76%	19.11%	17.33%	18.65%	9.95%
11/30/88	$36.02	-1.07%	4.06%	11.77%	20.29%	16.00%	16.50%	18.21%	9.60%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/88	$35.26	1.77%	2.83%	13.76%	13.76%	14.64%	16.91%	18.12%	9.83%	12/20/88	$.280		$1.110	$35.05
1/31/89	$37.92	7.55%	8.28%	7.55%	17.49%	17.06%	18.82%	18.45%	10.33%
2/28/89	$36.77	-3.03%	6.13%	4.28%	7.92%	13.39%	18.93%	18.45%	10.45%
3/31/89	$36.98	1.34%	5.68%	5.68%	14.39%	11.85%	18.41%	17.79%	10.39%	3/20/89	$.280			$36.65
4/30/89	$38.55	4.25%	2.44%	10.17%	18.00%	13.94%	19.18%	18.20%	10.55%
5/31/89	$39.90	3.50%	9.34%	14.03%	20.13%	13.87%	21.50%	18.78%	10.80%
6/30/89	$39.17	-1.08%	6.73%	12.79%	13.33%	13.25%	20.98%	18.20%	11.17%	6/20/89	$.300			$39.49
7/31/89	$42.47	8.43%	11.00%	22.29%	25.05%	18.84%	23.89%	18.97%	12.02%
8/31/89	$43.75	3.01%	10.48%	25.98%	33.41%	16.95%	21.89%	18.59%	11.89%
9/30/89	$42.67	-1.76%	9.73%	23.76%	27.26%	19.21%	21.60%	18.50%	11.86%	9/20/89	$.310			$42.61
10/31/89	$41.78	-2.08%	-.91%	21.18%	22.01%	16.26%	21.04%	19.13%	11.35%
11/30/89	$42.54	1.82%	-2.06%	23.39%	25.57%	15.65%	21.29%	18.68%	11.71%
12/31/89	$42.57	2.88%	2.57%	26.94%	26.94%	17.36%	21.40%	18.71%	11.98%	12/20/89	$.340		$.820	$41.27
1/31/90	$40.29	-5.36%	-.85%	-5.36%	11.71%	10.37%	18.59%	17.24%	12.09%
2/28/90	$41.04	1.86%	-.82%	-3.59%	17.35%	9.77%	18.48%	17.75%	11.81%
3/31/90	$41.55	1.99%	-1.68%	-1.68%	18.10%	9.76%	18.89%	19.16%	11.99%	3/20/90	$.310			$41.97
4/30/90	$40.31	-2.99%	.79%	-4.61%	9.91%	8.60%	18.06%	18.38%	12.39%
5/31/90	$44.03	9.23%	8.08%	4.19%	16.00%	11.30%	18.84%	18.77%	13.35%
6/30/90	$43.07	-1.43%	4.45%	2.70%	15.59%	8.95%	18.09%	18.26%	13.61%	6/20/90	$.330			$43.33
7/31/90	$42.54	-1.23%	6.34%	1.43%	5.29%	6.76%	17.37%	17.08%	13.09%
8/31/90	$38.34	-9.87%	-12.26%	-8.58%	-7.88%	1.60%	15.11%	15.81%	12.26%
9/30/90	$35.83	-5.69%	-16.04%	-13.78%	-11.56%	-.14%	14.33%	14.78%	11.71%	9/20/90	$.340			$36.77
10/31/90	$35.11	-2.01%	-16.71%	-15.51%	-11.49%	6.78%	12.78%	14.30%	11.79%
11/30/90	$38.10	8.52%	.29%	-8.31%	-5.67%	12.53%	13.08%	14.15%	12.08%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized				Annualized				Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/90	$38.79	3.52%	10.08%	-5.09%	-5.09%	11.08%	12.66%	14.76%	11.94%	12/20/90	$.370		$.280	$38.75
1/31/91	$40.98	5.65%	18.68%	5.65%	5.95%	11.62%	13.68%	15.90%	11.80%
2/28/91	$43.70	6.64%	16.63%	12.66%	10.91%	11.99%	13.67%	16.32%	12.08%
3/31/91	$43.56	.40%	13.11%	13.11%	9.18%	13.84%	12.53%	15.90%	11.83%	3/20/91	$.310			$42.91
4/30/91	$43.88	.74%	7.85%	13.94%	13.37%	13.71%	13.01%	16.12%	11.63%
5/31/91	$46.55	6.08%	7.29%	20.87%	10.11%	15.34%	13.53%	16.60%	12.20%
6/30/91	$43.22	-6.48%	-.06%	13.04%	4.47%	11.02%	11.90%	16.07%	11.90%	6/20/91	$.320			$44.06
7/31/91	$44.79	3.63%	2.81%	17.15%	9.61%	13.01%	14.14%	16.57%	12.38%
8/31/91	$45.62	1.85%	-1.29%	19.32%	23.87%	15.04%	12.79%	17.19%	12.19%
9/30/91	$44.64	-1.47%	4.00%	17.57%	29.42%	13.35%	14.16%	17.69%	12.11%	9/20/91	$.310			$44.60
10/31/91	$45.12	1.07%	1.43%	18.83%	33.49%	12.96%	13.18%	17.38%	12.46%
11/30/91	$42.26	-6.34%	-6.72%	11.30%	15.22%	10.92%	10.95%	15.93%	12.22%
12/31/91	$44.85	9.14%	3.32%	21.48%	21.48%	13.54%	13.26%	17.32%	12.22%	12/20/91	$.300		$.870	$41.19
1/31/92	$45.01	.36%	2.59%	.36%	15.39%	10.95%	10.45%	17.51%	12.11%
2/29/92	$46.46	3.22%	13.06%	3.59%	11.69%	13.29%	10.38%	18.38%	12.12%
3/31/92	$45.09	-2.38%	1.13%	1.13%	8.61%	11.88%	9.41%	17.96%	11.97%	3/20/92	$.270			$46.09
4/30/92	$46.44	3.00%	3.78%	4.16%	11.03%	11.43%	10.03%	17.82%	11.97%
5/31/92	$46.87	.93%	1.47%	5.12%	5.64%	10.50%	9.91%	18.37%	11.92%
6/30/92	$45.53	-2.23%	1.62%	2.77%	10.43%	10.07%	8.33%	18.36%	12.07%	6/19/92	$.290			$45.14
7/31/92	$46.94	3.10%	1.72%	5.95%	9.86%	8.23%	7.95%	19.01%	12.24%
8/31/92	$45.14	-3.83%	-3.07%	1.89%	3.73%	5.78%	6.15%	17.09%	11.79%
9/30/92	$46.00	2.52%	1.65%	4.46%	7.93%	7.30%	6.82%	17.40%	12.02%	9/18/92	$.280			$46.25
10/31/92	$46.32	.70%	-.72%	5.19%	7.52%	8.31%	11.81%	16.17%	12.06%
11/30/92	$48.19	4.04%	7.40%	9.44%	19.43%	9.08%	14.41%	16.13%	12.03%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/92	$48.37	1.27%	6.09%	10.82%	10.82%	8.51%	13.03%	16.19%	12.13%	12/18/92	$.270		$.160	$48.25
1/31/93	$49.25	1.82%	7.28%	1.82%	12.43%	11.18%	12.53%	15.98%	12.52%
2/28/93	$50.93	3.41%	6.63%	5.29%	12.64%	11.75%	12.06%	16.02%	12.95%
3/31/93	$51.35	2.40%	7.82%	7.82%	18.15%	11.90%	13.61%	15.91%	13.11%	3/19/93	$.270		$.530	$51.31
4/30/93	$51.94	1.15%	7.11%	9.06%	16.03%	13.46%	13.63%	15.21%	13.51%
5/31/93	$53.51	3.02%	6.70%	12.36%	18.45%	11.28%	13.93%	15.54%	13.65%
6/30/93	$53.57	.61%	4.84%	13.04%	21.89%	12.04%	12.99%	15.20%	13.73%	6/18/93	$.260			$52.47
7/31/93	$53.57	.00%	3.65%	13.04%	18.23%	12.50%	13.39%	15.54%	13.33%
8/31/93	$55.80	4.16%	4.80%	17.74%	28.06%	18.06%	15.12%	15.70%	13.65%
9/30/93	$55.14	-.73%	3.40%	16.89%	23.99%	20.10%	14.28%	15.30%	13.21%	9/20/93	$.250			$54.45
10/31/93	$55.56	.76%	4.19%	17.78%	24.09%	21.21%	13.97%	15.64%	13.19%
11/30/93	$54.96	-1.08%	-1.06%	16.50%	17.97%	17.53%	13.97%	15.23%	13.88%
12/31/93	$53.23	1.56%	1.23%	18.32%	18.32%	16.78%	13.92%	15.41%	13.84%	12/20/93	$.270		$2.300	$52.91
1/31/94	$56.26	5.69%	6.18%	5.69%	22.82%	16.80%	13.53%	16.14%	14.12%
2/28/94	$55.00	-2.24%	4.93%	3.32%	16.11%	13.46%	13.71%	16.29%	13.93%
3/31/94	$52.30	-3.86%	-.66%	-.66%	9.01%	11.84%	12.52%	15.43%	13.96%	3/18/94	$.260		$.350	$55.11
4/30/94	$53.01	1.36%	-4.73%	.69%	9.23%	12.07%	11.89%	15.48%	14.20%
5/31/94	$53.97	1.81%	-.79%	2.51%	7.95%	10.54%	11.53%	16.40%	14.54%
6/30/94	$52.38	-2.45%	.66%	.00%	4.68%	12.11%	11.21%	15.99%	14.49%	6/20/94	$.280			$54.69
7/31/94	$54.31	3.68%	2.98%	3.68%	8.53%	12.12%	10.22%	16.86%	15.00%
8/31/94	$56.86	4.70%	5.90%	8.55%	9.09%	13.16%	10.58%	16.10%	15.87%
9/30/94	$54.95	-2.88%	5.43%	5.43%	6.72%	12.62%	10.33%	15.83%	16.25%	9/20/94	$.280			$56.10
10/31/94	$56.27	2.40%	4.13%	7.96%	8.47%	13.11%	11.32%	16.08%	15.51%
11/30/94	$54.12	-3.82%	-4.34%	3.84%	5.46%	14.11%	10.06%	15.54%	15.52%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/94	$53.94	1.27%	-.25%	5.16%	5.16%	11.30%	9.72%	15.41%	15.74%	12/20/94	$.330		$.540	$53.86
1/31/95	$54.93	1.84%	-.81%	1.84%	1.33%	11.85%	11.33%	14.91%	15.17%
2/28/95	$57.31	4.33%	7.60%	6.25%	8.14%	12.25%	11.87%	15.13%	15.05%
3/31/95	$58.69	3.24%	9.68%	9.68%	16.11%	14.36%	12.14%	15.47%	15.03%	3/20/95	$.340		$.120	$57.13
4/30/95	$60.44	2.98%	10.91%	12.95%	17.98%	14.35%	13.49%	15.75%	14.91%
5/31/95	$63.03	4.28%	10.87%	17.79%	20.85%	15.61%	12.44%	15.60%	14.93%
6/30/95	$63.38	1.07%	8.54%	19.05%	25.20%	16.89%	13.01%	15.52%	14.72%	6/14/95	$.320			$63.03
7/31/95	$65.92	4.01%	9.62%	23.82%	25.58%	17.24%	14.18%	15.77%	15.30%
8/31/95	$66.90	1.49%	6.68%	25.66%	21.74%	19.36%	16.92%	16.01%	15.50%
9/30/95	$68.12	2.30%	7.98%	28.55%	28.24%	19.28%	18.84%	16.56%	15.83%	9/15/95	$.320			$68.55
10/31/95	$66.04	-3.05%	.65%	24.62%	21.38%	17.78%	18.58%	15.65%	15.31%
11/30/95	$69.45	5.16%	4.30%	31.06%	32.73%	18.19%	17.84%	15.44%	15.41%
12/31/95	$67.83	1.77%	3.75%	33.38%	33.38%	18.40%	17.44%	15.03%	15.51%	12/15/95	$.480		$2.340	$67.16
1/31/96	$69.48	2.43%	9.63%	2.43%	34.15%	18.64%	16.72%	15.19%	15.01%
2/29/96	$70.50	1.47%	5.78%	3.94%	30.48%	17.88%	15.56%	14.61%	15.09%
3/31/96	$71.65	2.27%	6.29%	6.29%	29.25%	17.83%	15.99%	14.25%	15.14%	3/15/96	$.300	$.020	$.130	$71.89
4/30/96	$74.02	3.31%	7.20%	9.81%	29.66%	18.67%	16.57%	14.78%	15.46%
5/31/96	$74.94	1.24%	6.96%	11.17%	25.88%	17.98%	15.49%	14.50%	15.56%
6/30/96	$73.67	-1.27%	3.26%	9.76%	22.97%	17.24%	16.75%	14.30%	15.18%	6/14/96	$.320			$73.99
7/31/96	$70.58	-4.20%	-4.24%	5.16%	13.27%	15.58%	14.93%	14.54%	14.99%
8/31/96	$73.10	3.57%	-2.03%	8.91%	15.60%	15.36%	15.32%	14.05%	15.25%
9/30/96	$75.06	3.12%	2.32%	12.31%	16.53%	16.83%	16.37%	15.26%	15.34%	9/18/96	$.320			$75.04
10/31/96	$76.27	1.62%	8.52%	14.12%	22.14%	17.16%	16.49%	14.82%	15.58%
11/30/96	$82.85	8.63%	13.82%	23.97%	26.16%	20.87%	20.00%	15.39%	15.96%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/96	$79.81	-1.37%	8.87%	22.26%	22.26%	19.69%	17.59%	15.41%	15.51%	12/18/96	$.350	$.300	$1.230	$78.80
1/31/97	$82.73	3.66%	11.06%	3.66%	23.74%	18.93%	18.36%	14.33%	15.98%
2/28/97	$83.34	.74%	2.99%	4.43%	22.84%	20.12%	17.78%	14.02%	16.09%
3/31/97	$80.99	-1.88%	2.46%	2.46%	17.86%	20.94%	17.90%	13.58%	16.04%	3/27/97	$.300	$.130	$.360	$82.13
4/30/97	$84.09	3.83%	2.62%	6.38%	18.45%	21.91%	18.09%	13.99%	16.21%
5/31/97	$89.64	6.60%	8.60%	13.40%	24.71%	23.80%	19.39%	14.55%	16.70%
6/30/97	$93.14	4.29%	15.42%	18.26%	31.74%	26.57%	20.94%	14.46%	16.68%	6/26/97	$.340			$92.92
7/31/97	$100.65	8.07%	20.13%	27.79%	48.57%	28.34%	22.08%	14.80%	17.20%
8/31/97	$98.08	-2.56%	9.82%	24.53%	39.79%	25.30%	22.41%	13.99%	17.15%
9/30/97	$102.27	4.68%	10.24%	30.36%	41.91%	28.47%	22.92%	14.59%	17.42%	9/26/97	$.400			$101.72
10/31/97	$98.20	-3.98%	-2.05%	25.18%	34.10%	25.74%	21.76%	16.68%	17.42%
11/30/97	$99.72	1.55%	2.07%	27.11%	25.37%	28.04%	21.17%	17.74%	17.25%
12/31/97	$94.57	1.02%	-1.50%	28.41%	28.41%	27.94%	21.11%	17.00%	17.33%	12/29/97	$.450	$.370	$5.230	$92.80
1/31/98	$94.07	-.53%	2.03%	-.53%	23.22%	26.93%	20.55%	16.47%	17.68%
2/28/98	$99.04	5.28%	5.79%	4.73%	28.78%	27.33%	20.98%	16.44%	18.07%
3/31/98	$101.85	4.78%	9.72%	9.72%	37.52%	27.95%	21.53%	17.51%	18.14%	3/27/98	$.390	$.050	$1.480	$101.79
4/30/98	$103.36	1.48%	11.95%	11.35%	34.41%	27.33%	21.62%	17.56%	17.69%
5/31/98	$100.60	-2.67%	3.50%	8.38%	22.73%	24.43%	20.24%	17.04%	17.37%
6/30/98	$100.39	.18%	-1.06%	8.57%	17.90%	24.06%	20.14%	16.51%	17.45%	6/26/98	$.390			$99.69
7/31/98	$95.18	-5.19%	-7.55%	2.94%	3.43%	20.30%	18.86%	16.10%	16.80%
8/31/98	$82.25	-13.59%	-17.92%	-11.05%	-8.27%	14.02%	14.51%	14.81%	15.76%
9/30/98	$85.65	4.60%	-14.30%	-6.95%	-8.35%	14.87%	15.71%	14.99%	16.08%	9/28/98	$.400			$88.39
10/31/98	$92.31	7.77%	-2.58%	.29%	2.87%	19.00%	17.28%	15.61%	17.12%
11/30/98	$96.98	5.06%	18.44%	5.36%	6.45%	18.96%	18.70%	16.31%	17.26%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/98	$90.70	.02%	13.26%	5.39%	5.39%	18.28%	18.34%	16.11%	17.11%	12/29/98	$.380	$.540	$5.350	$90.13
1/31/99	$90.67	-.04%	5.06%	-.04%	5.92%	17.33%	17.03%	15.27%	16.85%
2/28/99	$89.68	-1.09%	-1.10%	-1.13%	-.48%	16.33%	17.30%	15.49%	16.96%
3/31/99	$93.17	5.72%	4.53%	4.53%	.40%	17.62%	19.55%	15.98%	16.88%	3/29/99	$.380		$1.290	$94.92
4/30/99	$104.08	11.71%	16.81%	16.77%	10.53%	20.73%	21.90%	16.79%	17.49%
5/31/99	$103.95	-.13%	17.95%	16.62%	13.41%	20.18%	21.43%	16.37%	17.57%
6/30/99	$108.34	4.55%	16.64%	21.93%	18.35%	22.50%	23.12%	17.02%	17.61%	6/28/99	$.330			$106.52
7/31/99	$105.33	-2.78%	1.52%	18.54%	21.36%	23.09%	21.55%	15.75%	17.35%
8/31/99	$103.83	-1.42%	.20%	16.85%	38.44%	21.08%	20.09%	15.24%	16.90%
9/30/99	$98.90	-4.40%	-8.39%	11.70%	26.51%	18.06%	19.72%	14.93%	16.70%	9/28/99	$.350			$97.62
10/31/99	$100.27	1.38%	-4.46%	13.25%	19.02%	17.97%	19.47%	15.33%	17.22%
11/30/99	$101.72	1.45%	-1.68%	14.88%	14.91%	15.32%	20.76%	15.28%	16.97%
12/31/99	$100.52	4.63%	7.62%	20.20%	20.20%	17.62%	21.55%	15.48%	17.08%	12/28/99	$.420	$.700	$4.710	$99.18
1/31/00	$95.53	-4.97%	.87%	-4.97%	14.27%	14.26%	19.88%	15.53%	16.38%
2/29/00	$90.71	-5.05%	-5.58%	-9.76%	9.71%	12.02%	17.64%	14.72%	16.23%
3/31/00	$95.47	11.11%	.26%	.26%	15.30%	16.76%	19.38%	15.71%	17.42%	3/29/00	$.500		$4.720	$93.68
4/30/00	$97.81	2.45%	8.09%	2.72%	5.76%	16.25%	19.26%	16.34%	17.35%
5/31/00	$99.89	2.13%	16.25%	4.90%	8.14%	14.60%	18.77%	15.56%	17.15%
6/30/00	$92.85	-6.55%	-2.23%	-1.96%	-3.35%	10.49%	16.92%	14.95%	16.59%	6/28/00	$.510			$94.86
7/31/00	$94.51	1.79%	-2.85%	-.21%	1.19%	8.30%	16.41%	15.29%	16.18%
8/31/00	$99.08	4.84%	-.28%	4.62%	7.63%	10.98%	17.17%	17.05%	16.43%
9/30/00	$98.09	-.44%	6.24%	4.16%	12.10%	9.13%	16.54%	17.68%	16.22%	9/27/00	$.550			$96.88
10/31/00	$101.19	3.16%	7.68%	7.45%	14.05%	11.77%	18.00%	18.29%	16.28%
11/30/00	$100.89	-.30%	2.40%	7.14%	12.10%	11.10%	16.74%	17.29%	15.71%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/00	$96.67	8.56%	11.66%	16.30%	16.30%	13.79%	18.26%	17.85%	16.29%	12/27/00	$.530	$.290	$12.090	$97.07
1/31/01	$98.69	2.09%	10.49%	2.09%	24.93%	14.79%	18.18%	17.45%	16.67%
2/28/01	$98.92	.24%	11.09%	2.32%	31.88%	12.92%	17.90%	16.72%	16.52%
3/31/01	$95.82	-1.35%	.95%	.95%	17.09%	10.67%	17.05%	16.52%	16.21%	3/28/01	$.500	$.530	$.720	$94.86
4/30/01	$101.76	6.20%	5.02%	7.20%	21.37%	12.36%	17.70%	17.13%	16.63%
5/31/01	$104.86	3.05%	7.95%	10.47%	22.47%	14.52%	18.11%	16.80%	16.70%
6/30/01	$102.40	-1.94%	7.30%	8.32%	28.50%	13.70%	17.95%	17.35%	16.71%	6/27/01	$.410			$100.93
7/31/01	$103.25	.83%	1.88%	9.22%	27.30%	16.06%	19.16%	17.03%	16.80%
8/31/01	$101.31	-1.88%	-2.99%	7.17%	19.15%	21.08%	17.88%	16.59%	16.89%
9/30/01	$91.48	-9.26%	-10.23%	-2.77%	8.58%	15.47%	14.90%	15.63%	16.66%	9/26/01	$.430			$88.46
10/31/01	$92.48	1.09%	-10.00%	-1.70%	6.40%	13.04%	14.78%	15.64%	16.51%
11/30/01	$100.03	8.16%	-.78%	6.32%	15.43%	14.14%	14.69%	17.31%	16.62%
12/31/01	$100.51	2.83%	12.44%	9.33%	9.33%	15.19%	15.65%	16.62%	16.97%	12/27/01	$.390	$.490	$1.460	$100.18
1/31/02	$100.32	-.19%	11.01%	-.19%	6.90%	15.14%	14.78%	16.55%	17.03%
2/28/02	$101.13	.81%	3.47%	.61%	7.49%	15.87%	14.79%	16.28%	17.32%
3/31/02	$105.01	4.24%	4.89%	4.89%	13.59%	15.32%	16.19%	17.04%	17.50%	3/26/02	$.350	$.010	$.050	$103.75
4/30/02	$101.70	-3.15%	1.78%	1.59%	3.60%	9.97%	14.58%	16.33%	17.07%
5/31/02	$103.08	1.36%	2.33%	2.97%	1.91%	10.51%	13.44%	16.38%	17.37%
6/30/02	$98.10	-4.47%	-6.22%	-1.63%	-.71%	7.23%	11.47%	16.11%	17.23%	6/26/02	$.370			$95.84
7/31/02	$89.36	-8.91%	-11.79%	-10.39%	-10.30%	4.93%	7.72%	14.68%	16.82%
8/31/02	$91.45	2.34%	-10.95%	-8.29%	-6.45%	6.26%	8.78%	15.39%	16.24%
9/30/02	$82.19	-9.71%	-15.84%	-17.20%	-6.92%	4.25%	5.61%	13.94%	15.65%	9/26/02	$.390			$85.63
10/31/02	$85.14	3.59%	-4.29%	-14.23%	-4.62%	4.99%	7.22%	14.26%	15.21%
11/30/02	$92.12	8.20%	1.19%	-7.20%	-4.57%	7.28%	8.60%	14.71%	15.41%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/02	$88.05	-3.59%	8.06%	-10.52%	-10.52%	4.39%	7.58%	14.15%	15.16%	12/27/02	$.400		$.360	$87.25
1/31/03	$85.45	-2.95%	1.23%	-2.95%	-13.00%	5.13%	7.06%	13.60%	14.78%
2/28/03	$83.44	-2.35%	-8.63%	-5.24%	-15.75%	6.10%	5.46%	12.95%	14.48%
3/31/03	$83.03	-.06%	-5.29%	-5.29%	-19.21%	2.43%	4.46%	12.68%	14.28%	3/27/03	$.370			$84.53
4/30/03	$88.90	7.07%	4.49%	1.41%	-10.68%	3.94%	5.59%	13.32%	14.26%
5/31/03	$95.94	7.92%	15.48%	9.44%	-4.92%	5.87%	7.79%	13.85%	14.69%
6/30/03	$96.30	.90%	16.59%	10.43%	.43%	8.62%	7.95%	13.88%	14.54%	6/26/03	$.510			$97.02
7/31/03	$99.84	3.67%	12.90%	14.49%	14.32%	9.28%	9.89%	14.29%	14.91%
8/31/03	$102.39	2.55%	7.28%	17.41%	14.55%	8.48%	13.72%	14.12%	14.90%
9/30/03	$100.98	-1.02%	5.23%	16.21%	25.58%	8.27%	12.47%	14.08%	14.69%	9/26/03	$.360			$100.61
10/31/03	$106.63	5.60%	7.18%	22.71%	28.01%	9.12%	12.02%	14.62%	15.13%
11/30/03	$108.44	1.70%	6.29%	24.79%	20.33%	9.84%	11.29%	14.93%	15.08%
12/31/03	$113.78	6.07%	13.88%	32.35%	32.35%	8.99%	12.60%	15.43%	15.42%	12/29/03	$.375	$.390	$.450	$113.27
1/31/04	$118.28	3.96%	12.11%	3.96%	41.76%	9.64%	13.48%	15.24%	15.69%
2/29/04	$120.59	1.96%	12.41%	5.99%	48.00%	10.26%	14.17%	15.73%	16.01%
3/31/04	$118.72	-.96%	4.96%	4.96%	46.64%	10.40%	12.69%	16.07%	15.75%	3/29/04	$.360		$.340	$118.00
4/30/04	$116.11	-2.20%	-1.25%	2.65%	33.97%	7.42%	9.73%	15.66%	15.57%
5/31/04	$116.98	.76%	-2.42%	3.42%	25.06%	6.62%	9.92%	15.53%	15.97%
6/30/04	$119.61	2.57%	1.06%	6.07%	27.12%	8.22%	9.50%	16.12%	16.05%	6/28/04	$.370			$118.96
7/31/04	$116.02	-3.00%	.24%	2.89%	18.94%	6.84%	9.45%	15.34%	16.10%
8/31/04	$115.90	-.11%	-.62%	2.78%	15.87%	7.48%	9.75%	14.80%	15.45%
9/30/04	$118.93	2.93%	-.25%	5.80%	20.50%	12.09%	11.38%	15.47%	15.65%	9/28/04	$.370			$118.22
10/31/04	$121.71	2.33%	5.23%	8.27%	16.77%	12.55%	11.59%	15.46%	15.77%
11/30/04	$128.88	5.89%	11.55%	14.65%	21.60%	11.76%	12.55%	16.58%	16.06%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/04	$130.22	3.94%	12.64%	19.16%	19.16%	12.17%	12.40%	16.89%	16.14%	12/29/04	$.430	$1.210	$2.100	$130.29
1/31/05	$127.27	-2.27%	7.56%	-2.27%	12.05%	11.38%	13.04%	16.41%	15.65%
2/28/05	$131.09	3.00%	4.64%	.66%	13.20%	12.18%	14.89%	16.26%	15.69%
3/31/05	$129.19	-.55%	.11%	.11%	13.67%	10.43%	12.37%	15.82%	15.64%	3/29/05	$.420	$.146	$.604	$127.13
4/30/05	$125.85	-2.58%	-.21%	-2.48%	13.24%	10.65%	11.24%	15.18%	15.47%
5/31/05	$129.10	2.58%	-.62%	.04%	15.29%	11.09%	11.34%	14.99%	15.29%
6/30/05	$129.49	.64%	.58%	.68%	13.12%	13.03%	13.00%	14.94%	15.23%	6/28/05	$.430			$130.23
7/31/05	$134.16	3.61%	6.95%	4.31%	20.81%	17.99%	13.41%	14.90%	15.33%
8/31/05	$135.17	.76%	5.05%	5.10%	21.86%	17.38%	12.50%	14.81%	15.41%
9/30/05	$136.11	1.02%	5.46%	6.17%	19.60%	21.85%	12.83%	14.67%	15.61%	9/28/05	$.430			$134.85
10/31/05	$133.70	-1.77%	-.02%	4.29%	14.77%	19.72%	11.74%	14.82%	15.23%
11/30/05	$137.85	3.10%	2.31%	7.52%	11.77%	17.81%	12.49%	14.60%	15.02%
12/31/05	$137.22	1.71%	3.01%	9.36%	9.36%	19.93%	11.03%	14.59%	14.81%	12/28/05	$.420	$.095	$2.490	$137.96
1/31/06	$142.69	3.99%	9.04%	3.99%	16.35%	22.72%	11.44%	14.76%	14.97%
2/28/06	$142.13	-.40%	5.35%	3.58%	12.52%	23.53%	11.30%	14.55%	14.58%
3/31/06	$143.81	1.67%	5.30%	5.30%	15.03%	24.23%	11.97%	14.48%	14.36%	3/31/06	$.420		$.258	$143.81
4/30/06	$147.44	2.53%	3.81%	7.96%	21.05%	22.45%	11.18%	14.39%	14.59%
5/31/06	$144.91	-1.72%	2.45%	6.10%	15.99%	18.71%	10.13%	14.05%	14.28%
6/30/06	$144.48	.04%	.82%	6.15%	15.31%	18.35%	10.58%	14.21%	14.25%	6/29/06	$.490			$144.39
7/31/06	$145.39	.62%	-1.06%	6.81%	11.99%	17.18%	10.54%	14.76%	14.65%
8/31/06	$147.20	1.24%	1.92%	8.14%	12.54%	16.68%	11.23%	14.50%	14.27%
9/30/06	$150.77	2.87%	4.81%	11.26%	14.61%	18.19%	14.06%	14.47%	14.86%	9/28/06	$.670			$150.78
10/31/06	$155.19	2.93%	7.22%	14.53%	20.08%	17.20%	14.46%	14.62%	14.72%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX STOCK FUND

		Rates of Return
Date	Ending NAV	Unannualized			Annualized					Dividend & Capital Gain Information
		Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
S & P 500 Index		3.26%	8.45%	12.07%	16.35%	11.43%	7.25%	8.64%	11.62%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

November 3, 2006 1:36				FUNDRPT10:RMM:11/03/2006:13:34:20
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO